Filed Pursuant to Rule 424(b)(3)
File No. 333-291265

PROSPECTUS

FirstEnergy Transmission, LLC

Offer to exchange up to

$450,000,000 aggregate principal amount of 4.750% Senior Notes due 2033

(CUSIP Nos. 33767B AJ8 and U3200V AG5)

that have not been registered under the Securities Act

for

$450,000,000 aggregate principal amount of 4.750% Senior Notes due 2033

(CUSIP No. 33767B AK5)

registered under the Securities Act

THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME,

ON JANUARY 7, 2026, UNLESS WE EXTEND IT.

Terms of the Exchange Offer

We are offering to exchange all outstanding $450,000,000 aggregate principal amount of our 4.750% Senior Notes due 2033 (the “Outstanding Notes”) that were issued in a transaction not requiring registration under the Securities Act of 1933, as amended (the “Securities Act”) for an equal amount of new $450,000,000 aggregate principal amount of 4.750% Senior Notes due 2033 (the “New Notes”). We refer to this offer to exchange as the “exchange offer.”

•

We are conducting the exchange offer to provide you with an opportunity to exchange your unregistered Outstanding Notes for freely tradable New Notes that have been registered under the Securities Act.

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The exchange offer expires at 5:00 p.m., New York City time, on January 7, 2026, unless extended. The exchange offer will remain open for at least 20 full business days calculated in accordance with the requirements of Regulation 14E under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or longer if required by applicable law, including Regulation 14E of the Exchange Act), after the date notice of the exchange offer is first sent to holders of the Outstanding Notes. We do not currently intend to extend the expiration date.

•	Upon expiration of the exchange offer, all Outstanding Notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of the New Notes.

•	You may withdraw tendered Outstanding Notes at any time prior to the expiration or termination of the exchange offer.

•	The exchange of Outstanding Notes for New Notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

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The terms of the New Notes to be issued in the exchange offer are substantially the same as the terms of the Outstanding Notes, except that the offer of the New Notes is registered under the Securities Act, and the New Notes have no transfer restrictions, rights to additional interest or registration rights. In addition, the New Notes will bear a different CUSIP number than the Outstanding Notes.

•	The exchange offer is not subject to any minimum tender condition but is subject to customary conditions.

•	There is no existing public market for the Outstanding Notes or the New Notes. We do not intend to list the New Notes on any securities exchange or quotation system.

Investing in the New Notes to be issued in the exchange offer involves certain risks. See “Risk Factors” beginning on page 13.

We are not making an offer to exchange Outstanding Notes for New Notes in any jurisdiction where the offer is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the New Notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker dealer who acquired Outstanding Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the New Notes. We have agreed that, for a period of up to 180 days after the commencement of the exchange offer, we will make this prospectus available for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is December 5, 2025.

We have not authorized anyone to provide you with any additional information or any information that is different from that contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may be used only for the purposes for which it has been published, and no person has been authorized to give any information not contained herein. The information contained in this prospectus is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any state where the offer is not permitted.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We caution you that this prospectus contains forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties and readers are cautioned not to place undue reliance on these forward-looking statements. These statements include declarations regarding management’s intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “forecast,” “target,” “will,” “intend,” “believe,” “project,” “estimate,” “plan” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are in some cases beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

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the ability to experience growth in our business at American Transmission Systems, Incorporated (“ATSI”), Mid-Atlantic Interstate Transmission, LLC (“MAIT”), and Trans-Allegheny Interstate Line Company (“TrAIL”) (collectively, the “FET Subsidiaries”);

•	the accomplishment of the FET Subsidiaries’ regulatory and operational goals in connection with their transmission plan;

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changes in assumptions regarding factors such as economic conditions within the FET Subsidiaries’ territories, assessments of the reliability of the FET Subsidiaries’ transmission systems, or the availability of capital or other resources supporting identified transmission investment opportunities;

•	the reliability of the transmission grid;

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the ability of the FET Subsidiaries to accomplish or realize anticipated benefits through establishing a culture of continuous improvement and our other strategic and financial goals, including, but not limited to, executing FirstEnergy Corp.’s transmission and distribution infrastructure investment program (“Energize365”), executing on the FET Subsidiaries’ rate strategy, controlling costs, improving credit metrics, maintaining investment grade ratings, and growing earnings;

•	costs being higher than anticipated and the success of our policies to control costs at the FET Subsidiaries;

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the risks and uncertainties associated with government investigations and audits regarding House Bill 6, as passed by Ohio’s 133rd General Assembly (“HB 6”) and related matters, including potential adverse impacts on federal or state regulatory matters, including, but not limited to, matters relating to rates;

•	the risks and uncertainties associated with litigation, arbitration, mediation and similar proceedings, particularly regarding FE’s HB 6 and related matters;

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variations in weather conditions, such as mild seasonal weather variations and severe weather (including events caused, or exacerbated, by climate change, such as wildfires, hurricanes, floodings, droughts, high wind events and extreme heat events) and other natural disasters, which may result in increased restoration expenses or material liability and negatively affect future operating results;

•	the potential liabilities and increased costs arising from regulatory actions or outcomes in response to severe weather conditions and other natural disasters;

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changes in national and regional economic conditions, including recession, volatile interest rates, inflationary pressure, supply chain disruptions, higher fuel costs and workforce impacts, affecting the FET Subsidiaries and other counterparties with which they do business;

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the ability to access the public securities and other capital and credit markets in accordance with our announced financial plans, the cost of such capital and overall condition of the capital and credit markets affecting us and the FET Subsidiaries, including the increasing number of financial institutions evaluating the impact of climate change on their investment decisions;

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the risks associated with physical attacks, such as acts of war, terrorism, sabotage or other acts of violence, cyber-attacks and other disruptions to our information technology system, which may compromise the FET Subsidiaries’ transmission services, and data security breaches of sensitive data, intellectual property and proprietary or personally identifiable information regarding our business, employees, shareholders, customers, suppliers, business partners and other individuals in our data centers and on our networks;

•	the FET Subsidiaries’ ability to comply with applicable federal reliability standards;

•	changes to environmental laws and regulations, including, but not limited to, federal and state related to climate change, and potential changes to such laws and regulations;

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legislative and regulatory developments, including, but not limited to, matters related to rates, transmission planning, compliance and enforcement activity, cybersecurity, climate change, and equity and inclusion;

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changes in the FET Subsidiaries’ customers’ demand for power, including, but not limited to, economic conditions, the impact of climate change, and emerging technology, particularly with respect to data centers, electrification, energy storage and distributed sources of generation;

•	the impact of changes to significant accounting policies;

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the impact of any changes in tax laws or regulations, including, but not limited to, the Inflation Reduction Act of 2022 (the “IRA of 2022”), the One Big Beautiful Bill Act (the “OBBBA”), or adverse tax audit results or rulings and potential changes to such laws and regulations;

•	future actions that may be taken by credit rating agencies that could negatively affect either our access to or terms of financing or our financial condition and liquidity;

•	issues concerning the stability of domestic and foreign financial institutions and counterparties with which we do business;

•	our dependence on FE and its affiliates, including FirstEnergy Service Company (“FESC”), for employees and key personnel; and

•	the risks and other factors discussed in this prospectus and in our financial statements and other similar factors.

Additional risks and uncertainties are identified and discussed in Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 27, 2025, and our other subsequent filings with the SEC that are available on the SEC’s website. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus and should be read in conjunction with the risk factors and other disclosures contained in this prospectus. The foregoing review of factors also should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors or assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. We expressly disclaim any obligation to update or revise, except as required by law, any forward-looking statements contained herein as a result of new information, future events or otherwise.

GLOSSARY OF TERMS

The following abbreviations and acronyms may be used in this prospectus to identify FirstEnergy Transmission, LLC and its current and former subsidiaries and affiliated companies:

ATSI	American Transmission Systems, Incorporated, a transmission subsidiary of FET

Brookfield	North American Transmission Company II L.P., a controlled investment vehicle entity of Brookfield Infrastructure Partners

Brookfield Guarantors	Brookfield Super-Core Infrastructure Partners L.P., Brookfield Super-Core Infrastructure Partners (NUS) L.P., and Brookfield Super-Core Infrastructure Partners (ER) SCSp

CEI	The Cleveland Electric Illuminating Company, an Ohio electric power company subsidiary of FE

Electric Companies	OE, CEI, TE, Penn, JCP&L, ME, PN, MP, PE and WP

FE	FirstEnergy Corp., a public electric power holding company

FE PA	FirstEnergy Pennsylvania Electric Company, a Pennsylvania electric utility subsidiary of FirstEnergy Pennsylvania Holding Company LLC, a wholly owned subsidiary of FE

FESC	FirstEnergy Service Company, which provides legal, financial and other corporate support services

FET	FirstEnergy Transmission, LLC a consolidated VIE of FE and the parent company of ATSI, MAIT and TrAIL, and having joint ventures in PATH and Valley Link

FET Subsidiaries	ATSI, MAIT and TrAIL

FirstEnergy	FirstEnergy Corp., together with its consolidated subsidiaries, including FET

JCP&L	Jersey Central Power & Light Company, a New Jersey electric utility subsidiary of FE

MAIT	Mid-Atlantic Interstate Transmission, LLC, a transmission subsidiary of FET

ME	Metropolitan Edison Company, a former Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024

MP	Monongahela Power Company, a West Virginia electric power company subsidiary of FE

OE	Ohio Edison Company, an Ohio electric power company subsidiary of FE

Ohio Companies	CEI, OE and TE

PATH	Potomac-Appalachian Transmission Highline, LLC, a joint venture between FE and a subsidiary of AEP

PATH-Allegheny	PATH Allegheny Transmission Company, LLC

PATH-WV	PATH West Virginia Transmission Company, LLC

PE	The Potomac Edison Company, a Maryland and West Virginia electric power company subsidiary of FE

Penn	Pennsylvania Power Company, a former Pennsylvania electric power company subsidiary of OE, which merged with and into FE PA on January 1, 2024

Pennsylvania Companies	ME, PN, Penn and WP, each of which merged with and into FE PA on January 1, 2024

PN	Pennsylvania Electric Company, a former Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024

TE	The Toledo Edison Company, an Ohio electric power company subsidiary of FE

TrAIL	Trans-Allegheny Interstate Line Company, a transmission subsidiary of FET

WP	West Penn Power Company, a former Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024

Valley Link	Valley Link Transmission Company, LLC, a holding company formed by FET, Dominion High Voltage MidAtlantic, Inc., and Transource Energy, LLC, on November 24, 2024

Valley Link Subsidiaries	The five subsidiaries of Valley Link – (i) Valley Link Transmission, Maryland, LLC; (ii) Valley Link Transmission, Ohio; (iii) Valley Link Transmission, Virginia, LLC; (iv) Valley Link Transmission Virginia Development, Inc.; and (v) Valley Link Transmission West Virginia, LLC – that will develop, construct, own, operate and maintain the transmission projects awarded by PJM

The following abbreviations and acronyms may be used to identify frequently used terms in this prospectus:

A&R FET LLC Agreement	Fourth Amended and Restated Limited Liability Company Operating Agreement of FET

AEP	American Electric Power Company, Inc.

AFSI	Adjusted Financial Statement Income

AFUDC	Allowance for Funds Used During Construction

AMT	Alternative Minimum Tax

ARO	Asset Retirement Obligation

ASC	Accounting Standards Codification

ASU	Accounting Standards Update

CFIUS	Committee on Foreign Investments in the United States

CISO	Chief Information Security Officer

CMA	CFIUS Monitoring Agencies

CODM	Chief Operating Decision Maker

Credit Facilities	Collectively, the FET Revolving Facility and the ATSI, MAIT and TrAIL revolving facilities as amended through October 20, 2023

Dominion HV	Dominion High Voltage MidAtlantic, Inc., an affiliate of Virginia Electric and Power Company

DPA	Deferred Prosecution Agreement entered into on July 21, 2021 between FE and U.S. Attorney’s Office for the Southern District of Ohio

DTA	Deferred Tax Asset

EEI	The Edison Electric Institute

v

EH	Energy Harbor Corp

Energize365	FirstEnergy’s Transmission and Distribution Infrastructure Investment Program.
ERO	Electric Reliability Organization

Exchange Act	Securities Exchange Act of 1934, as amended

FASB	Financial Accounting Standards Board

FE Audit Committee	The Audit Committee of the Board of Directors of FirstEnergy Corp.

FE Board	The Board of Directors of FirstEnergy Corp.

FE Outside Group	FE and its subsidiaries, other than FET and FET’s subsidiaries

FERC	Federal Energy Regulatory Commission

FET Board	The Board of Directors of FET

FET Equity Interest Sale	Sale of an additional 30% membership interest of FET, such that Brookfield will own 49.9% of FET

FET P&SA II	Purchase and Sale Agreement entered into on February 2, 2023, by and between FE, FET, Brookfield, and the Brookfield Guarantors

FET Revolving Facility	FET’s five-year syndicated revolving credit facility, dated as of October 20, 2023

Fitch	Fitch Ratings Service

FPA	Federal Power Act

GAAP	Accounting Principles Generally Accepted in the United States of America

GHG	Greenhouse Gas

Ground Leases	Long-term extendable ground leases of land and rights-of-way on which certain of ATSI’s and MAIT’s transmission assets are located are leased from the Ohio Companies and FE PA

HB 6	House Bill 6, as passed by Ohio’s 133rd General Assembly

Insider Trading Practice	FE’s insider trading compliance policy regarding securities transactions

IRA of 2022	Inflation Reduction Act of 2022

IRS	Internal Revenue Service

kV	Kilovolt

LOC	Letter of Credit

MDPSC	Maryland Public Service Commission

MISO	Midcontinent Independent System Operator, Inc.

Moody’s	Moody’s Investors Service, Inc.

N.D. Ohio	Federal District Court, Northern District of Ohio

NERC	North American Electric Reliability Corporation

New Notes	New $450,000,000 aggregate principal amount of 4.750% Senior Notes due 2033

NOL	Net Operating Loss

NSA	National Security Agreement

OAG	Ohio Attorney General

OCC	Ohio Consumers’ Counsel

ODSA	Ohio Development Service Agency

OOCIC	Ohio Organized Crime Investigations Commission, which is composed of members of the Ohio law enforcement community and is chaired by the OAG

OPEB	Other Postemployment Benefits

Outstanding Notes	Outstanding $450,000,000 aggregate principal amount of our 4.750% Senior Notes due 2033

PA Consolidation	Consolidation of the Pennsylvania Companies, effective January 1, 2024

PG&E	Pacific Gas & Electric Company

PJM	PJM Interconnection, LLC

PJM OATT	PJM’s Open Access Transmission Tariff

PJM Region	Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia

PJM Tariff	PJM Open Access Transmission Tariff

PPUC	Pennsylvania Public Utility Commission

PTRR	Projected Transmission Revenue Requirement

PUCO	Public Utilities Commission of Ohio

Regulation FD	Regulation Fair Disclosure promulgated by the SEC

RFC	ReliabilityFirst Corporation

ROE	Return on Equity

RTEP	PJM’s regional Transmission Expansion Plan

RTO	Regional Transmission Organization

S&P	Standard & Poor’s Ratings Service

S.D. Ohio	Federal District Court, Southern District of Ohio

SEC	United States Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended

SLC	Special Litigation Committee of the FE Board

SOFR	Secured Overnight Financing Rate

Tax Act	Tax Cuts and Jobs Act adopted December 22, 2017

Transource	Transource Energy, LLC, an affiliate of American Electric Power Company, Inc.

USAO	U.S. Attorney’s Office for the Southern District of Ohio

Valley Link	Valley Link Transmission Company, LLC, a holding company formed by FET, Dominion High Voltage MidAtlantic, Inc., and Transource Energy, LLC, on November 24, 2024

Valley Link LLCA	Amended and Restated Operating Agreement of Valley Link

Valley Link Subsidiaries	The five subsidiaries of Valley Link that will develop, construct, own, operate and maintain the transmission projects awarded by PJM

VEPCO	Virginia Electric and Power Company, a subsidiary of Dominion Energy, Inc.

VIE	Variable Interest Entity

VSCC	Virginia State Corporation Commission

WVPSC	Public Service Commission of West Virginia

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, appearing elsewhere in this prospectus. Before making an investment decision, we encourage you to consider the information contained in this prospectus, including the risks discussed under the heading “Risk Factors” beginning on page 13 of this prospectus.

In this prospectus, unless the context requires otherwise, references to “we,” “us,” “our,” “FET” and the “Company” refer to FirstEnergy Transmission, LLC. Capitalized terms used in this prospectus without definition have the meanings set forth in the Glossary of Terms included herein.

The Company

FirstEnergy Transmission, LLC (“FET”) was organized as a limited liability company under the laws of the State of Delaware in 2006. On May 31, 2022, North American Transmission Company II L.P., a controlled investment vehicle entity of Brookfield Infrastructure Partners (“Brookfield”) acquired 19.9% of the issued and outstanding membership interests of FET. On March 25, 2024, Brookfield acquired an additional 30% of the outstanding membership interests of FET. As a result, Brookfield’s equity interest in FET increased to 49.9%, while FirstEnergy Corp. (“FE”) retained the remaining 50.1% equity interest in FET. FET is a consolidated variable interest entity of FE.

Our Business

FET is the holding company for American Transmissions Systems, Incorporated (“ATSI”), Mid-Atlantic Interstate Transmission, LLC (“MAIT”) and Trans-Allegheny Interstate Line Company (“TrAIL”) (collectively, the “FET Subsidiaries”) and Potomac-Appalachian Transmission Highline, LLC (“PATH”). In March 2024, PATH completed the process of terminating all of its FERC-jurisdictional rates and facilities, with the result that PATH no longer is a “public utility” or subject to FERC jurisdiction. FET and its non-affiliated joint venture partner are completing the process of terminating the PATH corporate entities.

Through its subsidiaries, FET owns and operates high-voltage transmission facilities within the PJM Interconnection, L.L.C. (“PJM”) region, which consists of 12,520 circuit miles of transmission lines with nominal voltages of 500 kV, 345 kV, 230 kV, 138 kV, 115 kV, 69 kV and 46 kV in Ohio, Pennsylvania, West Virginia, Maryland and Virginia.

FET has a single operating segment and its revenues are derived primarily from the FET Subsidiaries. The FET Subsidiaries, in turn, derive nearly all of their revenues from providing network transmission service, point-to-point transmission service, and scheduling, control and dispatch service over their respective systems. The FET Subsidiaries are subject to regulation by the Federal Energy Regulatory Commission (“FERC”) and applicable state regulatory authorities. The FET Subsidiaries’ rate base was $8.5 billion as of December 31, 2024.

The FET Subsidiaries’ transmission facilities are connected to generation resources, distribution facilities and neighboring transmission systems. The transmission facilities currently transmit electricity in PJM from generating stations to local electricity distribution facilities located, in the case of ATSI, primarily in Ohio and Pennsylvania, in the case of MAIT, primarily in Pennsylvania, and in the case of TrAIL, primarily in Pennsylvania, West Virginia and northern Virginia.

As transmission-only companies, the FET Subsidiaries function as conduits, moving power from affiliated and unaffiliated generators to local distribution facilities or to interconnected transmission systems either entirely through their own systems or in conjunction with neighboring transmission systems. Affiliated and unaffiliated entities then distribute power through these local distribution facilities to end-use customers. The transmission of electricity by the FET Subsidiaries is a central function to the provision of electricity to residential, commercial and industrial end-use customers. PJM, on behalf of the FET Subsidiaries, charges rates established by the FET Subsidiaries using forward-looking cost-of-service formula rate templates on file with FERC.

The FET Subsidiaries, together with PJM, plan, operate and maintain their transmission systems in accordance with the reliability standards developed by the North American Electric Reliability Corporation (“NERC”) and approved by FERC to ensure reliable service to customers. The business strategy for the FET Subsidiaries’ transmission systems is to operate, maintain and invest in transmission infrastructure to continue to ensure system integrity and reliability and to prudently manage expenses, capital expenditures and regulatory compliance.

FET Subsidiaries

ATSI was organized under the laws of the State of Ohio in 1998 to engage exclusively in the transmission of electricity (i.e., at voltages of 69 kV and above). The substantial portion of ATSI’s transmission assets were originally acquired in September 2000 from certain of FE’s Ohio and Pennsylvania distribution utility subsidiaries.

MAIT was organized under the laws of the State of Delaware in 2015 to own and operate FERC jurisdictional transmission assets that were transferred to MAIT on January 31, 2017, by two then regulated utility subsidiaries of FE, Metropolitan Edison Company (“ME”) and Pennsylvania Electric Company (“PN”), following receipt of necessary regulatory approvals. In exchange for their transmission asset contributions, MAIT issued Class B membership interests to ME and PN. On January 1, 2024, FirstEnergy consolidated its Pennsylvania electric utility subsidiaries, ME, PN, Pennsylvania Power Company (“Penn”) and West Penn Power Company (“WP”) (together, the “Pennsylvania Companies”), into FirstEnergy Pennsylvania Electric Company (“FE PA”), a Pennsylvania electric utility subsidiary of FirstEnergy Pennsylvania Holding Company LLC, a wholly owned subsidiary of FE (the “PA Consolidation”).

In addition to merging each of the Pennsylvania Companies with and into FE PA, with FE PA surviving such mergers as the successor-in-interest to all assets and liabilities of the Pennsylvania Companies, (i) WP transferred certain of its Pennsylvania-based transmission assets to Keystone Appalachian Transmission Company, and (ii) PN and ME contributed their respective Class B equity interests of MAIT to FE, which were ultimately contributed to FET in exchange for a special purpose membership interest in FET. So long as FE holds the FET special purpose membership interests, FE will receive 100% of any Class B distributions made by MAIT. FET owns all of the outstanding Class A membership interests of MAIT, which MAIT issued to FET in exchange for FET’s cash contribution.

TrAIL was organized under the laws of the State of Maryland and the Commonwealth of Virginia in 2006 to finance, construct, own, operate and maintain high-voltage transmission facilities in PJM. TrAIL currently has several transmission facilities in operation including a 500 kV transmission line extending approximately 150 miles from southwestern Pennsylvania through West Virginia to a point of interconnection with an unaffiliated utility, Virginia Electric and Power Company (“VEPCO”) in northern Virginia that was completed and placed into service in May 2011. This line is known as the Trans-Allegheny Interstate Line.

Revenues and Rates

We derive all of our revenue from dividends paid by the FET Subsidiaries. The FET Subsidiaries, in turn, derive nearly all of their revenues from providing:

•	network transmission service;

•	point-to-point transmission service; and

•	scheduling, control and dispatch service over their respective systems.

PJM, on behalf of the FET Subsidiaries, charges rates established by the FET Subsidiaries using forward-looking cost-of-service formula rate templates on file with FERC. FERC has allowed the use by the FET subsidiaries of formula rate mechanisms set forth in PJM’s Open Access Transmission Tariff (“PJM OATT”). However, under the formula rate mechanisms, FERC is not required to approve the amount of actual capital and operating expenditures used in the formulas. The FET Subsidiaries update the inputs to their formula rate templates annually. MAIT and ATSI post to PJM’s website their Projected Transmission Revenue Requirement (“PTRR”) each October 5 and October 15, respectively, to be effective for the following January through December (the “Rate Year”). The PTRR represents the amount of revenue necessary to recover projected prudently-incurred expenses and a return on projected rate base, consisting primarily of property, plant and equipment on a 13-month average, for the Rate Year. MAIT and ATSI on each June 1 and May 1, respectively, calculate actual results for the previous Rate Year and compare them to the amount PJM billed on their behalf based on the PTRR for that Rate Year and include the resulting true-up in the PTRR for the coming Rate Year. MAIT’s and ATSI’s projected rate bases for the PTRRs effective January 1, 2025 through December 31, 2025 are $2.9 billion and $4.4 billion, respectively. Each May 15, TrAIL posts to PJM’s website its “Annual Update” consisting of (1) a “Reconciliation” reflecting its actual revenue requirement for the previous calendar year and (2) a “Forecast” reflecting the Reconciliation plus projected capital projects placed into service for the current calendar year as well as a true-up for the difference between the previous calendar year Forecast and Reconciliation. During June 1 through May 31 of each year, PJM bills, on behalf of TrAIL, TrAIL’s revenue requirement determined by its Forecast. TrAIL’s projected rate base in its Forecast posting on May 15, 2025 is $1.4 billion.

Investments

On February 21, 2025, FET, Dominion High Voltage MidAtlantic, Inc., an affiliate of Virginia Electric and Power Company (“Dominion HV”), and Transource Energy, LLC, an affiliate of American Electric Power Company, Inc. (“Transource”) entered into the Amended and Restated Operating Agreement of Valley Link Transmission Company, LLC (“Valley Link LLCA”), which amended and restated a provisional operating agreement among the members entered into in November 2024. The Valley Link LLCA establishes the general framework for managing Valley Link Transmission Company, LLC, a holding company which was formed by FET, Dominion HV, and Transource in November 2024 (“Valley Link”), to accept, design, develop, construct, own, operate and finance the transmission projects awarded by PJM to Valley Link on February 26, 2025, in response to the PJM 2024 Regional Transmission Expansion Plan Long-Term Proposal Window #1. This general framework includes the relationship among the members, confers governance rights to its members so long as certain ownership percentages are maintained, as described below, and defines the list of projects that Valley Link will have the right to develop. Valley Link is the owner of the five subsidiaries of Valley Link that will develop, construct, own, operate and maintain the transmission projects awarded by PJM, which are organized in various states. On February 26, 2025, PJM awarded two electric transmission projects to Valley Link, including the construction of (i) approximately 260 miles of 765-kilovolt (kV) transmission line and two substations between Putnam County, West Virginia and Frederick County, Maryland; (ii) approximately 155 miles of 765-kV transmission line and a substation between Campbell County, Virginia and Fauquier County, Virginia; and (iii) a new substation in Caroline County, Virginia. The total cost of these projects is estimated to be approximately $3 billion with FET’s estimated share will be approximately $1 billion.

On March 14, 2025, the Valley Link joint venture filed an application for forward-looking formula transmission rates to provide for cost recovery for the portfolio of selected projects. Among other things, the transmission rate application provides for a capital structure of 40% debt and 60% equity, and a base Return on Equity (“ROE”) of 10.9% with associated templates and protocols, as well as transmission rate incentives, including the abandonment rate incentive, the construction work in progress (“CWIP”) rate incentive, the

Regional Transmission Organization (“RTO”) participation adder incentive, the hypothetical capital structure incentive, and the precommercial regulatory asset incentive. On April 4, 2025, certain parties filed protests of certain elements of the proposed formula rate and requested transmission incentives, to which Valley Link responded on April 21, 2025. On April 8, 2025, PJM intervened in the matter. On May 14, 2025, FERC issued an initial order that, among other things, accepted the requested abandonment rate incentive, CWIP rate incentive, RTO participation adder incentive, and precommercial regulatory asset rate incentive, and allowed the formula rate to go into effect on May 14, 2025, as requested, subject to refund, pending further settlement and hearing proceedings. An initial settlement conference was held on June 26, 2025, and a procedural schedule for the initial phase of the settlement process was agreed upon. The capital structure incentive and open rate design matters are being addressed in confidential settlement negotiations.

Executive Offices

Our principal executive offices are located at 5001 NASA Blvd., Fairmont, West Virginia 26554. Our telephone number is (800) 736-3402.

Risk Factors

You should carefully consider the information set forth under the section entitled “Risk Factors” beginning on page 13 of this prospectus as well as the other information contained in this prospectus before participating in the exchange offer.

Summary of the Exchange Offer

A brief description of the material terms of the exchange offer follows. We are offering to exchange the Outstanding Notes for the New Notes. The terms of the New Notes to be issued in the exchange offer are substantially identical to the terms of the Outstanding Notes, except that the New Notes will be registered under the Securities Act and transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes do not apply to the New Notes. For a more complete description of the exchange offer, see “The Exchange Offer.”

Background	On August 13, 2025, we issued $450,000,000 aggregate principal amount of Outstanding Notes in a private offering. In connection with that offering, we entered into a Registration Rights Agreement (as defined in “The Exchange Offer”) in which we agreed, among other things, to deliver this prospectus to you and use our reasonable best efforts to cause this exchange offer to be completed no later than the 366th day after the initial issuance of the Outstanding Notes.

Under the terms of the exchange offer, you are entitled to exchange the Outstanding Notes for New Notes, evidencing the same indebtedness and with substantially identical terms to the Outstanding Notes. You should read the discussion under the heading “Description of the Notes” for further information regarding the New Notes.

New Notes Offered	$450,000,000 aggregate principal amount of Senior Notes due 2033.

Exchange Offer	We are offering to exchange the Outstanding Notes for a like principal amount of the of New Notes. Outstanding Notes may be exchanged only in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The exchange offer is being made pursuant to the Registration Rights Agreement, which grant the initial purchasers and any subsequent holders of the Outstanding Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Outstanding Notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Outstanding Notes.

Expiration Date	The exchange offer will expire 5:00 p.m., New York City time, on January 7, 2026, or a later time if we choose to extend this exchange offer in our sole and absolute discretion. We do not currently intend to extend the expiration date for the exchange offer. The exchange offer will remain open for at least 20 full business days (or longer if required by applicable law) after the date notice of the exchange offer is first sent to holders of the Outstanding Notes.

Withdrawal of Tender	You may withdraw your tender of Outstanding Notes at any time prior to the expiration date. All Outstanding Notes that are validly tendered and not properly withdrawn will be accepted for exchange.

Conditions to the Exchange Offer

Our obligation to accept for exchange, or to issue the New Notes in exchange for, any Outstanding Notes is subject to certain customary conditions, including our determination that the exchange offer does not violate applicable law or interpretation by the Staff of the SEC, some of which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes Held in the Form of Book-Entry Interests	The Outstanding Notes were issued as global securities and were deposited upon issuance with U.S. Bank Trust Company, National Association, which issued uncertificated depositary interests in those Outstanding Notes, which represent a 100% interest in those Outstanding Notes, to The Depository Trust Company (“DTC”).

Beneficial interests in the Outstanding Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Outstanding Notes can only be made through, records maintained in book-entry form by DTC.

You may tender your Outstanding Notes by instructing your broker or bank where you keep the Outstanding Notes to tender them for you. In some cases, you may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering your Outstanding Notes, you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “The Exchange Offer.” Your Outstanding Notes must be tendered in minimum denominations of $2,000 and in multiples of $1,000 in excess thereof.

We are not providing for guaranteed delivery procedures, and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the expiration time. If you hold your Outstanding Notes through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the exchange offer a number of days before the expiration time in order for such entity to tender notes on your behalf on or prior to the expiration time. In order for your tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of your Outstanding Notes into the exchange agent’s account at DTC, under the procedure described in this prospectus under the heading “The Exchange Offer,” on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

By executing the letter of transmittal or by transmitting an agent’s message in lieu thereof, you will represent to us that, among other things:

•	the New Notes that you receive will be acquired in the ordinary course of its business;

•	you are not participating in, and have no arrangement with any person or entity to participate in, the distribution of the New Notes;

•	you are not our “affiliate” (as defined in Rule 405 under the Securities Act) or if you are such an “affiliate,” you will comply with the prospectus delivery requirements of the Securities Act to the extent applicable in connection with any resale of the New Notes; and

•

if you are a broker-dealer that will receive New Notes for your own account in exchange for Outstanding Notes acquired as a result of market making or other trading activities, then you will comply with the prospectus delivery requirements of the Securities Act, to the extent applicable, in connection with any resale of the New Notes.

United States Federal Income Tax Consequences	The exchange of Outstanding Notes for New Notes pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of the New Notes in the exchange offer.

Fees and Expenses	We will pay all of our expenses incident to the exchange offer.

Exchange Agent	U.S. Bank Trust Company, National Association is serving as the exchange agent for the exchange offer.

Resales of New Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the New Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

•	the New Notes are being acquired in the ordinary course of business;

•

you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer;

•	you are not our affiliate;

•

you are not a broker-dealer tendering Outstanding Notes acquired directly from us for your account, or if you are such a broker-dealer, then you will comply with the prospectus delivery requirements of the Securities Act, to the extent applicable, in connection with any resale of the New Notes.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any New Notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New

Notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes, where the Outstanding Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.”

Consequences of Not Exchanging Outstanding Notes	Outstanding Notes that are not tendered or that are tendered but not accepted will remain outstanding and continue to accrue interest but continue to be subject to the restrictions on transfer that are described in the legend on the Outstanding Notes.

In general, you may offer or sell your Outstanding Notes only if they are registered under, or offered or sold under an exemption from, or are not subject to, the Securities Act and applicable state securities laws. If you do not participate in the exchange offer, the liquidity of your Outstanding Notes could be adversely affected. See “The Exchange Offer — Consequences of Failure to Exchange.”

Summary of the Terms of the New Notes

The New Notes will be substantially identical to the Outstanding Notes, except that the New Notes will be registered under the Securities Act and will not have restrictions on transfer, rights to additional interest or registration rights. The New Notes will evidence the same debt as the Outstanding Notes, and the same Indenture (as defined herein) will govern the New Notes and the Outstanding Notes. We sometimes refer to the New Notes and the Outstanding Notes together as the “Notes.”

The following summary contains basic information about the New Notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the New Notes, please read “Description of the Notes.”

Issuer	FirstEnergy Transmission, LLC.

Securities Offered	$450,000,000 aggregate principal amount of Senior Notes due 2033.

Maturity Dates	January 15, 2033.

Interest Rates and Interest Rate Periods	Interest on the New Notes will accrue at a rate of 4.750% per annum from the date of the original issuance and will be payable semi-annually in arrears on each January 15 and July 15, beginning on January 15, 2026.

Security and Ranking	The New Notes will be our senior unsecured general obligations. They will rank equally with all of our other existing and future senior unsecured and unsubordinated indebtedness, senior to all of our existing and future subordinated indebtedness and junior to all of our future senior secured indebtedness. As of September 30, 2025, we had $2.6 billion of senior unsecured and unsubordinated long-term indebtedness outstanding and no other long-term debt outstanding. See “Description of the Notes— Ranking.”

The New Notes will be effectively subordinated to all existing and future indebtedness and other obligations of our subsidiaries, including:

•	trade payables;

•	ATSI’s $75 million aggregate principal amount of outstanding 4.00% Senior Notes due 2026;

•	ATSI’s $100 million aggregate principal amount of outstanding 4.32% Senior Notes due 2030;

•	ATSI’s $225 million aggregate principal amount of outstanding 5.00% Senior Notes due 2030;

•	ATSI’s $100 million aggregate principal amount of outstanding 4.38% Senior Notes due 2031;

•	ATSI’s $150 million aggregate principal amount of outstanding 3.66% Senior Notes due 2032;

•	ATSI’s $600 million aggregate principal amount of outstanding 2.65% Senior Notes due 2032;

•	ATSI’s $150 million aggregate principal amount of outstanding 5.13% Senior Notes due 2033;

•	ATSI’s $150 million aggregate principal amount of outstanding 5.63% Senior Notes due 2034;

•	ATSI’s $400 million aggregate principal amount of outstanding 5.00% Senior Notes due 2044;

•	ATSI’s $75 million aggregate principal amount of outstanding 5.23% Senior Notes due 2045;

•	MAIT’s $600 million aggregate principal amount of outstanding 4.10% Senior Notes due 2028;

•	MAIT’s $200 million aggregate principal amount of outstanding 5.00% Senior Notes due 2031;

•	MAIT’s $125 million aggregate principal amount of outstanding 3.60% Senior Notes due 2032;

•	MAIT’s $175 million aggregate principal amount of outstanding 5.39% Senior Notes due 2033;

•	MAIT’s $250 million aggregate principal amount of outstanding 5.94% Senior Notes due 2034;

•	MAIT’s $125 million aggregate principal amount of outstanding 3.70% Senior Notes due 2035; and

•	TrAIL’s $600 million aggregate principal amount of outstanding 5.00% Senior Notes due 2031.

For more information, see Note 6, “Capitalization—Long-Term Debt and Other Long-Term Obligations” of the notes to the audited consolidated annual financial statements and Note 8, “Fair Value Measurements” of the notes to the unaudited consolidated interim financial statements in this prospectus.

Optional Redemption	The New Notes will be redeemable, in whole or in part, at our option, at any time prior to November 15, 2032 (the date that is two months prior to the scheduled maturity date of the New Notes) at a “make-whole” redemption price, as described under the heading “Description of the Notes—Optional Redemption” below, and, on or after such date, at par.

See “Description of the Notes — Optional Redemption.”

Form and Denomination	The New Notes will be issued in fully-registered form. The New Notes will be represented by one or more global notes, deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.

The New Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Certain Covenants	The terms of the New Notes contain only very limited protections for holders of New Notes. In particular, the New Notes will not place any restrictions on our or our subsidiaries’ ability to:

•	issue debt securities or otherwise incur additional indebtedness or other obligations ranking equal in right of payment with the New Notes; or

•	conduct other transactions that may adversely affect the holders of the New Notes.

Events of Default and Acceleration	The only events of default with respect to the New Notes are:

•	failure to pay principal, any premium or required interest for 30 days after it is due;

•

failure to perform other covenants in the Indenture for 90 days after we are given notice from the Trustee or the Trustee receives, and provides to us, written notice from the registered holders of at least 33% in principal amount of the outstanding New Notes; provided, however, that the Trustee, or the Trustee and the holders of such principal amount of the New Notes can agree to an extension of the 90-day period and, will be deemed to have agreed to an extension of that period if corrective action has been initiated by us within that period and is being diligently pursued; and

•	certain events of insolvency or bankruptcy, whether voluntary or not, involving FET.

Only these events of default provide for a right of acceleration of the New Notes. No other events will result in acceleration.

See “Risk Factors — Risks Associated with the Exchange Offer.”

Additional Notes	We may from time to time, without consent of the holders of the Notes, issue Notes having the same terms and conditions as the New Notes being offered hereby or the Outstanding Notes (except for the issue date, offering price and, if applicable, the first interest payment date). Additional Notes issued in this manner will form a single series with the Notes and will be treated as a single class for all purposes under the Indenture governing the Notes, including, without limitation, voting, waivers and amendments.

Risk Factors	See “Risk Factors” and the other information included in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the New Notes.

No Listing of the Notes	There is no public trading market for the New Notes, and we do not intend to list the New Notes on any national securities exchange or to arrange for quotation on any automated dealer quotation systems. There can be no assurance that an active trading market will develop for the New Notes. If an active trading market does not develop, the market price and liquidity of the New Notes may be adversely affected.

No Public Market	The New Notes will be new securities for which no market currently exists, and we cannot assure you that any public market for the New Notes will develop or be sustained.

Governing Law	The New Notes will be governed by the laws of the State of New York.

Trustee	U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association).

Book-Entry Depository	DTC.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before participating in the exchange offer. The risks and uncertainties described below are not the only risks facing us and your investment in the exchange notes. Additional risks and uncertainties that we are unaware of, or those we currently deem immaterial, also may become important factors that affect us. The following risks could materially and adversely affect our business, financial condition, cash flows or results of operations.

Risks Associated with Our Business and Industry

Failure to comply with debt covenants in the FET Revolving Facility could adversely affect our ability to execute future borrowings and/or require early repayment and could restrict our ability to obtain additional or replacement financing on acceptable terms or at all.

Our FET Revolving Facility contains various financial and other covenants, including maintaining a consolidated debt-to-total-capitalization ratio of no more than 75%. Compliance with each covenant is measured at the end of each fiscal quarter.

Our FET Revolving Facility contains certain negative and affirmative covenants. Our ability to comply with the covenants and restrictions contained in our FET Revolving Facility has been, and may in the future, be affected by events related to the ongoing government investigations or otherwise. As of December 31, 2024, FET and the FET Subsidiaries were in compliance with their applicable consolidated interest coverage ratio and the borrowers, in each case as defined under the Credit Facilities, were in compliance with their debt-to-total-capitalization ratio covenants.

A breach of any of the covenants contained in our FET Revolving Facility could result in an event of default under the FET Revolving Facility and we would not be able to access the FET Revolving Facility for additional borrowings and letters of credit while any default exists. Upon the occurrence of such an event of default, any amounts outstanding under our FET Revolving Facility could be declared to be immediately due and payable and all applicable commitments to extend further credit could be terminated. There was $280 million in borrowings outstanding under our FET Revolving Facility as of September 30, 2025. If future indebtedness under our FET Revolving Facility is accelerated, there can be no assurance that we will have sufficient assets to repay the indebtedness. In addition, certain events, including but not limited to any covenant breach related to alleged failures to comply with anti-corruption and anti-bribery laws, an event of default under our FET Revolving Facility and the acceleration of applicable commitments under our FET Revolving Facility could restrict our ability to obtain additional or replacement financing on acceptable terms or at all. The operating and financial restrictions and covenants in our FET Revolving Facility and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities.

In connection with FirstEnergy’s actions to focus on its regulated operations, the FET Subsidiaries have taken steps to focus on growing their respective businesses and earnings. The ability of the FET Subsidiaries to successfully grow their respective businesses is subject to certain risks that could adversely affect profitability and our financial condition in the future.

FirstEnergy has undertaken a transmission expansion plan designed to improve operating flexibility, increase reliability, position transmission capacity for future load growth and facilitate response to system events. This plan allows FET to capitalize on growth opportunities available to its regulated operations. The FET Subsidiaries intend to grow their businesses and earnings through its regulated capital investment program, which includes transmission projects extending throughout FirstEnergy’s service area, including the transmission systems of the FET Subsidiaries.

The success of FirstEnergy’s and our growth strategy will depend, in part, on our and the FET Subsidiaries’ successful recovery of our transmission investments. Factors that may affect rate recovery of our and the FET

Subsidiaries’ transmission investments may include: (1) FERC’s timely approval of rates to recover such investments; (2) whether the investments are included in RTEP; (3) FERC’s evolving policies with respect to incentive rates for transmission investment assets; (4) FERC’s evolving policies with respect to the calculation of the base ROE component of transmission rates; (5) consideration and potential impact of the objections of those who oppose such investments and their recovery; and (6) timely development, construction and operation of the new facilities. See “—Complex and changing government regulations, including those associated with rates, could have a negative impact on our results of operations” and “—Certain elements of the FET Subsidiaries’ cost recovery through rates can be challenged, which could result in lower rates and/or refunds of amounts previously collected and thus have an adverse effect on our and the FET Subsidiaries’ businesses, financial condition, results of operations and cash flows” below.

Our ability to capitalize on investment opportunities available to our business depends, in part, on any future transmission rate filings at FERC, including maintaining the affordability of the rates charged to customers. Any denial of, or delay in, the approval of any future transmission rate requests could restrict us from fully recovering our cost of service, may impose risks on the transmission operations and could have a material adverse effect on our regulatory strategy, results of operations and financial condition.

We are subject to risks arising from the FET Subsidiaries’ operation of transmission facilities.

Operation of transmission facilities involves risk, including the risk of potential breakdown or failure of equipment or processes due to aging infrastructure, fuel supply or transportation disruptions, accidents, labor disputes or work stoppages by employees, human error in operations or maintenance, acts of terrorism or sabotage, cyber-attacks, construction delays or cost overruns, shortages of or delays in obtaining equipment, material and labor, operational restrictions resulting from environmental requirements and governmental interventions and operational performance below expected levels. In addition, weather-related incidents and other natural disasters can disrupt transmission systems and, in some cases, lead to catastrophic effects such as wildfires. Because the FET Subsidiaries’ transmission facilities are interconnected with those of third parties, the operation of the FET Subsidiaries’ facilities could be adversely affected by unexpected or uncontrollable events occurring on the systems of such third parties.

FET and the FET Subsidiaries remain obligated to provide safe and reliable service to customers. Meeting this commitment requires the expenditure of significant capital resources. Failure to provide safe and reliable service and failure to meet regulatory reliability standards due to a number of factors, including, but not limited to, equipment failure and weather, could harm our and the FET Subsidiaries’ business reputations and adversely affect our and the FET Subsidiaries’ operating results through reduced revenues and increased capital and operating costs, the concurrence of liabilities to claimholders and the imposition of penalties/fines or other adverse regulatory outcomes.

Demand for electricity within our service territory could exceed supply capacity, resulting in negative impacts to our reputation, results and financial condition, particularly if our systems are not performing as anticipated.

Recent industry projections reflect the potential for significant growth in energy demand over the next decade. This could be exacerbated if additional resources are not available to meet increased demand in the future. For example, data centers have substantially larger load requirements than typical residential or commercial use. New data centers or the increase in demand for existing data centers located in our service territories could increase load requirements substantially over the next several years, thereby increasing the aggregate load obligations of the Electric Companies. A need to serve the load obligations of these data centers, which could be up to 5,575 megawatts through 2029, has the potential to adversely impact our business, results of operations, financial condition, or cash flows.

We continue to evaluate the potential impacts of the development, construction, and operation of new data centers in our service territories and will continue to evaluate potential mitigants to these risks. Still, we cannot predict whether the data centers under consideration will ever commence operations or the size of the load obligations of those that do become operational.

Current or future litigation or administrative proceedings could have a material adverse effect on our and the FET Subsidiaries’ businesses, financial condition, results of operations and cash flows.

The FET Subsidiaries have been and continue to be involved in legal proceedings, administrative proceedings, claims and other litigation that arise in the ordinary course of business. Various individuals and interest groups may challenge the issuance of relevant state utility commission authorizations to construct new transmission lines, or other relevant certificates, permits or approvals. In addition, we and the FET Subsidiaries are sometimes subject to investigations and inquiries by various state and federal regulators due to the heavily regulated nature of our industry. Unfavorable outcomes or developments relating to these or other proceedings or investigations, such as judgments for monetary damages and other remedies, including injunctions or revocation of relevant authorizations, certificates, permits or approvals, could have a material adverse effect on our and the FET Subsidiaries’ businesses, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, the notes.

Although the FET Subsidiaries intend to vigorously defend these matters, the results of these proceedings or investigations cannot be determined. For more information on these proceedings and other litigation, see “Outlook—Other Legal Proceedings” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We and the FET Subsidiaries are subject to various regulatory requirements, including reliability standards, rate tariff and contract filing requirements, reporting, recordkeeping and accounting requirements, transaction approval requirements, requirements of the regional transmission organization in which they operate, and foreign investment regulations. Violations of current or future requirements, whether intentional or unintentional, or failure to obtain necessary regulatory approvals may result in substantial costs, sanctions or penalties that, under some circumstances, could have a material adverse effect on our and the FET Subsidiaries’ businesses, financial condition, results of operations and cash flows.

Our operations and other regulated activities are subject to audit by FERC, which may conduct routine or special audits and issue requests designed to ensure compliance with FERC rules, regulations, policies and procedures. Owners, operators and users of the bulk electric system are subject to mandatory reliability standards promulgated by NERC and approved by FERC. The standards are based on the functions that need to be performed to ensure that the bulk electric system operates reliably. NERC, FERC and RFC continue to refine existing reliability standards as well as develop and adopt new reliability standards.

The reliability standards address operation, planning and security of the bulk electric system, including requirements with respect to real-time transmission operations, emergency operations, vegetation management, critical infrastructure protection and personnel training. Compliance with modified or new reliability standards may subject the FET Subsidiaries to higher operating costs and/or increased capital expenditures. If one of the FET Subsidiaries were found not to be in compliance with one or more of the mandatory reliability standards, we or such subsidiary could be subject to sanctions, including substantial monetary penalties.

Monetary penalties for violations of reliability standards vary based on an assigned risk factor for each potential violation, the severity of the violation and various other circumstances, such as whether the violation was intentional or concealed, whether there are repeated violations, the degree of the violator’s cooperation in investigating and remediating the violation and the presence of a compliance program. FERC has authority under the FPA to impose penalties up to and including $1.5 million per day, subject thereafter to annual adjustments for inflation, for failure to comply with these mandatory reliability standards. Potential non-monetary sanctions include imposing limitations on the violator’s activities or operation and placing the violator on a watch list for major violators.

The FET Subsidiaries are also subject to requirements under Sections 203, 204 and 205 of the FPA, including the requirement to obtain prior FERC approval of certain transactions, issuances of securities and assumptions of liabilities; reporting, recordkeeping and accounting requirements; and for filing rate tariffs and contracts related to the provision of services subject to FERC jurisdiction. Under FERC policy, failure to file a jurisdictional tariff or agreement on a timely basis may result in an entity having to refund the time value of revenues collected under the relevant tariff or agreement. The failure to obtain timely approval of transactions subject to Section 203 of the FPA or of issuances of securities or assumptions of liabilities under Section 204 of the FPA, or to comply with applicable filing, reporting, recordkeeping or accounting requirements under Section 205 of the FPA, could subject the FET Subsidiaries to penalties. FERC has authority under the FPA to impose penalties in 2024 up to and including $1.6 million per day, subject thereafter to annual adjustments for inflation, per violation of the FPA or rules or orders issued pursuant thereto.

Despite the FET Subsidiaries’ best efforts to comply and FirstEnergy’s implementation of a compliance program intended to ensure reliability and compliance with the FPA and rules and orders issued by FERC, there can be no assurance that violations that could result in material penalties or sanctions will not occur. If any of the FET Subsidiaries were to violate mandatory reliability standards or other NERC or FERC requirements, even unintentionally, in any material way, any penalties or sanctions imposed against us or the FET Subsidiaries could have a material adverse effect on our and the FET Subsidiaries’ businesses, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, our indebtedness.

In addition to direct regulation by FERC, the FET Subsidiaries are also subject to rules and terms of participation imposed and administered by PJM. Although PJM is itself ultimately regulated by FERC, it can impose rules, restrictions and terms of service that are quasi-regulatory in nature and could have a material adverse impact on our and the FET Subsidiaries’ business. For example, PJM may direct the FET Subsidiaries or other transmission-owning affiliates to build new transmission facilities to meet PJM’s reliability requirements or to provide new or expanded transmission service under the PJM OATT. Compliance with PJM’s rules may subject the FET Subsidiaries to higher operating costs and/or increased capital expenditures.

CFIUS is an interagency body of the U.S. government authorized to review certain foreign investment transactions in domestic businesses in order to determine the effect of such transactions on the national security of the United States of America. We sought CFIUS approval for the FET Equity Interest Sale. On November 24, 2023, CFIUS concluded its review of the FET Equity Interest Sale and determined that there are no unresolved national security concerns. As part of the resolution of the CFIUS review, we entered into a NSA with certain CMAs. Pursuant to the NSA, we have agreed to protect our data by, among other things, implementing a security policy, appointing a security officer, and periodically reporting to the CMAs. Our operating results may be negatively affected if we fail to comply with our obligations under the NSA, we may be subject to potential penalties.

Any failure by the FET Subsidiaries to comply with any applicable regulations or any limitations on the FET Subsidiaries’ ability to raise capital and/or pursue acquisitions, development opportunities or other transactions imposed by any such regulations could have a material adverse effect on our and the FET Subsidiaries’ businesses, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, our indebtedness.

Complex and changing government regulations, including those associated with rates and transmission planning, could have a negative impact on our results of operations.

Each of the FET Subsidiaries is regulated by FERC as a “public utility” under the FPA and is a transmission owner in PJM. We cannot predict whether FERC will change its policies or regulations, or whether the approved transmission rates or rate determination mechanism or methodology for any of the FET Subsidiaries will be changed. In addition, the U.S. Congress periodically considers enacting energy legislation that could give FERC new responsibilities, modify provisions of the FPA, or provide FERC or another entity with increased authority to regulate rates and services for the transmission of electricity. We cannot predict whether, or to what extent, the FET Subsidiaries may be affected by any such changes in federal energy laws, regulations or policies in the future.

The FET Subsidiaries each use a formula rate template to calculate their respective annual revenue requirements. Under the FPA, their formula rates will remain in effect until they obtain approval from FERC pursuant to Section 205 of the FPA to change to a different mechanism or until FERC determines in a proceeding under Section 206 of the FPA that the formula rate or any aspect of such rate is unjust and unreasonable or is unduly discriminatory or preferential. Such a determination could result from a challenge initiated at FERC by an interested party, or by FERC on its own initiative. State utility commissions, transmission customers, end-use consumers and entities supplying electricity to end-use consumers may attempt to influence the government and/or regulators to change the FET Subsidiaries’ formula rate template and/or their approved ROE, particularly if transmission rates increase substantially. As such, there can be no assurance that the FET Subsidiaries will obtain their expected revenue requirements in future Section 205 rate proceedings. The inability of the FET Subsidiaries to obtain their expected revenue requirements would have a negative impact on our results of operations.

On March 20, 2020, FERC initiated a rulemaking proceeding on the transmission rate incentives provisions of Section 219 of the 2005 Energy Policy Act. In a supplemental rulemaking proceeding that was initiated on April 15, 2021, FERC requested comments on, among other things, whether to require utilities that have been members of an RTO for three years or more and that have been collecting an “RTO membership” ROE incentive adder to file tariff updates that would terminate collection of the incentive adder. FirstEnergy is a member of PJM and the FET Subsidiaries could be affected by the supplemental proposed rule. FirstEnergy participated in comments on the initial and supplemental rulemaking proceedings that were submitted by a group of PJM transmission owners and by various industry trade groups, including EEI. The rulemaking remains pending before FERC. If there were to be any changes to FirstEnergy transmission incentive ROE, such changes will be applied on a prospective basis and could have a negative impact on our results of operations.

On February 24, 2022, the OCC filed a complaint with FERC against ATSI, AEP’s Ohio affiliate and American Electric Power Service Corporation, and Duke Energy Ohio, Inc. asserting that FERC should reduce the ROE utilized in the utilities’ transmission formula rates by eliminating the 50 basis point adder associated with RTO membership, effective February 24, 2022. The OCC contends that this result is required because Ohio law mandates that transmission owning utilities join an RTO and that the 50 basis point adder is applicable only where RTO membership is voluntary. On December 15, 2022, FERC denied the complaint as to ATSI and Duke Energy Ohio, Inc., but granted it as to AEP’s Ohio affiliate. AEP’s Ohio affiliate and OCC appealed FERC’s orders to the Sixth Circuit. On January 17, 2025, the Sixth Circuit ruled that the 50 basis point adder is available only where RTO membership is voluntary, that Ohio law requires Ohio’s transmission utilities to be members of an RTO, and that it was unlawful for FERC to excise the adder from AEP’s Ohio affiliate rates, but not from the Duke Energy Ohio, Inc. and ATSI rates. During 2024, as a result of the ruling, ATSI recognized a $46 million pre-tax charge, with interest, of which $42 million is reported in “Transmission Revenues” and $4 million is reported in “Miscellaneous income, net” on the Consolidated Statements of Income to reflect the expected refund owed to transmission customers back to February 24, 2022. On March 3, 2025, FirstEnergy filed for rehearing en banc, and Duke Energy Ohio, Inc. and AEP’s Ohio affiliate also filed for rehearing, which was denied by the Sixth Circuit on March 26, 2025. On April 16, 2025, the Sixth Circuit agreed to hold the case pending further appeal to the Supreme Court of the U.S. On June 20, 2025 and June 24, 2025, ATSI and AEP’s Ohio affiliate, respectively, applied for the Supreme Court of the U.S. to review the Sixth Circuit’s decision. The parties submitted their briefings and the case is pending before the Supreme Court of the U.S.

On September 27, 2023, the OCC filed a complaint against ATSI, PJM and other transmission utilities in Ohio alleging that the PJM Tariff and operating agreement are unjust, unreasonable, and unduly discriminatory because they include no provisions to ensure PJM’s review and approval for the planning, need, prudence and cost-effectiveness of the PJM Tariff Attachment M-3 “Supplemental Projects.” Supplemental Projects are

projects that are planned and constructed to address local needs on the transmission system. The OCC demands that FERC: (i) require PJM to review supplemental projects for need, prudence and cost-effectiveness; (ii) appoint an independent transmission monitor to assist PJM in such review; and (iii) require that Supplemental Projects go into rate base only through a “stated rate” procedure whereby prior FERC approval would be needed for projects with costs that exceed an established threshold. Subsequently, intervenors expanded the scope of this proceeding to all of the transmission utilities in PJM. The FET Subsidiaries and the other transmission utilities in Ohio and PJM filed comments.

On December 19, 2024, a group representing large industrial customers and state consumer advocates filed a complaint at FERC that asserts that transmission owners are overbuilding “local transmission facilities” with corresponding unjustified increases in transmission rates. The complaint demands that FERC: (i) prohibit transmission owners from planning “local transmission facilities” that are rated at 100kV or higher, (ii) appoint “independent transmission monitors” to conduct such planning, and (iii) condition construction of local transmission facilities on the facility having been planned by the “independent transmission monitor.” FirstEnergy is to participating in this matter through a consortium of PJM transmission owners and through certain trade groups, including EEI. FirstEnergy together with the PJM transmission owners filed a motion to dismiss the complaint on March 20, 2025, which is pending before FERC. FirstEnergy is unable to predict the outcome or estimate the impact that this complaint may have on its transmission companies, including FET and its subsidiaries, however, the granting of this complaint could have a material impact on FirstEnergy’s transmission capital investment strategy and our results of operations

Certain elements of the FET Subsidiaries’ cost recovery through rates can be challenged, which could result in lower rates and/or refunds of amounts previously collected and thus have an adverse effect on our and the FET Subsidiaries’ businesses, financial condition, results of operations and cash flows.

The FET Subsidiaries provide electric transmission service under rates regulated by FERC. FERC has allowed the use by the FET Subsidiaries of formula rate mechanisms set forth in the PJM OATT. However, under the formula rate mechanisms, FERC is not required to approve the amount of actual capital and operating expenditures used in the formulas. The FET Subsidiaries update the inputs to their formula rate templates annually. MAIT and ATSI post to PJM’s website their PTRR each October 5 and October 15, respectively, to be effective for the following Rate Year. The PTRR represents the amount of revenue necessary to recover projected prudently-incurred expenses and a return on projected rate base, consisting primarily of property, plant and equipment on a 13-month average, for the Rate Year. MAIT and ATSI on each June 1 and May 1, respectively, calculate actual results for the previous Rate Year and compare them to the amount PJM billed on their behalf based on the PTRR for that Rate Year and include the resulting true-up in the PTRR for the coming Rate Year. Each May 15, TrAIL posts to PJM’s website its “Annual Update” consisting of (1) a “Reconciliation” reflecting its actual revenue requirement for the previous calendar year and (2) a “Forecast” reflecting the Reconciliation plus projected capital projects placed into service for the current calendar year as well as a true-up for the difference between the previous calendar year Forecast and Reconciliation. During June 1 through May 31 of each year, PJM bills, on behalf of TrAIL, TrAIL’s revenue requirement determined by its Forecast.

The FET Subsidiaries’ formula rate updates are posted on PJM’s website and are subject to discovery requests and challenges by interested parties under provisions specified in the FET Subsidiaries’ formula rate implementation protocols in the PJM OATT. In addition, all aspects of the FET Subsidiaries’ formula rates on file with FERC, including the ROE (including any incentive rates) on the actual equity portion of the FET Subsidiaries’ capital structure and the data inputs provided by the FET Subsidiaries for calculation of each year’s rates, are subject to challenge by interested parties before FERC pursuant to the formula rate protocols or in a proceeding instituted under Section 206 of the FPA. In a formal challenge pursuant to the protocols, the burden of proof is on the FET Subsidiaries to demonstrate that the rate, or any aspect thereof, is just, reasonable and not unduly discriminatory or preferential. However, in a Section 206 proceeding, the burden of proof is on the challenger to demonstrate that any aspect of the rate is unjust, unreasonable, unduly discriminatory or preferential. If the FET Subsidiaries fail to meet the burden of proof in a challenge under the protocols or a challenger meets its burden of proof in a Section 206 proceeding, then FERC will make appropriate adjustments to the challenged rate. In a Section 206 complaint proceeding, the refund effective date is no earlier than the date the complaint was filed and no later than five months after the date the complaint was filed. Such challenges could result in a lower rate and/or refunds of amounts collected during the annual update period to which the challenge under the protocols applied or commencing on the refund effective date established by FERC in a Section 206 proceeding. Such a result could have an adverse effect on our and the FET Subsidiaries’ businesses, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, our indebtedness.

In addition, FERC policy currently permits recovery of prudently-incurred costs associated with the expansion of transmission infrastructure within its jurisdiction. If FERC were to adopt a different policy regarding recovery of transmission costs or if transmission needs do not continue or develop as projected, FirstEnergy’s strategy of investing in transmission could be affected. If FERC were to lower the rates of return it has authorized for the FET Subsidiaries, it could have an adverse effect on our and the FET Subsidiaries’ businesses, financial condition, results of operations and cash flows.

The FET Subsidiaries’ actual capital expenditures may be lower than planned, which would decrease their expected rate bases and therefore their and our revenues and earnings compared to current expectations.

The FET Subsidiaries’ rate bases, revenues and earnings are determined in part by additions to property, plant and equipment and when those additions are placed in service. We expect that the FET Subsidiaries will continue to make significant capital investments over the next three years across their respective electric transmission systems. In particular, the FET Subsidiaries are expected to annually invest $1.5 billion to $1.9 billion in capital investments from 2025 through 2029 to upgrade their transmission systems. If such capital investment and the resulting in-service property, plant and equipment are lower than anticipated for any reason, the FET Subsidiaries will have lower than anticipated rate bases, thus causing the FET Subsidiaries’ revenue requirements and future earnings to be potentially lower than anticipated, which, in turn, could restrict the amount of cash such subsidiary can distribute to us and thereby negatively affect our ability to meet our debt and other monetary obligations, including obligations under our indebtedness. Reasons that capital expenditures may be lower than expected may include, among others, the impact of weather conditions, union strikes, labor shortages, material and equipment prices and availability, limitations on the amount of construction that can be undertaken on the FET Subsidiaries’ systems at any one time, regulatory approvals relating to environmental, siting or regional planning issues, legal proceedings related to the FET Subsidiaries’ transmission projects and variances between estimated and actual costs of construction contracts awarded.

The FET Subsidiaries depend on PJM transmission service customers for a substantial portion of their revenues, and any material failure by any of those customers to make payments for transmission service could adversely affect our and the FET Subsidiaries’ businesses, financial condition, results of operations and cash flows.

The FET Subsidiaries recover their revenue requirements through rates charged by PJM to transmission customers that utilize their facilities. Although PJM bills and collects transmission revenues on behalf of the FET Subsidiaries and other transmission owners and has established credit requirements designed to protect the FET Subsidiaries as well as other transmission owners and other market participants in the event of a payment default by a PJM customer, a material failure by one or more of those customers to make payments for transmission service could adversely affect our and the FET Subsidiaries’ businesses, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, our indebtedness.

Failure to retain and attract skilled professionals and technical employees could have an adverse effect on our and the FET Subsidiaries’ businesses, financial condition, results of operations and cash flows.

Our business is dependent on the ability of the FET Subsidiaries’ affiliates and that of their contractors to recruit, retain and motivate employees and contractors. Competition for skilled workers in some areas is high. The FET Subsidiaries’ affiliates and contractors must find ways to balance the retention of an aging skilled workforce while recruiting new talent to mitigate losses in critical knowledge and skills due to retirements.

Further, a significant number of our affiliates and their contractors’ physical workforce are represented by unions. While we believe that our relations with their employees are generally fair, neither the FET Subsidiaries nor we can provide assurances that the FET Subsidiaries will be completely free of labor disruptions such as work stoppages, work slowdowns, union organizing campaigns, strikes or lockouts or that any existing labor disruption will be favorably resolved.

Mitigating these risks could require additional financial commitments and the failure to prevent labor disruptions and retain and/or attract trained and qualified labor could have an adverse effect on our and the FET Subsidiaries’ businesses, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, our indebtedness.

Our insurance coverage may not provide protection against all significant losses and our ability to obtain insurance coverage, as well as the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events and company-specific events, as well as the financial condition of insurers.

If we cannot or do not obtain adequate insurance coverage, we may be required to pay costs associated with adverse future events. Through a combination of third-party and self-insurance, we have a comprehensive insurance program in place to provide coverage for various types of risks, including severe weather or other natural disasters, war, terrorism, cyber incidents, liability claims against us, or a combination of other significant unforeseen events that could impact our operations. However, insurance coverage may not continue to be available or may not be available at rates or on terms similar to those presently available to us. Our ability to obtain insurance and the terms of any available insurance coverage could be materially adversely affected by the financial condition of insurers, the impacts of actual or perceived climate-related events, as well as international, national, state, local or company-specific events.

There may be some instances in which we are not fully insured against all significant losses. A loss for which we are not fully insured could have a material adverse effect on our business, financial condition, results of operations and prospects.

Acts of war, terrorist attacks and threats or the escalation of military activity in response to such attacks or otherwise may negatively affect our and the FET Subsidiaries’ businesses, financial condition, results of operations and cash flows.

As a result of the continued threat of physical acts of war, terrorism, sabotage or other attacks in the United States, the FET Subsidiaries’ electric transmission facilities and other infrastructure and the generation and distribution facilities and other infrastructure of the FET Subsidiaries’ customers, suppliers and other interconnected parties, including power plants, transformers and high-voltage lines and substations, or the facilities or other infrastructure of an interconnected company, could be direct targets of, or indirect casualties of, an act of war, terrorism, sabotage or other attack, which could result in disruption of the FET Subsidiaries’ ability to transmit electricity for a significant period of time, otherwise disrupt customer operations and/or result in incidents that could result in harmful effects on the environment and human health, including loss of life. Any such disruption or incident could result in a significant decrease in revenue, significant additional capital and operating costs, including costs to implement additional security systems or personnel to replace or repair the assets of the FET Subsidiaries over and above any available insurance reimbursement, higher insurance deductibles, higher premiums and more restrictive insurance policies, legal claims or proceedings, greater regulation with higher attendant costs, generally, and significant damage to our or the FET Subsidiaries’ reputations, which could have a material adverse effect on our and the FET Subsidiaries’ businesses, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, our indebtedness.

The FET Subsidiaries are subject to environmental regulations and to laws that can give rise to substantial expenses for environmental compliance and contamination.

The operations of the FET Subsidiaries are subject to federal, state and local environmental laws and regulations, which impose limitations on the discharge of pollutants into the environment, establish standards for the management, treatment, storage, transportation and disposal of hazardous materials and of solid and hazardous wastes and impose obligations to investigate and remediate contamination in certain circumstances. Liabilities to investigate or remediate contamination, as well as other liabilities concerning hazardous materials or contamination, such as claims for personal injury or property damage, may arise at many locations, including formerly owned or operated properties and sites where wastes have been treated or disposed of, as well as at properties currently owned or operated by the FET Subsidiaries. Such liabilities may arise even where the contamination does not result from noncompliance with applicable environmental laws. Under a number of environmental laws, such liabilities may also be joint and several, meaning that a party can be held responsible for more than its share of the liability involved, or even the entire share. Environmental requirements generally have become more stringent over time, and compliance with those requirements has become more expensive.

The FET Subsidiaries have incurred expenses in connection with environmental compliance, and we anticipate that they will continue to do so in the future. Failure to comply with the extensive environmental laws and regulations applicable to the FET Subsidiaries could result in significant civil or criminal penalties and remediation costs. The FET Subsidiaries’ assets and operations also involve the use of materials classified as hazardous, toxic, or otherwise dangerous. Some of the FET Subsidiaries’ facilities and properties are located near environmentally sensitive areas such as wetlands and habitats of endangered, threatened or otherwise protected species. These sensitive areas increase the expense of current operations and siting requirements for future operations. Compliance with these laws and regulations, and liabilities concerning contamination or hazardous materials, may adversely affect the FET Subsidiaries’ costs and, therefore, our and the FET Subsidiaries’ businesses, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, our indebtedness.

In addition, claims have been made or threatened against electric utilities for bodily injury, disease or other damages allegedly related to exposure to electromagnetic fields associated with electric transmission lines and climate change alleged to result from greenhouse gas emissions. We cannot assure you that such claims will not be asserted against us or the FET Subsidiaries or that, if determined in a manner adverse to our interests, such claims would not have a material effect on our and the FET Subsidiaries’ businesses, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, our indebtedness.

Significant increases in the FET Subsidiaries’ operation and maintenance expenses, including health care and pension costs, could adversely affect our and the FET Subsidiaries’ future earnings and liquidity.

We do not have any employees and have contracted with FESC, a direct wholly owned subsidiary of FE, to provide us with corporate, administrative, management and other services. To the extent that FESC is subject to increases in expenses in connection with the services that it provides to us, we will therefore face corresponding cost increases in fees paid to FESC. The FET Subsidiaries expect to continue to face increased cost pressures related to such operation and maintenance expenses, including in the areas of health care and pension costs. For example, the FET Subsidiaries have experienced cost increases that correlate with health care cost inflation in recent years, and we therefore expect cash outlay for health care costs, including prescription drug coverage, to continue to increase despite measures taken to limit obligations to future retirees and requiring employees to bear a higher portion of the costs of their health care benefits. The measurement of the expected future health care and pension obligations and costs is highly dependent on a variety of assumptions, many of which relate to factors beyond FESC’s, or the FET Subsidiaries’ control. These assumptions include investment returns, interest rates, discount rates, health care cost trends, benefit design changes, salary increases, the demographics of plan participants and regulatory requirements. While we anticipate that our services fees paid to FESC will continue to increase, in part due to increasing operation and maintenance expenses, if actual results differ materially from our assumptions, our costs could be significantly higher than expected, which could adversely affect our and the FET Subsidiaries’ results of operations, financial condition and liquidity because such costs could not be passed through to our customers.

Our results may be adversely affected by the volatility in pension and other post-employment benefit expenses.

FirstEnergy recognizes in income the change in the fair value of plan assets and net actuarial gains and losses for the portion of the FirstEnergy defined benefit pension and OPEB plans that ultimately are attributed to the FET Subsidiaries. This adjustment to income associated with the change in fair value is recognized in the fourth quarter of each year and whenever a plan is determined to qualify for a remeasurement, which could result in greater volatility in pension and OPEB expenses and may materially impact the results of operations of the FET Subsidiaries. Certain of the plan assets held in these trusts do not have readily determinable market values. Changes in the estimates and assumptions inherent in the value of these assets could affect the value of the trusts. If the value of the assets held by the trusts declines by a material amount, the funding obligation of the FET Subsidiaries to the trusts could materially increase. These assets are subject to market fluctuations and may yield uncertain returns, which may fall below FirstEnergy’s projected return rates. Forecasting investment earnings and costs to pay future pension and other benefit obligations, requires significant judgment and actual results may differ significantly from current estimates. Capital market conditions that generate investment losses or that negatively impact the discount rate and increase the present value of liabilities may have significant impacts on the value of the pension and other trust funds, which could require significant additional funding and negatively impact the results of operations and financial position of the FET Subsidiaries.

Cyber-attacks, data security breaches and other disruptions to our and the FET Subsidiaries’ information technology systems could compromise our and the FET Subsidiaries’ business operations, critical and proprietary information and contractor employee and customer data, which could have a material adverse effect on our and the FET Subsidiaries’ businesses, financial condition and reputations.

In the ordinary course of business, we, together with the FET Subsidiaries and their affiliates, depend on information technology systems that utilize sophisticated operational systems and network infrastructure to run all facets of our business.

Additionally, FET, the FET Subsidiaries and our affiliates store sensitive data, intellectual property and proprietary or personally identifiable information regarding our and the FET Subsidiaries’ businesses, contractor employees, shareholders, customers, suppliers, business partners and other individuals in our individual and collective data centers and on our respective networks. We may also need to provide sensitive data to vendors and service providers who require access to this information. The secure maintenance of information and information technology systems is critical to FirstEnergy’s operations.

Over the last several years, there has been an increase in the frequency of cyber-attacks by terrorists, hackers, international activist organizations, foreign governments and individuals. These and other unauthorized parties may attempt to gain access to our and the FET Subsidiaries’ network systems or facilities, or those of third parties with whom we or our subsidiaries do business, including directly through network infrastructure or through fraud, trickery, or other forms of deception against our and the FET Subsidiaries’ employees, contractors and temporary staff. Additionally, our and the FET Subsidiaries’ information and information technology systems and those of our vendors and service providers may be increasingly vulnerable to data security breaches, damage and/or interruption due to viruses, ransomware, unauthorized physical access, theft of access devices, human error, malfeasance, faulty password management or other malfunctions and disruptions. Further, hardware, software, or applications we or the FET Subsidiaries develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information and/or security.

As a source of critical infrastructure, the energy industry is at heightened threat of cyber-attacks, which are becoming increasingly more difficult to anticipate and prevent due to their rapidly evolving nature. We cannot anticipate, detect, or implement fully preventive measures against all cybersecurity threats because the techniques used are increasingly sophisticated and constantly evolving, and in some cases, assisted by artificial intelligence.

In addition, the increased use of smartphones, tablets and other wireless devices, as well as ongoing remote work-from-home arrangements, may also heighten these and other operational risks.

Our and the FET Subsidiaries’ infrastructure, as well as the transmission facilities of third parties with whom we are interconnected may be increasingly vulnerable to such attacks as a result of the rapidly evolving and increasingly sophisticated means by which attempts to defeat our and the FET Subsidiaries’ security measures and gain access to information technology systems may be made. As our transmission facilities are interconnected with those of third parties, the operation of our facilities could be adversely affected by cyber-attacks or other unexpected or uncontrollable events occurring on the systems of such third parties.

Any actual or perceived cyber-attack, data security breach, damage, interruption and/or defect could: (i) disable the FET Subsidiaries’ operations for a significant period of time; (ii) delay development and construction of new facilities or capital improvement projects; (iii) adversely affect the FET Subsidiaries’ customers’ operations; (iv) expose us to increased risk of lawsuits; (v) expose us to increased risk of regulatory penalties; (vi) expose us to increased risk of loss of potential or existing customers; (vii) expose us to increased risk of damage relating to loss of proprietary information; (viii) corrupt data; and/or (ix) result in unauthorized access to the information stored in our and the FET Subsidiaries’ data centers and on our respective networks and those of our vendors and service providers, including company proprietary information, supplier information, employee data and personal customer data, causing the information to be publicly disclosed, lost or stolen or result in incidents that could result in economic loss and liability and harmful effects on the environment and human health, including loss of life.

As cyber threats continually evolve and become more difficult to detect and successfully defend against, there can be no assurance that we or the FET Subsidiaries can implement or maintain adequate preventive measures, accurately assess the likelihood of a cyber-incident or quantify potential liabilities or losses. Also, we or the FET Subsidiaries may not discover any data security breach and loss of information for a significant period of time after the data security breach occurs, particularly those of our vendors and service providers.

For all of these reasons, for any of the FET Subsidiaries, any such cyber incident could result in significant lost revenue, the inability to conduct critical business functions and serve customers for a significant period of time, the loss of confidential, sensitive and proprietary information, including but not limited to personal information of customers, contractor and affiliate employees, suppliers, vendors and other third parties, the use of significant management resources, legal claims or proceedings, regulatory penalties, significant remediation costs, increased regulation, increased capital costs, increased protection costs for enhanced cybersecurity systems or personnel, and/or damage to our and the FET Subsidiaries’ reputations, all of which could materially adversely affect our and the FET Subsidiaries’ businesses, results of operations, financial condition and reputation.

Energy companies are subject to adverse publicity that makes them vulnerable to negative regulatory and legislative outcomes.

Energy companies, including the FET Subsidiaries, have been the subject of criticism on matters including the reliability of their electric distribution or transmission systems and services and the speed with which they are able to respond to power outages, such as those caused by storm damage. Adverse publicity of this nature, as well as negative publicity associated with the operation of coal-fired generation or proceedings seeking regulatory recoveries may cause less favorable legislative and regulatory outcomes and damage the FET Subsidiaries’ reputations, which could have an adverse impact on our and the FET Subsidiaries’ businesses and financial condition.

The physical risks associated with climate change may have an adverse impact on our and the FET Subsidiaries’ businesses, operating results and cash flows.

Physical risks of climate change such as flooding, wildfires, rising sea levels, and other related phenomena, resulting from more frequent or more extreme weather events and changes in temperature and precipitation patterns associated with climate change, could affect some, or all, of our operations. Frequent or extreme weather events could disrupt our operations and/or be destructive, which could result in increased costs, including supply chain costs. An extreme weather event within the FET Subsidiaries’ service areas could also directly affect their capital assets, such as downed wires, poles, or damage to other operating equipment, resulting in service disruptions to customers and possibly creating hazardous conditions. Further, as extreme weather conditions increase system stress, we may incur costs relating to additional system backup or service interruptions and, in some instances, we may be unable to recover such costs. For all of these reasons, these physical risks could have an adverse financial impact on our business operations, financial condition and cash flows.

Climate change poses other financial risks as well. To the extent weather conditions are affected by climate change, customers’ energy use could increase or decrease depending on the duration and magnitude of the changes. Increased energy use due to weather changes may require us to invest in additional system assets and purchase additional power. Additionally, decreased energy use due to weather changes may affect our financial condition through decreased revenues, margins or earnings.

Transition risks associated with climate change, including those related to regulatory mandates, could negatively impact our financial results.

Energy conservation could negatively impact us depending on the regulatory treatment of the associated impacts. Should we be required to invest in conservation measures that result in reduced sales from effective conservation, regulatory lag in adjusting rates for the impact of these measures could have a negative financial impact. We are unable to determine what impact, if any, future conservation activities will have on our financial condition or results of operations.

Future changes in accounting standards may affect our reported financial results.

As a reporting company subject to the periodic reporting requirements of the Exchange Act, we are subject to certain disclosure requirements, including those that relate to accounting standards. The SEC, the FASB or other authoritative bodies or governmental entities may issue new pronouncements or new interpretations of existing accounting standards that may require us to change our accounting policies. These changes are beyond our control, can be difficult to predict and could materially impact how we report our financial condition, results of operations and cash flows. We could be required to apply a new or revised standard retroactively, which could adversely affect our financial position.

Changes in local, state or federal tax laws applicable to us and the FET Subsidiaries, including the IRA of 2022, the OBBBA, or adverse audit results or tax rulings and any resulting increases in taxes and fees, may adversely affect our and the FET Subsidiaries’ results of operations, financial condition and cash flow.

We and the FET Subsidiaries are subject to various local, state and federal taxes, including income, franchise, real estate, and sales and use related taxes. We and the FET Subsidiaries exercise significant judgment in calculating such tax obligations, booking reserves as necessary to reflect potential adverse outcomes regarding tax positions we and the FET Subsidiaries have taken and utilizing tax benefits, such as carryforwards and credits. Additionally, various tax rate and fee increases may be proposed or considered in connection with such changes in local, state or federal tax law.

Neither we nor the FET Subsidiaries can predict whether, when or to what extent new legislation, regulations, interpretations or rulings will be introduced or issued, the form thereof, or whether any such legislation, regulation, interpretations or rulings will be passed by legislatures or regulatory bodies. Any such changes, or any adverse tax audit results or adverse tax rulings on positions taken by us, the FET Subsidiaries or our affiliates could have a negative impact on our and the FET Subsidiaries’ results of operations, financial condition and cash flows.

ATSI’s and MAIT’s respective rights to occupy and use the land and rights-of-way leased pursuant to Ground Leases upon or over which a substantial portion of their transmission facilities are located could be impaired by transfers of the leased property or because the Ground Leases do not describe the leased property with specificity.

Neither the Ground Leases nor any memoranda of the Ground Leases have been recorded in the jurisdictions where the relevant land and rights-of-way are located. Accordingly, in the event of a transfer by the owner of land or rights-of-way that are subject to a Ground Lease, there is a risk that a purchaser acting in good faith and without actual or constructive knowledge of ATSI’s or MAIT’s interests under the Ground Lease could obtain rights in such land and rights-of-way that are superior to that of ATSI or MAIT under such Ground Lease.

The descriptions of the leased property contained in the Ground Leases are general in nature and do not specifically identify, by metes and bounds legal descriptions or otherwise, individual parcels of property (or specific leased portions of parcels). The Ground Leases do, however, reference bills of sale and other documents containing detailed information regarding the location of the transmission assets that is useful in identifying the leased property. Because of the lack of specificity in the property descriptions in the Ground Leases, in the event of a challenge to ATSI’s or MAIT’s rights to any leased property under the Ground Leases, a court may be required to inquire beyond the actual terms of the Ground Leases to determine the full scope of ATSI’s and MAIT’s rights to such leased property, which inquiry may include an examination of such bills of sale and other documents. If in such a case the court is unable to specifically identify the property in question, the scope of ATSI’s and MAIT’s rights to access such property and operate related transmission facilities could be limited to something less than a complete leasehold interest, such as a contractual right to enter into a lease, or an access license, or an equitable right similar thereto. To the extent that there are defects or other imperfections with respect to the title to any of ATSI’s or MAIT’s assets or those ATSI or MAIT leases under the Ground Leases, ATSI, MAIT or we may incur significant expense or experience other financial losses in connection with, for example, legal proceedings contesting the validity of ATSI’s or MAIT’s title.

We are entirely dependent on FE and its affiliates, including FESC, for key personnel, including our executive officers, and other operational support. The unavailability of skilled workers, failure to attract and retain qualified personnel, and changes in our key personnel could adversely affect us.

We have contracted with FESC to provide us with corporate, administrative, management and other services under a service agreement. We depend on FESC hiring and retaining personnel sufficient to provide us support for our and our subsidiaries’ day-to day operations.

Our executive officers are employees of FESC and officers of FE. We do not maintain key person life insurance policies on any personnel, and we do not have any employment contracts or other agreements with key personnel binding them to provide services for any particular term. The loss of the services of any of these individuals could have a material adverse effect on our business. In addition, our future success will depend in part on FESC’s ability to attract and retain, additional qualified personnel.

We are also dependent on other subsidiaries of FE, including FESC, to provide goods and services to us under a mutual assistance agreement. If FESC or other subsidiaries of FE are unable or unwilling to perform for any reason or terminate the mutual assistance and service agreements, we would be required to engage substitute service providers. This could result in a significant interference with operations and increased costs.

Risks Associated with Financing and Capital Structure

In the event of volatility or unfavorable conditions in the capital and credit markets, our business, including the immediate availability and cost of short-term funds for liquidity requirements and our ability to meet long-term commitments, may be adversely affected, which could negatively impact our results of operations, cash flows and financial condition.

We rely on the capital and credit markets and our FET Revolving Facility to meet both our long-term financial commitments and short-term liquidity needs if internal funds are not available from our operations. We also deposit cash in short-term investments. In the event of volatility in the capital and credit markets, our ability to access the capital markets or draw on the FET Revolving Facility and obtain cash may be adversely affected. Our access to funds under the FET Revolving Facility is dependent on the ability of the financial institutions that are parties to the FET Revolving Facility to meet their funding commitments. Those institutions may not be able to meet their funding commitments if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests within a short period of time. Any delay in our ability to access those funds, even for a short period of time, could have a material adverse effect on our results of operations and financial condition.

Should there be fluctuations in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant foreign or domestic financial institutions or foreign governments, our access to liquidity needed for our business could be adversely affected. Unfavorable conditions could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures and reducing or eliminating future dividend payments or other discretionary uses of cash. Energy markets depend heavily on active participation by multiple counterparties, which could be adversely affected should there be disruptions in the capital and credit markets. Reduced capital and liquidity and failures of significant institutions that participate in the energy markets could diminish the liquidity and competitiveness of energy markets that are important to our business. Perceived weaknesses in the competitive strength of the energy markets could lead to pressures for greater regulation of those markets or attempts to replace those market structures with other mechanisms for the sale of power, including the requirement of long-term contracts, which could have a material adverse effect on our results of operations and cash flows.

Interest rates and/or a credit rating downgrade could negatively affect our financing costs and ability to access capital.

We have near-term exposure to interest rates from outstanding indebtedness indexed to variable interest rates, and we have exposure to future interest rates to the extent we seek to raise debt in the capital markets to meet maturing debt obligations and fund capital contributions to the FET Subsidiaries or other investment opportunities. Past disruptions in capital and credit markets, as well as quantitative tightening by the U.S. Federal Reserve Board, have resulted in higher interest rates on newly issued debt securities and increased costs for variable interest rate debt securities. Disruptions in capital and credit markets, or continued quantitative tightening by the U.S. Federal Reserve Board, could result in higher interest rates on newly issued debt securities and increase our financing costs and adversely affect our results of operations, cash flows and liquidity. Also, interest rates could change as a result of economic or other events that are beyond our risk management processes. As a result, we cannot always predict the impact that our risk management decisions may have on us if actual events lead to greater losses or costs than our risk management positions were intended to hedge. Significant and sustained increases in market interest rates could materially increase our financing costs and negatively impact our reported results of operations, cash flows and liquidity.

We expect to rely on access to bank and capital markets in the future as sources of liquidity for cash requirements not satisfied by cash distributions from the FET Subsidiaries. Increased scrutiny of the energy industry and the impacts of regulation, as well as changes in our or the FET Subsidiaries’ financial performance, could result in credit agencies reexamining our or the FET Subsidiaries’ credit ratings. A downgrade in our or the FET Subsidiaries’ credit ratings from the nationally recognized credit rating agencies, particularly to levels below investment grade, could negatively affect our or the FET Subsidiaries’ ability to access the bank and capital markets at attractive rates and increase our or the FET Subsidiaries’ borrowing costs, especially in a time of uncertainty in either of those markets. Furthermore, a downgrade could increase the cost of such capital by causing us to incur higher interest rates and fees associated with such capital. A rating downgrade would also further increase our interest expense on our FET Revolving Facility and would also further increase the fees we pay on our FET Revolving Facility, thus increasing the cost of our working capital. Such a rating downgrade could also negatively impact our ability to grow our business or execute our business strategies by substantially increasing the cost of, or limiting access to, capital.

Further, events related to the ongoing government investigations may expose us to higher interest rates for additional indebtedness, whether as a result of a rating downgrade or otherwise, which could restrict our ability to obtain additional or replacement financing on acceptable terms or at all.

We must rely on cash from the FET Subsidiaries to make payments on our Indebtedness.

As a holding company with no business operations and no material assets other than our stock and membership interests in the FET Subsidiaries, we conduct our operations primarily through the FET Subsidiaries and substantially all of our consolidated assets are held by the FET Subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under our indebtedness are largely dependent upon the earnings of the FET Subsidiaries and the distribution or other payment of these earnings to us in the form of dividends. The FET Subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on FET’s indebtedness or to make any funds available for payment of amounts due on FET’s indebtedness. The ability of each of the FET Subsidiaries to pay dividends and make other payments to us is subject to, among other things, the availability of funds, after taking into account capital expenditure requirements, organizational documents, the terms of its indebtedness, applicable state laws, FERC regulations and the FPA and various other agreements.

Our obligations under our indebtedness will be effectively subordinated to all existing and future liabilities of our subsidiaries.

Because we are a holding company, our obligations under our indebtedness will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights and the rights of our creditors, including the rights of the holders of our indebtedness, to participate in the liquidation of assets of any subsidiary will be subject to the prior claims of the subsidiary’s creditors. To the extent that we may be a creditor with recognized claims against any of our subsidiaries, our claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness, other liabilities and preferred securities, of the subsidiary, senior to that held by us. As of September 30, 2025, the FET Subsidiaries had approximately $4.1 billion of external indebtedness outstanding, consisting of senior notes, of which $2.0 billion, $1.5 billion and $595 million represents outstanding indebtedness of ATSI, MAIT and TrAIL, respectively. Our subsidiaries have no preferred securities outstanding.

Risks Associated with Reputational Damage and HB 6 Related Litigation and Investigations

Damage to our and/or FirstEnergy’s reputation may arise from numerous sources making it and its subsidiaries vulnerable to negative customer perception, adverse regulatory outcomes, or other consequences, which could materially adversely affect our business, results of operations, and financial condition.

Our reputation is important. Damage to FirstEnergy’s reputation, including the reputation of any of its subsidiaries, such as FET, could materially adversely affect our business, results of operations and financial condition. Such damage may arise from numerous sources further discussed below. Any damage to our reputation, either generally or as a result of the foregoing, may lead to negative customer perception, which may make it difficult for us to compete successfully for new opportunities, or could adversely impact our ability to launch new sophisticated technology-driven solutions to meet our customer expectations. A damaged reputation could further result in FERC, PUCO and other regulatory and legislative authorities being less likely to view us in a favorable light and could negatively impact the rates we charge customers or otherwise cause us to be susceptible to unfavorable legislative and regulatory outcomes, as well as increased regulatory oversight and more stringent legislative or regulatory requirements.

HB 6 related investigation and litigation could have a material adverse effect on FirstEnergy’s reputation, business, financial condition, results of operations, liquidity or cash flows and such adverse effects could extend to us.

On July 21, 2020, a complaint and supporting affidavit containing federal criminal allegations were unsealed against the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. In March 2023, a jury found Mr. Householder and his co-defendant, Matthew Borges, guilty and in June 2023, the two were sentenced to prison for 20 and five years, respectively. Messrs. Householder and Borges have appealed their sentences. Also, on July 21, 2020, and in connection with the USAO’s investigation, FirstEnergy received subpoenas for records from the USAO. FirstEnergy was not aware of the criminal allegations, affidavit or subpoenas before July 21, 2020. On July 21, 2021, FE entered into a three-year DPA with the USAO that, subject to court proceedings, resolves this matter. Among other things under the DPA, FirstEnergy paid a $230 million monetary penalty in 2021 and agreed to the filing of a criminal information charging FirstEnergy with one count of conspiracy to commit honest services wire fraud.

As of July 21, 2024, FirstEnergy successfully completed the obligations required within the three-year term of the DPA. Under the DPA, and until the conclusion of any related investigation, criminal prosecution and civil proceeding brought by the USAO, FirstEnergy has an obligation to continue (i) publishing quarterly a list of all payments to 501(c)(4) entities and all payments to entities known by FirstEnergy operating for the benefit of a public official, either directly or indirectly; (ii) not making any statements that contradict the DPA; (iii) notifying the USAO of any changes in FirstEnergy’s corporate form; and (iv) cooperating with the USAO. In accordance with the DPA, these obligations will continue until the completion of any related investigation, criminal prosecution, and civil proceeding brought by the U.S. Attorney’s Office related to the conduct set forth in the DPA’s statement of facts, including the January 17, 2025 indictment against two former FirstEnergy senior officers. Within 30 days of those matters concluding, and FirstEnergy’s successful completion of its remaining obligations, the USAO will dismiss the criminal information. If FirstEnergy is found to have breached the terms of the DPA, the USAO may elect to prosecute, or bring a civil action against, FirstEnergy for conduct alleged in the DPA or known to the government, which could result in fines or penalties and could have a material adverse impact on FirstEnergy’s reputation or relationships with regulatory and legislative authorities, customers and other stakeholders, which may, in turn, have an adverse material impact on us.

Following the announcement by the USAO of the investigation surrounding HB 6 in July 2020, certain of FirstEnergy’s stockholders and customers filed several lawsuits against FirstEnergy and certain current and former directors, officers and other employees, including the federal securities class action litigation In re: FirstEnergy Corp. Securities Litigation (S.D. Ohio). FirstEnergy believes that it is probable that FirstEnergy will incur a loss in connection with the resolution of In re: FirstEnergy Corp. Securities Litigation. Given the ongoing nature and complexity of such litigation, FirstEnergy cannot yet reasonably estimate a loss or range of loss that may arise from its resolution. However, if it is resolved against FirstEnergy, substantial monetary damages could result and its reputation, business, financial condition, results of operations, liquidity or cash flows may be materially adversely affected, which may, in turn, have an adverse material impact on us.

Risks Associated with the New Notes

There are limited covenants and protections in the Indenture; consequently, we and our subsidiaries may be able to incur substantially more indebtedness, a portion of which could be secured indebtedness.

While the Indenture (as defined under “Description of the Notes”) contains and the New Notes will contain terms intended to provide protection to holders upon the occurrence of certain events, those terms are and will be limited and may not be sufficient to protect your investment in the New Notes. For example, the Indenture does not limit the amount of unsecured indebtedness we may incur; however, the limitation on liens provision of the Indenture does limit the amount of secured indebtedness that we may incur without ratably securing the New Notes. Such secured indebtedness would be senior to the New Notes. The liens that are expressly permitted under that provision of the Indenture are summarized herein under the heading “Description of the Notes—Certain Covenants—Limitation on Liens.”

The New Notes are not secured by any liens on our assets; consequently, any future secured creditors will be entitled to remedies that would give them priority over the holders of the New Notes to collect amounts due to them.

In addition to being effectively subordinated to the existing and future indebtedness and other obligations of our Regulated Transmission Subsidiaries, the New Notes will not be secured by any liens on our or the FET Subsidiaries’ assets. Because the New Notes are our unsecured obligations, the right of repayment of the holders of the New Notes will be effectively subordinated to any future secured creditors to the extent of the value of the collateral securing the related debt if we enter into bankruptcy, liquidation, reorganization or other winding up proceedings or if an event of default occurs under any such future secured indebtedness.

Your ability to resell the New Notes may be limited by a number of factors; prices for the New Notes may be volatile.

There currently is no established market, and no active or liquid trading market may develop for the New Notes. We do not intend to apply for listing of the New Notes on any securities exchange or on any automated dealer quotation system. If a market for the New Notes were to develop, the New Notes could trade at prices that may be higher or lower than reflected by their initial offering price, depending on many factors, including among other things:

•	changes in the overall market for debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the New Notes;

•	the interest of securities dealers in making a market for the New Notes; and

•	prevailing interest rates.

Risks Associated with the Exchange Offer

If you fail to exchange your Outstanding Notes, the existing transfer restrictions will remain in effect and the market value of your Outstanding Notes may be adversely affected because they may be more difficult to sell.

If you fail to exchange your Outstanding Notes for New Notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the Outstanding Notes. In general, the Outstanding

Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the Registration Rights Agreement, we do not intend to register resales of the Outstanding Notes.

If you do not exchange your Outstanding Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Outstanding Notes described in the legend on the certificates for your Outstanding Notes. In general, you may only offer or sell the Outstanding Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the Outstanding Notes under the Securities Act. For further information regarding the consequences of not tendering your Outstanding Notes in the exchange offer, please read “The Exchange Offer — Consequences of Failure to Exchange.”

The exchange offer may not be completed.

We are not obligated to complete the exchange offer under certain circumstances. See “The Exchange Offer — Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their New Notes, during which time those holders of Outstanding Notes will not be able to effect transfers of their Outstanding Notes tendered in the exchange offer.

If you do not properly tender your Outstanding Notes, you will continue to hold unregistered notes and your ability to transfer your Outstanding Notes will be adversely affected.

We will only issue New Notes in exchange for Outstanding Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Outstanding Notes, and you should carefully follow the instructions on how to tender your Outstanding Notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of Outstanding Notes. See “The Exchange Offer—Procedures for Tendering Outstanding Notes through Brokers and Banks” and “Description of the Notes.”

If you do not exchange your Outstanding Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Outstanding Notes described in the legend on the certificates for your Outstanding Notes. In general, you may only offer or sell the Outstanding Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the Outstanding Notes under the Securities Act. For further information regarding the consequences of not tendering your Outstanding Notes in the exchange offer, see “The Exchange Offer—Consequences of Failure to Exchange.”

You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the New Notes.

If you tender your Outstanding Notes for the purpose of participating in a distribution of the New Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes. In addition, if you are a broker-dealer that receives New Notes for your own account in exchange for Outstanding Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such New Notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the Registration Rights Agreement that we entered into in connection with the private offering of the Outstanding Notes. We will not receive any cash proceeds from the issuance of New Notes in the exchange offer. In consideration for issuing the New Notes, we will receive Outstanding Notes in like principal amount. The Outstanding Notes surrendered in exchange for the New Notes will be retired and cancelled.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements.

FET was organized as a limited liability company under the laws of the State of Delaware in 2006. On May 31, 2022, Brookfield acquired 19.9% of the membership interests of FET. On March 25, 2024, Brookfield acquired an additional 30% of the outstanding membership interests of FET. As a result, Brookfield’s equity interest in FET increased to 49.9%, while FE retained the remaining 50.1% equity interest in FET. FET is a consolidated VIE of FE. On January 1, 2024, PN and ME contributed their respective Class B equity interests of MAIT to FE, which were ultimately contributed to FET in exchange for a special purpose membership interest in FET. So long as FE holds the FET special purpose membership interests, it will receive 100% of any Class B distributions made by MAIT.

FET is the holding company for the FET Subsidiaries and PATH. Through its subsidiaries, FET owns and operates high-voltage transmission facilities within the PJM region, which consist of 12,520 circuit miles of transmission lines with nominal voltages of 500 kV, 345 kV, 230 kV, 138 kV, 115 kV, 69 kV and 46 kV in Ohio, Pennsylvania, West Virginia, Maryland and Virginia. FET has a single operating segment. FET’s revenues are derived primarily from the FET Subsidiaries. The FET Subsidiaries, in turn, derive nearly all of their revenues from providing network transmission service, point-to-point transmission service, and scheduling, control and dispatch service over their respective systems. The FET Subsidiaries are subject to regulation by FERC and applicable state regulatory authorities. The FET Subsidiaries’ rate base was $8.5 billion as of December 31, 2024.

The FET Subsidiaries’ transmission facilities are connected to generation resources, distribution facilities and neighboring transmission systems. The transmission facilities currently transmit electricity in PJM from generating stations to local electricity distribution facilities located, in the case of ATSI, primarily in Ohio and Pennsylvania, in the case of MAIT, primarily in Pennsylvania, and in the case of TrAIL, primarily in Pennsylvania, West Virginia and northern Virginia.

As transmission-only companies, the FET Subsidiaries function as conduits, moving power from affiliated and unaffiliated generators to local distribution facilities or to interconnected transmission systems either entirely through their own systems or in conjunction with neighboring transmission systems. Affiliated and unaffiliated entities then distribute power through these local distribution facilities to end-use customers. The transmission of electricity by the FET Subsidiaries is a central function to the provision of electricity to residential, commercial and industrial end-use customers. PJM, on behalf of the FET Subsidiaries, charges rates established by the FET Subsidiaries using a forward-looking cost-of-service formula rate template on file with FERC.

On February 21, 2025, FET, Dominion HV and Transource entered into the Valley Link LLCA, which amended and restated a provisional operating agreement among the members entered into in November 2024. The Valley Link LLCA establishes the general framework for managing Valley Link, which was formed by FET, Dominion HV, and Transource to accept, design, develop, construct, own, operate and finance the transmission projects awarded by PJM to Valley Link on February 26, 2025, in response to the PJM 2024 Regional Transmission Expansion Plan Long-Term Proposal Window #1. This general framework includes the relationship among the members, confers governance rights to its members so long as certain ownership percentages are maintained, as described below, and defines the list of projects that Valley Link will have the right to develop. Valley Link is the owner of the Valley Link Subsidiaries, which are organized in various states. The Valley Link Subsidiaries comprise the entities that are expected to develop, construct, own, operate and maintain the transmission projects awarded by PJM. On February 26, 2025, PJM awarded two electric transmission projects to Valley Link, including the construction of (i) approximately 260 miles of 765-kilovolt (kV) transmission line and two substations between Putnam County, West Virginia and Frederick County, Maryland; (ii) approximately 155 miles of 765-kV transmission line and a substation between Campbell County, Virginia and Fauquier County, Virginia; and (iii) a new substation in Caroline County, Virginia.

The FET Subsidiaries, together with PJM, plan, operate and maintain their transmission systems in accordance with the reliability standards developed by NERC and approved by FERC to ensure reliable service to customers. The business strategy for the FET Subsidiaries’ transmission systems is to operate, maintain and invest in transmission infrastructure to continue to ensure system integrity and reliability and to prudently manage expenses, capital expenditures and regulatory compliance.

Energize365

A robust plan for customer-focused growth, Energize365, FET’s transmission investment plan, is the centerpiece of its regulated transmission capital investment strategy that aims to utilize all investments to support its strategic priorities including clean energy, improving grid reliability and resiliency and supporting the clean energy transition. Through the Energize365 program, FET expects to spend approximately $8.6 billion in system-wide capital investments from 2025 through 2029. FET believes there is a continued long-term pipeline of investment opportunities for its existing transmission infrastructure beyond those identified through 2029.

Summary of Results of Operations— Third Quarter 2025 Compared with Third Quarter 2024

FET’s financial results for the third quarter of 2025 and 2024 were as follows:

	For the Three Months Ended September 30,
(In millions)	2025	2024	Change
Revenues:
Revenue from non-affiliates	$460	$447	$13
Revenue from affiliates	4	4	—

Total Revenues	464	451	13

Operating Expenses:
Other operating expenses	68	103	(35)
Provision for depreciation	88	82	6
Amortization of regulatory assets, net	1	1	—
General taxes	73	70	3

Total Operating Expenses	230	256	(26)

Other Income (Expense):
Interest income from affiliates	3	4	(1)
Miscellaneous income (expense), net	(1)	4	(5)
Interest expense - other	(81)	(70)	(11)
Interest expense - affiliates	—	—	—
Capitalized financing costs	23	15	8

Total Other Expense	(56)	(47)	(9)

Income taxes (benefits)	(24)	37	(61)
Income attributable to noncontrolling interest	21	17	4

Earnings Attributable to FirstEnergy Transmission, LLC	$181	$94	$87

Results of Operations— Third Quarter of 2025 Compared with Third Quarter of 2024

Earnings attributable to FET increased by $87 million in the third quarter of 2025, as compared to the same period of 2024, primarily due to a discrete tax benefit related to a remeasurement of excess deferred income taxes and higher revenues from regulated capital investments that increased rate base, partially offset by the expected elimination of the 50 basis point ROE adder associated with ATSI’s RTO membership as a result of the Sixth Circuit ruling in January 2025.

Revenues

Total revenues increased by $13 million in the third quarter of 2025, as compared to the same period of 2024, primarily due to higher rate base, partially offset by the recovery of lower operating expenses and the expected elimination of the 50 basis point ROE adder associated with ATSI’s RTO membership as a result of the Sixth Circuit ruling in January 2025.

Revenues by transmission asset owner are shown in the following table:

	For the Three Months Ended September 30,
Revenues by Transmission Asset Owner	2025	2024	Change
	(In millions)
ATSI	$278	$268	$10
TrAIL	68	69	(1)
MAIT	121	117	4
Intercompany Eliminations	(3)	(3)	—

Total Consolidated Revenues	$464	$451	$13

Operating Expenses

Total operating expenses decreased by $26 million in the third quarter of 2025, as compared to the same period of 2024, primarily due to lower operating and maintenance expenses and the absence of an $11 million impairment charge associated with the Akron general office in the third quarter of 2024, partially offset by higher depreciation and property tax expenses from a higher asset base. Other than the impairment charge, nearly all operating expenses are recovered through formula rates.

Other Expenses

Total other expenses increased by $9 million in the third quarter of 2025, as compared to the same period of 2024, primarily due to higher interest expenses from new long-term debt issuances, partially offset by higher capitalized financing costs.

Income Taxes

FET’s effective tax rate for the three months ended September 30, 2025 and 2024, was (13.5)% and 25.0%, respectively. The decrease in the effective tax rate is primarily due to a tax benefit related to a remeasurement of excess deferred income taxes recognized in 2025.

Summary of Results of Operations— First Nine Months of 2025 Compared with First Nine Months of 2024

FET’s financial results for the first nine months of 2025 and 2024 were as follows:

	For the Nine Months Ended September 30,
(In millions)	2025	2024	Change
Revenues:
Revenue from non-affiliates	$1,354	$1,301	$53
Revenue from affiliates	13	13	—

Total Revenues	1,367	1,314	53

Operating Expenses:
Other operating expenses	226	257	(31)
Provision for depreciation	262	239	23
Amortization of regulatory assets, net	4	4	—
General taxes	220	209	11

Total Operating Expenses	712	709	3

Other Income (Expense):
Interest income from affiliates	12	7	5
Miscellaneous income (expense), net	1	5	(4)
Interest expense—other	(227)	(194)	(33)
Interest expense—affiliates	(2)	(7)	5
Capitalized financing costs	57	41	16

Total Other Expense	(159)	(148)	(11)

Income Taxes	48	133	(85)
Income attributable to noncontrolling interest	58	52	6

Earnings Attributable to FirstEnergy Transmission, LLC	$390	$272	$118

Results of Operations— First Nine Months of 2025 Compared with First Nine Months of 2024

Earnings attributable to FET increased by $118 million in the first nine months of 2025, as compared to the same period of 2024, primarily due to a discrete tax benefit related to a remeasurement of excess deferred income taxes recognized in the third quarter of 2025, the absence of a discrete tax charge related to the FET Equity Interest Sale in the first quarter of 2024, and higher revenues from regulated capital investments that increased rate base, partially offset by the expected elimination of the 50 basis point ROE adder associated with ATSI’s RTO membership as a result of the Sixth Circuit ruling in January 2025 and true-up adjustments from the annual forward looking transmission rate filings.

Revenues

Total revenues increased by $53 million in the first nine months of 2025, as compared to the same period of 2024, primarily due to a higher rate base and recovery of higher transmission operating expenses, partially offset by the expected elimination of the 50 basis point ROE adder associated with ATSI’s RTO membership as a result of the Sixth Circuit ruling in January 2025 and true-up adjustments from the annual forward looking transmission rate filings.

Revenues by transmission asset owner are shown in the following table:

	For the Nine Months Ended September 30,
Revenues by Transmission Asset Owner	2025	2024	Change
	(In millions)
ATSI	$807	$782	$25
TrAIL	201	209	(8)
MAIT	367	333	34
Other	—	(2)	2
Intercompany Eliminations	(8)	(8)	—

Total Revenues	$1,367	$1,314	$53

Operating Expenses

Total operating expenses increased by $3 million in the first nine months of 2025, as compared to the same period of 2024, primarily due to higher depreciation and property tax expenses from a higher asset base, partially offset by lower operating and maintenance expenses and the absence of an $11 million impairment charge associated with the Akron general office in 2024. Other than the impairment charge, nearly all operating expenses are recovered through formula rates.

Other Expenses

Total other expenses increased by $11 million in the first nine months of 2025, as compared to the same period of 2024, primarily due to higher interest expenses from new long-term debt issuances, partially offset by higher capitalized financing costs and the absence of a prior year non-recoverable charge.

Income Taxes

FET’s effective tax rate for the nine months ended September 30, 2025 and 2024, was 9.7% and 29.1% respectively. The decrease in the effective tax rate is primarily due to a tax benefit related to a remeasurement of excess deferred income taxes recognized in the third quarter of 2025, and the absence of a tax charge related to the FET Equity Interest Sale in the first quarter of 2024.

Summary of Results of Operations—2024 Compared with 2023

FET’s financial results for the years ended December 31, 2024 and 2023, were as follows:

	For the Years Ended December 31,
(In millions)	2024	2023	Change
REVENUES:
Revenues from non-affiliates	$1,684	$1,636	$48
Revenues from affiliates	17	16	1

Total revenues	1,701	1,652	49

OPERATING EXPENSES:
Other operating expenses	329	313	16
Provision for depreciation	321	291	30
Amortization of regulatory assets, net	6	6	—
General taxes	279	256	23

Total operating expenses	935	866	69

OPERATING INCOME	766	786	(20)

	For the Years Ended December 31,
(In millions)	2024	2023	Change
OTHER INCOME (EXPENSE):
Interest income from affiliates	12	16	(4)
Miscellaneous income, net	4	2	2
Pension and OPEB mark-to-market adjustment	7	(31)	38
Interest expense - other	(266)	(220)	(46)
Interest expense - affiliates	(7)	(17)	10
Capitalized financing costs	57	38	19

Total other expense	(193)	(212)	19

INCOME BEFORE INCOME TAXES	573	574	(1)
INCOME TAXES	162	136	26

NET INCOME	411	438	(27)
Income attributable to noncontrolling interest	69	69	—

EARNINGS ATTRIBUTABLE TO FIRSTENERGY TRANSMISSION, LLC	$342	$369	$(27)

Results of Operations

Earnings attributable to FET decreased by $27 million in 2024, as compared to the same period of 2023, primarily due to a charge for an expected refund as a result of the Sixth Circuit ruling related to the 50 basis point ROE incentive and a charge from FESC in connection with its planned exit from the Akron general office, as further discussed below, partially offset by higher revenues from regulated capital investments that increased rate base.

Revenues

Total revenues increased by $49 million in 2024, as compared to 2023, primarily due to higher rate base and recovery of higher transmission operating expenses partially offset by the expected refund associated with the Sixth Circuit ruling noted above.

Revenues by transmission asset owner are shown in the following table:

	For the Years Ended December 31
Revenues by Transmission Asset Owner	2024	2023	Change
	(In millions)
ATSI	$1,000	$982	$18
TrAIL	274	279	(5)
MAIT	440	399	41
PATH	(2)	2	(4)
Intercompany Eliminations	(11)	(10)	(1)

Total Consolidated Revenues	$1,701	$1,652	$49

Operating Expenses

Total operating expenses increased by $69 million in 2024, as compared to 2023, primarily due to higher operation and maintenance costs of $5 million, increased property taxes of $23 million and depreciation of $30 million due to a higher asset base and a $11 million charge from FESC in connection with its planned exit from the Akron general office. Other than the general office charge, nearly all operating expenses are recovered through formula rates, resulting in no material impact to earnings.

Other Expenses

Total other expense decreased $19 million in 2024, as compared to the same period of 2023, primarily due to a change in pension and OPEB mark-to-market adjustment, partially offset by higher net financing costs associated with new debt issuances and interest related to the expected refund associated with the Sixth Circuit ruling noted above.

Income Taxes

FET’s effective tax rate for the years ended December 31, 2024 and 2023, was 28.3% and 23.7%, respectively. The increase in the effective tax was primarily due to discrete tax charges related to the FET Equity Interest Sale, as well as the absence of a discrete tax benefit related to the expected utilization of state NOL carryforwards recognized in 2023.

Summary of Results of Operations—2023 Compared with 2022

FET financial results for the years ended December 31, 2023 and 2022, were as follows:

	For the Years Ended December 31,
(In millions)	2023	2022	Change
REVENUES:
Revenues from non-affiliates	$1,636	$1,523	$113
Revenues from affiliates	16	15	1

Total revenues	1,652	1,538	114

OPERATING EXPENSES:
Other operating expenses	313	378	(65)
Provision for depreciation	291	263	28
Amortization of regulatory assets, net	6	6	—
General taxes	256	247	9

Total operating expenses	866	894	(28)

OPERATING INCOME	786	644	142

OTHER INCOME (EXPENSE):
Interest income from affiliates	16	49	(33)
Miscellaneous income, net	2	2	—
Pension and OPEB mark-to-market adjustment	(31)	(11)	(20)
Interest expense—other	(220)	(207)	(13)
Interest expense—affiliates	(17)	(49)	32
Capitalized financing costs	38	36	2

Total other expense	(212)	(180)	(32)

INCOME BEFORE INCOME TAXES	574	464	110
INCOME TAXES	136	111	25

NET INCOME	438	353	85
Income attributable to noncontrolling interest	69	59	10

EARNINGS ATTRIBUTABLE TO FIRSTENERGY TRANSMISSION, LLC	$369	$294	$75

Results of Operations

Earnings attributable to FET increased $75 million in 2023, as compared to the same period of 2022, primarily due to the absence of a reserve for customer refunds and the reclassification of certain transmission capital assets that are not expected to be recoverable resulting from the FERC Audit that was recognized in the third quarter of 2022, as further discussed below, and as a result of regulated capital investments that increased rate base.

Revenues

Total revenues increased by $114 million in 2023, as compared to 2022, primarily due to the absence of a reserve for customer refunds and the reclassification of certain transmission capital assets that are not expected to be recoverable resulting from the FERC Audit that was recognized in the third quarter of 2022, as further discussed below, and a higher rate base.

Revenues by transmission asset owner are shown in the following table:

	For the Years Ended December 31
Revenues by Transmission Asset Owner	2023	2022	Change
	(In millions)
ATSI	$982	$924	$58
TrAIL	279	279	—
MAIT	399	344	55
PATH	2	1	1
Intercompany Eliminations	(10)	(10)	—

Total Consolidated Revenues	$1,652	$1,538	$191

Operating Expenses

Total operating expenses decreased by $28 million in 2023, as compared to 2022, primarily due to the absence of the reclassification of certain transmission capital assets to operating expenses of $99 million as a result of the FERC Audit, partially offset by higher operation and maintenance costs of $34 million, higher depreciation of $28 million and property tax expenses of $9 million from a higher asset base. Nearly all operating expenses are recovered through formula rates, resulting in no material impact on current period earnings.

Other Expenses

Total other expense increased $32 million in 2023, as compared to the same period of 2022, primarily due to lower interest income related to the money pool of $33 million, a pension and OPEB mark-to-market adjustment of $20 million and interest on long-term debt of $13 million from debt issued at ATSI and MAIT, partially offset by higher interest income of $32 million from the promissory note with FE related to the equity interest sale mentioned above and higher capitalized financing costs of $2 million.

Income Taxes

FET’s effective tax rate for the years ended December 31, 2023 and 2022, was 23.7% and 23.9%, respectively.

REGULATORY ASSETS AND LIABILITIES

Regulatory assets represent incurred costs that have been deferred because of their probable future recovery from customers through regulated rates. Regulatory liabilities represent amounts that are expected to be credited to customers through future regulated rates or amounts collected from customers for costs not yet incurred. The FET Subsidiaries net their regulatory assets and liabilities based on federal jurisdictions.

Management assesses the probability of recovery of regulatory assets, and settlement of regulatory liabilities, at each balance sheet date and whenever new events occur. Factors that may affect probability relate to changes in the regulatory environment, issuance of a regulatory commission order or passage of new legislation. Upon material changes to these factors, where applicable, FET will record new regulatory assets and liabilities and will assess whether it is probable that currently recorded regulatory assets and liabilities will be recovered or settled in future rates.

The following table provides information about the composition of net regulatory assets and liabilities as of September 30, 2025, and December 31, 2024, 2023, and 2022 and the changes during the years ended December 31, 2024, 2023, and 2022:

	As of September 30, 2025	As of December 31,
Net Regulatory Assets (Liabilities) by Source		2024	2023	2022	Change 24-23	Change 23-22
	(In millions)
Customer payables for future income taxes	$(482)	$(582)	$(588)	$(594)	$6	$6
Asset removal costs	28	9	1	(9)	8	10
Deferred transmission costs	(6)	117	262	124	(145)	138
MISO exit fee(1)	22	26	30	34	(4)	(4)
Vegetation management costs(1)	5	6	7	8	(1)	(1)
Other	—	—	(4)	(5)	4	1

Net Regulatory Liabilities included on the Consolidated Balance Sheets	$(433)	$(424)	$(292)	$(442)	$(132)	$150

(1)	These regulatory assets do not earn a current return, but they are currently being recovered by rates.

The following is a description of the regulatory assets and liabilities described above:

Customer payables for future income taxes—Reflects amounts to be recovered or refunded through future rates to pay income taxes that become payable when rate revenue is provided to recover items such as AFUDC-equity and depreciation of property, plant and equipment for which deferred income taxes were not recognized for ratemaking purposes, including amounts attributable to federal and state tax rate changes such as the Tax Act and Pennsylvania House Bill 1342. These amounts are being amortized over the period in which the related deferred tax assets reverse, which is generally over the expected life of the underlying asset.

Asset removal costs—Reflects amounts to be recovered or refunded through future rates to pay for the cost of activities to remove assets that are expected to be incurred at the time of retirement.

Deferred transmission costs—Reflects differences between revenues earned based on actual costs for the FET Subsidiaries’ formula transmission rates and the amounts billed, which amounts are recorded as a regulatory asset or liability and recovered or refunded, respectively, in subsequent periods.

MISO exit fee—Relates to the recovery of certain costs from the transfer of control of ATSI’s transmission assets from MISO to PJM (amortized though 2030).

Vegetation management costs—Relates to regulatory assets associated with the recovery of certain transmission vegetation management costs at ATSI (amortized through 2030).

CAPITAL RESOURCES AND LIQUIDITY

FET expects its existing sources of liquidity to remain sufficient to meet its anticipated obligations. FET and the FET Subsidiaries’ business is capital intensive, requiring significant resources to fund operating expenses, construction expenditures, scheduled debt maturities and interest and distribution payments.

The payment of distributions is reviewed by FET’s senior management on an ongoing basis. They review earnings, cash, capital structures, restrictions and expected ongoing cash and earnings prior to a distribution recommendation being made for consideration and authorization by the FET Board. Additionally, so long as FE holds the FET special purpose membership interests in MAIT, it will receive 100% of any Class B distributions made by MAIT.

In addition to internal sources to fund liquidity and capital requirements for 2025 and beyond, FET and the FET Subsidiaries expect to rely on external sources of funds. Short-term cash requirements not met by cash provided from operations are generally satisfied through affiliated and non-affiliated short-term borrowings. Long-term cash needs may be met through the issuance of long-term debt or equity contributions from FE and/or Brookfield. FET and the FET Subsidiaries expect that borrowing capacity under the Credit Facilities will continue to be available to manage working capital requirements along with continued access to long-term capital markets.

Any financing plans by FET and the FET Subsidiaries including, but not limited to, the raising of equity and issuance of debt, and the refinancing of short-term and maturing long-term debt are subject to market conditions and other factors. No assurance can be given that any such issuances, financing or refinancing, as the case may be, will be completed as anticipated or at all. Any delay in the completion of financing plans could require FET and the FET Subsidiaries to utilize short-term borrowing capacity, which could impact available liquidity. In addition, FET and the FET Subsidiaries expect to continually evaluate any planned financings, which may result in changes from time to time.

While supply lead times have not fully returned to pre-pandemic levels, FET and its subsidiaries continue to monitor the situation in light of demand increases across the industry, including due to data center usage, and uncertainty around the imposition of tariffs by the U.S. government and retaliatory tariffs that have been, and may be, imposed in response. FET and its subsidiaries continue to implement mitigation strategies to address supply constraints and do not expect any corresponding service disruptions or any material impact on its capital investment plan. However, the situation remains fluid and a prolonged continuation or further increase in demand, or the continuation of uncertain or adverse macroeconomic conditions, including inflationary pressures and new or increased existing tariffs, could lead to an increase in supply chain disruptions that could, in turn, have an adverse effect on FET’s consolidated results of operations, cash flow and financial condition. For example, in April 2025, the U.S. government began imposing tariffs intended to address trade deficits and inconsistent economic treatment of importation between the United States and other countries. In response, China, among other countries, has announced retaliatory tariffs against certain imports from the United States. In August 2025, certain country-specific “reciprocal tariffs” went into effect, and the U.S. government and other foreign governments have taken additional measures since that time. The scope and duration of global tariffs continue to evolve, which creates sustained uncertainty in global trade policy. The imposition of new, modified or increased tariffs or resultant trade wars, and the uncertainties associated with the same, could have an adverse effect on FET’s consolidated cash flow and financial condition.

As of September 30, 2025, FET’s net deficit in working capital (current assets less current liabilities) was primarily due to current portion of long-term debt, short-term borrowings, accounts payable and accrued interest and taxes. FET believes its cash from operations and available liquidity will be sufficient to meet its current working capital needs.

Short-Term Borrowings / Revolving Credit Facilities

On October 27, 2025, FET and the FET Subsidiaries entered into amendments to their respective credit facilities to, among other things: (i) remove the 10 basis point credit spread adjustment from the interest rate calculation; (ii) permit a one-week interest period for any Term Benchmark Advance (as defined under each of the credit facilities) based upon daily simple SOFR; and (iii) extend the maturity date of each credit facility for an additional one-year period.

The credit facilities, as amended on October 27, 2025, are as follows:

•	FET, $1.0 billion revolving credit facility, matures on October 20, 2030; and

•	ATSI, MAIT and TrAIL, $850 million revolving credit facility, matures on October 18, 2029.

Borrowings under the Credit Facilities may be used for working capital and other general corporate purposes. Generally, borrowings under the Credit Facilities are available to each borrower separately and mature on the earlier of 364 days from the date of borrowing or the commitment termination date, as the same may be extended. The Credit Facilities contain financial covenants requiring each borrower to maintain a consolidated debt-to-total-capitalization ratio (as defined under the Credit Facilities) of no more than 65%, and 75% for FET, measured at the end of each fiscal quarter.

The Credit Facilities bear interest at fluctuating interest rates, primarily based on SOFR, including term SOFR and daily simple SOFR. FET has not hedged its interest rate exposure with respect to its floating rate debt. Accordingly, FET’s interest expense for any particular period will fluctuate based on SOFR and other variable interest rates. Restricted access to capital markets and/or increased borrowing costs could have an adverse effect on FET’s results of operations, cash flows, financial condition and liquidity.

FET had $281 million, $302 million and $383 million of outstanding short-term borrowings as of September 30, 2025, December 31, 2024 and December 31, 2023, respectively. FET’s available liquidity from external sources as of October 27, 2025, was as follows:

Revolving Credit Facility	Maturity	Commitment	Available Liquidity
		(In millions)
FET	October 2030	$1,000	$720
ATSI, MAIT and TrAIL	October 2029	850	837

	Subtotal	$1,850	$1,557
	Cash and cash equivalents	—	201

	Total	$1,850	$1,758

The following table summarizes the limitations on short-term indebtedness applicable to each borrower under current regulatory approvals and applicable statutory and/or charter limitations as of September 30, 2025:

Individual Borrower	Regulatory Debt Limitations	Credit Facility Commitment	Debt-to-Total- Capitalization Ratio
	(In millions)
ATSI(1)	$500	$350	40.0%
FET	N/A	1,000	66.0%
MAIT(1)	400	350	37.1%
TrAIL(1)	400	150	37.8%

(1)	Regulatory debt limitations include amounts which may be borrowed under the regulated companies’ money pool.

Subject to each borrower’s sublimit, the amounts noted below are available for the issuance of LOCs (subject to borrowings drawn under the Credit Facilities) expiring up to one year from the date of issuance. The stated amount of outstanding LOCs will count against total commitments available under the Credit Facilities and against the borrowers’ borrowing sublimit. As of September 30, 2025, FET and the FET Subsidiaries had $13 million in outstanding LOCs.

Revolving Credit Facility	LOC Availability as of September 30, 2025	LOC Utilized as of September 30, 2025
	(In millions)
FET	$100	$—
ATSI, MAIT and TrAIL	200	13

The Credit Facilities do not contain provisions that restrict the ability to borrow or accelerate payment of outstanding advances in the event of any change in credit ratings of the borrowers. Pricing is defined in “pricing grids,” whereby the cost of funds borrowed under the Credit Facilities are related to the credit ratings of the company borrowing the funds. Additionally, borrowings under the Credit Facilities are subject to the usual and customary provisions for acceleration upon the occurrence of events of default, including a cross-default for other indebtedness in excess of $100 million.

As of September 30, 2025, FET and the FET Subsidiaries were in compliance with the applicable debt-to-total-capitalization ratio covenants in each case as defined under the Credit Facilities. FET, ATSI, MAIT, and TrAIL could issue debt of approximately $3.8 billion, $3.6 billion, $3.2 billion, and $1.2 billion, respectively, or incur a reduction of equity of approximately $1.3 billion, $1.9 billion, $1.7 billion, and $659 million, respectively, and would remain within the limitations of the financial covenant requirements as defined under the Credit Facilities.

FirstEnergy Money Pools

As regulated money pool participants, the FET Subsidiaries have the ability to borrow from each other, regulated affiliates and FE to meet their short-term working capital requirements. As of March 31, 2024, FET had a similar but separate arrangement with FE’s unregulated money pool participants, however, effective June 1, 2024, FET is no longer participating in the unregulated money pool.

FESC administers these money pools and tracks surplus funds of FE and the respective regulated and unregulated subsidiaries, as the case may be, as well as proceeds available from bank borrowings. Companies receiving a loan under the money pool agreements must repay the principal amount of the loan, together with accrued interest, within 364 days of borrowing the funds. The rate of interest is the same for each company receiving a loan from their respective pool and is based on the average cost of funds available through the pool.

Average Interest Rates	Regulated Companies’ Money Pool		Unregulated Companies’ Money Pool
	2025	2024	2024
For the Three Months Ended September 30,	4.35%	5.43%	6.35%
For the Nine Months Ended September 30,	4.67%	5.99%	6.71%

Long-Term Debt Capacity

FET’s and the FET Subsidiaries’ access to capital markets and costs of financing are influenced by the credit ratings of their securities. The following table displays FET’s and the FET Subsidiaries’ credit ratings as of October 27, 2025:

	Corporate Credit Rating			Senior Secured			Senior Unsecured			Outlook/Credit/Watch(1)
Issuer	S&P	Moody’s	Fitch	S&P	Moody’s	Fitch	S&P	Moody’s	Fitch	S&P	Moody’s	Fitch
FET	A-	Baa2	BBB+	—	—	—	BBB+	Baa2	BBB+	P	S	S
ATSI	A-	A3	A	—	—	—	A-	A3	A+	P	S	S
MAIT	A-	A3	A	—	—	—	A-	A3	A+	P	S	S
TrAIL	A-	A3	A	—	—	—	A-	A3	A+	P	S	S

(1)	S = Stable, P = Positive

On September 23, 2025, Fitch affirmed the ratings and outlooks of FET and the FET Subsidiaries.

The applicable undrawn and drawn margins on the Credit Facilities are subject to ratings-based pricing grids. The applicable fees paid on the undrawn commitments under the Credit Facilities are based on each borrower’s senior unsecured non-credit enhanced debt ratings as determined by S&P and Moody’s. The fees paid on actual borrowings are determined based on each borrower’s senior unsecured non-credit enhanced debt ratings as determined by S&P and Moody’s.

Cash Requirements and Commitments

FET has certain obligations and commitments to make future payments under contracts. For an in-depth discussion of FET’s cash requirements and commitments, see “Capital Resources and Liquidity - Cash Requirements and Commitments” in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” within FET’s Form 10-K for the year ended December 31, 2024 (filed on February 27, 2025).

Changes in Cash Position

As of September 30, 2025, December 31, 2024 and December 2023, FET had $188 million, $8 million and $76 million on the Consolidated Balance Sheets, respectively.

The following table summarizes the major classes of cash flow items for the nine months ended September 30, 2025 and 2024:

	For the Nine Months Ended September 30,
(In millions)	2025	2024	Change
Net cash provided from operating activities	$795	$848	$(53)
Net cash used for investing activities	(1,281)	(1,342)	61
Net cash provided from financing activities	666	664	2

Net change in cash and cash equivalents	180	170	10
Cash and cash equivalents, at beginning of period	8	76	(68)

Cash and cash equivalents, at end of period	$188	$246	$(58)

The following table summarizes the major classes of cash flow items for the years ended December 31, 2024, 2023 and 2022:

	For the Years Ended December 31,
(In millions)	2024	2023	2022
Net cash provided from operating activities	$1,140	$637	$712
Net cash (used for) provided from investing activities	(1,437)	406	(2,022)
Net cash provided from (used for) financing activities	229	(1,044)	1,112

Net change in cash, cash equivalents and restricted cash	(68)	(1)	(198)
Cash, cash equivalents, and restricted cash at beginning of period	76	77	275

Cash, cash equivalents, and restricted cash at end of period	$8	$76	$77

Cash Flows From Operating Activities

FET’s most significant sources of cash are derived from providing network transmission service, point-to-point transmission service, and scheduling, controlling and dispatching service over their respective systems. The most significant use of cash from operating activities is transmitting electricity to serve customers, collecting or returning transmission revenue collections from PJM and paying tax authorities, lenders and other FirstEnergy affiliated companies, including FESC, for a wide range of materials and services.

Net cash provided from operating activities was $795 million and $848 million in the first nine months of 2025 and 2024, respectively. The decrease in cash provided from operating activities in 2025, compared to the same period of 2024, is primarily due to the change in accounts payable disbursements in 2025 in comparison to 2024, partially offset by increased revenue due to higher rate base and higher net transmission revenue collections based on the timing of formula rate collections.

Net cash provided from operating activities was $1,140 million during 2024, $637 million during 2023, and $712 million during 2022.

•

The increase in cash from operating activities in 2024 from 2023 is primarily due to the receipt of transmission revenue collections from PJM in 2024 from under-recovery in 2022, higher returns from transmission capital investments that increased rate base and tax receivable from the monetization of federal NOLs carryforwards.

•

The decrease in cash from operating activities in 2023 from 2022 is primarily due to the return of transmission revenue collections to PJM in 2023 from over-recovery in 2021, partially offset by higher returns from transmission capital investments that increased rate base.

Cash Flows From Investing Activities

Cash used for investing activities in the first nine months of 2025 principally represented cash used for capital investments. The following table summarizes investing activities for the first nine months of 2025 and 2024:

	For the Nine Months Ended September 30,
Investing Activities	2025	2024	Change
	(In millions)
Capital investments	$1,083	$808	$275
Loans with affiliated companies, net	110	480	(370)
Asset removal costs	84	55	29
Other	4	(1)	5

Net cash used for investing activities	$1,281	$1,342	$(61)

Net cash used for investing activities for the first nine months of 2025 decreased by $61 million, as compared to the same period of 2024, primarily due to lower investments in the money pool, partially offset by increased spend in capital investments.

Net cash provided from (used for) investing activities in 2024 principally represented cash used for capital investments and loans with affiliated companies, net. The following table summarizes investing activities for 2024, 2023 and 2022:

	For the Years Ended December 31,
Cash From Investing Activities	2024	2023	2022
	(In millions)
Capital investments	$(1,172)	$(1,042)	$(836)
Loans with affiliated companies, net	(180)	1,537	(1,126)
Asset removal costs	(83)	(91)	(55)
Other	(2)	2	(5)

	$(1,437)	$406	$(2,022)

Cash used for investing activities during 2024 increased $1,843 million, as compared to 2023, primarily due to the absence of amounts in 2023 redeemed from the unregulated money pool that were previously invested and associated with proceeds received from the FET equity interest sale transaction, and higher capital investments.

Cash provided from investing activities during 2023 increased $2,428 million, as compared to 2022, primarily due to amounts invested into the unregulated money pool during 2022 associated with the proceeds received from the FET equity interest sale transaction and subsequent redemption in 2023, partially offset by higher capital investments.

Cash Flows From Financing Activities

In the first nine months of 2025 and 2024, net cash provided from financing activities was $666 million and $664 million, respectively. The following table summarizes financing activities for the first nine months of 2025 and 2024:

	For the Nine Months Ended September 30,
Financing Activities	2025	2024	Change
	(In millions)
New Issues:
Senior unsecured Notes	$1,475	$1,200	$275

	$1,475	$1,200	$275

Redemptions / Repayments:
Senior unsecured Notes	(625)	—	(625)

	(625)	—	(625)

Short-term borrowings, net	$(21)	$(381)	$360
Distribution payments	(150)	(145)	(5)
Other	(13)	(10)	(3)

Net cash provided from financing activities	$666	$664	$2

Net cash provided from (used for) financing activities was $229 million, $(1,044) million, and $1,112 million in 2024, 2023, and 2022, respectively. The following table summarizes financing activities for the years ended 2024, 2023, and 2022:

	For the Years Ended December 31,
Cash From Financing Activities	2024	2023	2022
	(In millions)
New financing-
Long-term debt	$1,200	$325	$—
Short-term borrowings, net	300	229	105
Redemptions and Repayments-
Long-term debt	(600)	—	—
Short-term borrowings—Affiliated companies, net	(381)	—	(50)
Equity contribution from FE	—	—	61
Capital contributions from Brookfield	—	—	9
Proceeds from FET equity interest sale, net of transactions costs	—	—	2,348
Cash distributions paid to noncontrolling interest	(61)	(66)	(57)
Distribution payments	(215)	(1,527)	(1,304)
Other	(14)	(5)	—

	$229	$(1,044)	$1,112

FET had the following issuances and redemptions during the nine months ended September 30, 2025:

Company	Type	Redemption / Issuance Date	Interest Rate	Maturity	Amount (In millions)	Description
Redemptions
TrAIL	Senior Unsecured Notes	May, 2025	3.76%	2025	$75	TrAIL redeemed unsecured notes that became due.

TrAIL	Senior Unsecured Notes	June, 2025	3.85%	2025	$550	TrAIL redeemed unsecured notes that became due.
Issuances
TrAIL	Senior Unsecured Notes	April, 2025	5.00%	2031	$600	Proceeds were used to redeem senior notes that came due in 2025, to refinance existing debt, for working capital, and for other general corporate purposes.

ATSI	Senior Unsecured Notes	May, 2025	5.00%	2030	$225	Proceeds were used to refinance existing debt, to finance capital expenditures, for working capital, and for other general corporate purposes.

MAIT	Senior Unsecured Notes	June, 2025	5.00%	2031	$200	Proceeds were used to refinance existing debt, to finance capital expenditures, for working capital, and for other general corporate purposes.

FET	Senior Unsecured Notes	August, 2025	4.75%	2033	$450	Proceeds were used to refinance existing debt, to finance capital expenditures, for working capital, and for other general corporate purposes.

The following redemptions and issuances occurred during the twelve months ended December 31, 2024:

Company	Type	Issuance / Redemption Date	Interest Rate	Maturity	Amount (In millions)	Description
Redemptions

FET	Unsecured Notes	December, 2024	4.35%	2025	$600	On December 30, 2024, FET caused to be redeemed $600 million of 4.35% senior notes due 2025.
Issuances

ATSI	Unsecured Notes	March, 2024	5.63%	2034	$150	Proceeds were used to repay short-term borrowings, to finance capital expenditures and for other general corporate purposes.

MAIT	Unsecured Notes	May, 2024	5.94%	2034	$250	Proceeds were used to repay short-term borrowings, to finance capital expenditures and for other general corporate purposes.

FET	Unsecured Notes with registration rights	September, 2024	4.55%	2030	$400	Proceeds were used to repay short-term borrowings, to redeem FET’s $600 million 4.35% notes due 2025, to finance capital expenditures and for other general corporate purposes.

FET	Unsecured Notes with registration rights	September, 2024	5.00%	2035	$400	Proceeds were used to repay short-term borrowings, to redeem FET’s $600 million 4.35% notes due 2025, to finance capital expenditures and for other general corporate purposes.

As noted in the table above, on September 5, 2024, FET issued $400 million of unsecured senior notes due in 2030 and $400 million of unsecured senior notes due in 2035 in a private offering that included a registration rights agreement in which FET agreed to conduct an exchange offer of these senior notes for like principal amounts registered under the Securities Act. On October 8, 2024, FET filed a shelf registration statement on Form S-4 for the exchange offer with the SEC, which was declared effective on December 20, 2024. On January 24, 2025, FET completed the exchange offer of these senior notes for like principal amounts registered under the Securities Act.

FET and the FET Subsidiaries may from time to time, seek to retire or purchase outstanding debt through open-market purchases, privately negotiated transactions or otherwise. Such repurchases, if any, will be upon such terms and at such prices as FET or the FET Subsidiaries may determine, and will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors.

Senior Notes and Registration Rights

On August 13, 2025, FET issued $450 million of senior unsecured notes due in 2033, in a private offering that included a registration rights agreement in which FET agreed to conduct an exchange offer of these senior notes for the like principal amounts registered under the Securities Act within 366 days of closing of the offering.

GUARANTEES AND OTHER ASSURANCES

FET has various financial and performance guarantees and indemnifications, which can be issued in the normal course of business. These contracts include stand-by LOCs and surety bonds. FET enters into these arrangements to facilitate commercial transactions with third parties by enhancing the value of the transaction to the third party. The maximum potential amount of future payments FET and the FET Subsidiaries could be required to make under these guarantees as of September 30, 2025 was $47 million. See Note 7, “Commitments, guarantees and contingencies,” of the notes to the unaudited consolidated interim financial statements for more information.

Collateral and Contingent-Related Features

In the normal course of business, FET and the FET Subsidiaries may enter into physical or financially settled contracts. Certain agreements contain provisions that require FET or the FET Subsidiaries to post collateral. This collateral may be posted in the form of cash or credit support with thresholds contingent upon FET’s or the FET Subsidiaries’ credit rating from each of the major credit rating agencies. The collateral and credit support requirements vary by contract and by counterparty. FET and the FET Subsidiaries have posted $13 million of collateral, in the form of LOCs, as of September 30, 2025.

MARKET RISK INFORMATION

FET and the FET Subsidiaries’ exposure to fluctuations in market interest rates is reduced since all long-term debt has fixed interest rates. FET and the FET Subsidiaries are subject to the inherent interest rate risks related to refinancing maturing debt by issuing new debt securities.

Economic Conditions

While supply lead times have not fully returned to pre-pandemic levels, FET and its subsidiaries continue to monitor the situation in light of demand increases across the industry, including due to data center usage, and uncertainty around the imposition of tariffs by the U.S. government and retaliatory tariffs that have been, and may be, imposed in response. FET and its subsidiaries continue to implement mitigation strategies to address supply constraints and do not expect any corresponding service disruptions or any material impact on its capital investment plan. However, the situation remains fluid and a prolonged continuation or further increase in demand, or the continuation of uncertain or adverse macroeconomic conditions, including inflationary pressures and new or increased existing tariffs, could lead to an increase in supply chain disruptions that could, in turn, have an adverse effect on FET’s consolidated results of operations, cash flow and financial condition. For example, in April 2025, the U.S. government began imposing tariffs intended to address trade deficits and inconsistent economic treatment of importation between the United States and other countries. In response, China, among other countries, has announced retaliatory tariffs against certain imports from the United States. In August 2025, certain country-specific “reciprocal tariffs” went into effect, and the U.S. government and other foreign governments have taken additional measures since that time. The scope and duration of global tariffs continue to evolve, which creates sustained uncertainty in global trade policy. The imposition of new, modified or increased tariffs or resultant trade wars, and the uncertainties associated with the same, could have an adverse effect on FET’s consolidated cash flow and financial condition.

CREDIT RISK

Credit risk is the risk that FET would incur a loss as a result of nonperformance by counterparties of their contractual obligations. FET maintains risk policies and procedures with respect to counterparty credit (including requirements that counterparties maintain specified credit ratings) and require other assurances in the form of credit support or collateral in certain circumstances in order to limit counterparty credit risk. FET has concentrations of suppliers and counterparties. These concentrations may impact FET’s overall exposure to credit risk, positively or negatively, as counterparties may be similarly affected by changes in economic, regulatory or other conditions.

OUTLOOK

INCOME TAXES

As a result of several IRS private letter rulings issued during 2024 to another taxpayer, FERC recently issued orders to a non-affiliate that concluded that certain NOL carryforward deferred tax assets, as computed on a separate return basis, should be included in rate base for ratemaking purposes. FET determined in the third quarter of 2025 that these rulings and orders also would apply to certain of its subsidiaries, resulting in a benefit from a reduction in regulatory liabilities reflected as the remeasurement of excess deferred income taxes and an increase in accumulated deferred income tax assets for ratemaking purposes, which will increase overall rate base. FET is in the process of making the appropriate updates in its annual formula rates for its impacted subsidiaries. See Note 3, “Income Taxes” of the notes to the unaudited consolidated interim financial statements.

On July 4, 2025, President Trump signed into law the OBBBA, which, among other things, makes permanent certain corporate tax incentives that were set to expire in the TCJA and terminates tax credits for most wind and solar projects placed in service after 2027. Because many of the provisions of the TCJA will be continued under the OBBBA, and as FET is not materially impacted by tax incentives associated with wind and solar projects, FET does not expect to be materially impacted by the OBBBA.

On September 30, 2025, the IRS issued additional guidance on the corporate AMT. FET is assessing this additional guidance, and while it continues to believe, more likely than not, that it will be subject to corporate AMT, the additional guidance provides regulated utilities certain adjustments in calculating corporate AMT, which may reduce FET’s AMT estimates. Additionally, the future issuance of the U.S. Treasury’s revised proposed AMT regulations and, ultimately, the final AMT regulations, as well as additional future federal tax legislation or presidential executive orders, could significantly change FET’s AMT estimates or its conclusions as to whether it is an AMT payer. Any adverse developments concerning corporate AMT liability, including guidance from the U.S. Treasury and/or the IRS or unfavorable regulatory treatment by FERC and/or applicable state regulatory authorities, could negatively impact FET’s cash flows, results of operations and financial condition.

FERC REGULATORY MATTERS

With respect to their transmission services and rates, the FET Subsidiaries are subject to regulation by FERC. Under the FPA, FERC regulates rates for transmission of electric power, accounting and other matters. FERC regulations require the FET Subsidiaries to provide open access transmission service at FERC-approved rates, terms and conditions. Transmission facilities of the FET Subsidiaries are subject to functional control by PJM, and transmission service using the FET Subsidiaries transmission facilities is provided by PJM under the PJM Tariff.

Federally enforceable mandatory reliability standards apply to the bulk electric system and impose certain operating, record-keeping and reporting requirements on the FET Subsidiaries. NERC is the ERO designated by FERC to establish and enforce these reliability standards, although NERC has delegated day-to-day implementation and enforcement of these reliability standards to six regional entities, including RFC. All of the facilities that the FET Subsidiaries operate are located within RFC’s footprint. FET actively participates in the NERC and RFC stakeholder processes, and otherwise monitors and manages its companies, including the FET Subsidiaries, in response to the ongoing development, implementation and enforcement of the reliability standards implemented and enforced by RFC.

FET and the FET Subsidiaries believe that they are in material compliance with all currently-effective and enforceable reliability standards. Nevertheless, in the course of operating its extensive electric utility systems and facilities FET and/or the FET Subsidiaries occasionally learns of isolated facts or circumstances that could be interpreted as excursions from the reliability standards. If and when such occurrences are found, FET and the FET Subsidiaries develops information about the occurrence and develops a remedial response to the specific circumstances, including in appropriate cases “self-reporting” an occurrence to RFC. Moreover, it is clear that NERC, RFC and FERC will continue to refine existing reliability standards as well as to develop and adopt new reliability standards. Any inability on FET’s and/or the FET Subsidiaries’ part to comply with the reliability standards for its bulk electric system could result in the imposition of financial penalties, or obligations to upgrade or build transmission facilities, that could have a material adverse effect on FET’s and/or the FET Subsidiaries’ financial condition, results of operations and cash flows.

FERC Audit

FERC’s Division of Audits and Accounting initiated a nonpublic audit of FESC in February 2019. Among other matters, the audit is evaluating FirstEnergy’s compliance with certain accounting and reporting requirements under various FERC regulations. On February 4, 2022, FERC filed the final audit report for the period of January 1, 2015 through September 30, 2021, which included several findings and recommendations that FirstEnergy has accepted. The audit report included a finding and related recommendation on FirstEnergy’s methodology for allocation of certain corporate support costs to regulatory capital accounts under certain FERC regulations and reporting. Effective in the first quarter of 2022 and in response to the finding, FirstEnergy implemented a new methodology for the allocation of these corporate support costs to regulatory capital accounts for its regulated distribution and transmission companies on a prospective basis. With the assistance of an independent outside firm, FirstEnergy completed an analysis during the third quarter of 2022 of these costs and how it impacted certain FERC-jurisdictional wholesale transmission customer rates for the audit period of 2015 through 2021. As a result of this analysis, FET reclassified certain transmission capital assets to operating expenses for the audit period. FET fully recovered approximately $91 million of the above costs reclassified to operating expenses in its transmission formula rate revenue requirements as of December 31, 2024.

On December 8, 2023, FERC audit staff issued a letter advising that two unresolved audit matters, primarily related to FirstEnergy’s plan to recover the reclassified operating expenses in formula transmission rates, were being referred to other offices within FERC for further review. On July 5, 2024 and September 26, 2024, the FERC Office of Enforcement issued additional data requests related to the 2022 reclassification of operating expenses, to which FirstEnergy replied. On September 10, 2024 and January 13, 2025, the FERC Office of Enforcement issued further data requests related to a matter unrelated to FET, to which FirstEnergy responded. If the FERC Office of Energy Market Regulation and the FERC Office of Enforcement were to successfully challenge the recovery of the 2022 reclassified operating expenses and formula transmission rates it could have a material adverse effect on the FET Subsidiaries’ financial conditions, result of operations, and cash flows.

Transmission ROE Incentive

On February 24, 2022, the OCC filed a complaint with FERC against ATSI, AEP’s Ohio affiliate and American Electric Power Service Corporation, and Duke Energy Ohio, Inc. asserting that FERC should reduce the ROE utilized in the utilities’ transmission formula rates by eliminating the 50 basis point adder associated with RTO membership, effective February 24, 2022. The OCC contends that this result is required because Ohio law mandates that transmission owning utilities join an RTO and that the 50 basis point adder is applicable only where RTO membership is voluntary. On December 15, 2022, FERC denied the complaint as to ATSI and Duke Energy Ohio, Inc., but granted it as to AEP’s Ohio affiliate. AEP’s Ohio affiliate and OCC appealed FERC’s orders to the Sixth Circuit. On January 17, 2025, the Sixth Circuit ruled that the 50 basis point adder is available only where RTO membership is voluntary, that Ohio law requires Ohio’s transmission utilities to be members of an RTO, and that it was unlawful for FERC to excise the adder from AEP’s Ohio affiliate rates, but not from the Duke Energy Ohio, Inc. and ATSI rates. During 2024, as a result of the ruling, ATSI recognized a $46 million pre-tax charge, with interest, of which $42 million is reported in “Transmission Revenues” and $4 million is reported in “Miscellaneous income, net” on the Consolidated Statements of Income to reflect the expected refund owed to transmission customers back to February 24, 2022. On March 3, 2025, FirstEnergy filed for rehearing en banc, and Duke Energy Ohio, Inc. and AEP’s Ohio affiliate also filed for rehearing, which was denied by the Sixth Circuit on March 26, 2025. On April 16, 2025, the Sixth Circuit agreed to hold the case pending further appeal to the Supreme Court of the U.S. On June 20, 2025 and June 24, 2025, ATSI and AEP’s Ohio affiliate, respectively, applied for the Supreme Court of the U.S. to review the Sixth Circuit’s decision. The parties submitted their briefings and the case is pending before the Supreme Court of the U.S.

Transmission ROE Methodology

A proposed rulemaking proceeding concerning transmission rate incentives provisions of Section 219 of the 2005 Energy Policy Act was initiated in March of 2020 and remains pending before FERC. Among other things, the rulemaking explored whether utilities should collect an “RTO membership” ROE incentive adder for more than three years. FirstEnergy is a member of PJM, and its transmission subsidiaries could be affected by the proposed rulemaking. FirstEnergy participated in comments on the supplemental rulemaking that were submitted by a group of PJM transmission owners and by various industry trade groups. If there were to be any changes to the FET Subsidiaries’ transmission incentive ROE, such changes will be applied on a prospective basis; provided however, due to the Sixth Circuit’s ruling in the “Transmission ROE Incentive” matter described above, ATSI is collecting the ROE incentive adder subject to refund.

Transmission Planning Supplemental Projects

On September 27, 2023, the OCC filed a complaint against ATSI, PJM and other transmission utilities in Ohio alleging that the PJM Tariff and operating agreement are unjust, unreasonable, and unduly discriminatory because they include no provisions to ensure PJM’s review and approval for the planning, need, prudence and cost-effectiveness of the PJM Tariff Attachment M-3 “Supplemental Projects.” Supplemental Projects are projects that are planned and constructed to address local needs on the transmission system. The OCC demands that FERC: (i) require PJM to review supplemental projects for need, prudence and cost-effectiveness; (ii) appoint an independent transmission monitor to assist PJM in such review; and (iii) require that Supplemental Projects go into rate base only through a “stated rate” procedure whereby prior FERC approval would be needed for projects with costs that exceed an established threshold. Subsequently, intervenors expanded the scope of this proceeding to all of the transmission utilities in PJM. The FET Subsidiaries and the other transmission utilities in Ohio and PJM filed comments.

Local Transmission Planning Complaint

On December 19, 2024, the Industrial Energy Consumers of America, a group representing large industrial customers, and state consumer advocates filed a complaint at FERC that asserts that transmission owners are overbuilding “local transmission facilities” with corresponding unjustified increases in transmission rates. The complaint demands that FERC: (i) prohibit transmission owners from planning “local transmission facilities” that are rated at 100kV or higher, (ii) appoint “independent transmission monitors” to conduct such planning, and (iii) condition construction of local transmission facilities on the facility having been planned by the “independent transmission monitor.” FirstEnergy is participating in this matter through a consortium of PJM transmission owners and through certain trade groups, including EEI. FirstEnergy together with the PJM transmission owners filed a motion to dismiss the complaint on March 20, 2025, which is pending before FERC. FET is unable to predict the outcome or estimate the impact that this complaint may have on the FET Subsidiaries, however, whether this lawsuit moves forward could have a material impact on FET’s transmission capital investment strategy.

Valley Link Formula Transmission Rate

Valley Link is a joint venture between FET, AEP and Dominion, and was formed to submit applications to construct transmission solutions to identified transmission reliability issues. In 2024, Valley Link submitted a portfolio of transmission solutions to the reliability issues that were the subject of the PJM 2024 RTEP Window 1 planning process. On February 26, 2025, PJM selected approximately $3.0 billion of the transmission solutions proposed by Valley Link for construction through PJM’s “baseline” RTEP process. On March 14, 2025, the Valley Link joint venture filed an application for forward-looking formula transmission rates to provide for cost recovery for the portfolio of selected projects. Among other things, the transmission rate application provides for a capital structure of 40% debt and 60% equity, and a base ROE of 10.9% with associated templates and protocols, as well as transmission rate incentives, including the abandonment rate incentive, the CWIP rate incentive, the RTO participation adder incentive, the hypothetical capital structure incentive, and the precommercial regulatory asset incentive. On April 4, 2025, certain parties filed protests of certain elements of the proposed formula rate and requested transmission incentives, to which Valley Link responded on April 21, 2025. On April 8, 2025, PJM also sought to intervene in the matter. On May 14, 2025, FERC issued an initial order that, among other things, accepted the requested abandonment rate incentive, CWIP rate incentive, RTO participation adder incentive, and precommercial regulatory asset rate incentive, and allowed the formula rate to go into effect on May 13, 2025, as requested, subject to refund, pending further settlement and hearing proceedings. An initial settlement conference was held on June 26, 2025, and a procedural schedule for the initial phase of the settlement process was agreed upon. The capital structure incentive and the other open rate design matters are being addressed in confidential settlement negotiations.

Abandonment Transmission Rate Incentive

On February 26, 2025, PJM completed its 2024 Regional Transmission Expansion Plan Open Window 1 process and, among other actions, designated each of ATSI and PE to construct certain transmission projects. On July 11, 2025, ATSI and PE filed a joint application for the abandonment incentive with FERC, which was approved on September 9, 2025. Effective September 10, 2025, ATSI and PE each became eligible to recover 50% of the project costs incurred prior to September 10, 2025, and 100% of the project costs incurred thereafter for any projects subsequently cancelled for reasons beyond the control of utility management.

Large Load Interconnection Rulemaking

On October 23, 2025, the U.S. Secretary of Energy directed FERC to conduct a rulemaking procedure to develop regulations that would speed interconnection to the transmission system of large loads, including “Artificial Intelligence” data centers and “hybrid” data center/generation facilities. The Energy Secretary advanced 14 principles to guide this outcome, including that such large loads should be responsible for paying the costs of any network transmission upgrades required for interconnection of such large loads, and that these large loads should have the option for building such network transmission system upgrades. The Energy Secretary requested that FERC take final action by April 30, 2026. On October 27, 2025, FERC noticed the Energy Secretary’s directive for comment, and established November 28, 2025, as the deadline for all comments and replies thereto. FET is evaluating its options for participating in this proceeding. FET is evaluating its options for participating in this proceeding and cannot predict the outcome of this proceeding.

ENVIRONMENTAL MATTERS

Various federal, state and local authorities regulate FET with regard to air and water quality, hazardous and solid waste management and disposal, and other environmental matters. While FET’s environmental policies and procedures are designed to achieve compliance with applicable environmental laws and regulations, such laws and regulations are subject to periodic review and potential revision by the implementing agencies. FET cannot predict the timing or ultimate outcome of any of these reviews or how any future actions taken as a result thereof may materially impact its business, results of operations, cash flows and financial condition.

OTHER LEGAL PROCEEDINGS

There are various lawsuits, claims and proceedings related to FET’s normal business operations pending against FET or its subsidiaries. The loss or range of loss in these matters is not expected to be material to FET or its subsidiaries. The other potentially material items not otherwise discussed above are described under Note 6, “Regulatory Matters,” of the notes to the unaudited consolidated interim financial statements.

FET accrues legal liabilities only when it concludes that it is probable that it has an obligation for such costs and can reasonably estimate the amount of such costs. In cases where FET determines that it is not probable, but reasonably possible that it has a material obligation, it discloses such obligations and the possible loss or range of loss if such estimate can be made. If it were ultimately determined that FET or its subsidiaries have legal liability or are otherwise made subject to liability based on any of the matters referenced above, it could have a material adverse effect on FET’s or its subsidiaries’ financial condition, results of operations and cash flows.

NEW ACCOUNTING PRONOUNCEMENTS

See Note 1, “Organization and Basis of Presentation,” of the notes to the audited consolidated annual financial statements and the notes to the unaudited consolidated interim financial statements included in this prospectus for a discussion of new accounting pronouncements.

OUR BUSINESS

The Company and its Subsidiaries

FET was organized as a limited liability company under the laws of the State of Delaware in 2006. On May 31, 2022, Brookfield acquired 19.9% of the membership interests of FET. On March 25, 2024, Brookfield acquired an additional 30% of the outstanding membership interests of FET. As a result, Brookfield’s equity interest in FET increased to 49.9%, while FE retained the remaining 50.1% equity interest in FET. FET is a consolidated VIE of FE. On January 1, 2024, PN and ME contributed their respective Class B equity interests of MAIT to FE, which were ultimately contributed to FET in exchange for a special purpose membership interest in FET. So long as FE holds the FET special purpose membership interests, FE will receive 100% of any Class B distributions made by MAIT.

FET is the holding company for the FET Subsidiaries and PATH. Through the FET Subsidiaries, FET owns and operates high-voltage transmission facilities within the PJM region, which consist of 12,520 circuit miles of transmission lines with nominal voltages of 500 kV, 345 kV, 230 kV, 138 kV, 115 kV, 69 kV and 46 kV in Ohio, Pennsylvania, West Virginia, Maryland and Virginia. FET has a single operating segment. FET’s revenues are derived primarily from the FET Subsidiaries. The FET Subsidiaries, in turn, derive nearly all of their revenues from providing network transmission service, point-to-point transmission service, and scheduling, control and dispatch service over their respective systems. The FET Subsidiaries are subject to regulation by FERC and applicable state regulatory authorities. The FET Subsidiaries’ rate base was $8.5 billion as of December 31, 2024.

The FET Subsidiaries’ transmission facilities are connected to generation resources, distribution facilities and neighboring transmission systems. The transmission facilities currently transmit electricity in PJM from generating stations to local electricity distribution facilities located, in the case of ATSI, primarily in Ohio and Pennsylvania, in the case of MAIT, primarily in Pennsylvania, and in the case of TrAIL, primarily in Pennsylvania, West Virginia and northern Virginia.

As transmission-only companies, the FET Subsidiaries function as conduits, moving power from affiliated and unaffiliated generators to local distribution facilities or to interconnected transmission systems either entirely through their own systems or in conjunction with neighboring transmission systems. Affiliated and unaffiliated entities then distribute power through these local distribution facilities to end-use customers. The transmission of electricity by the FET Subsidiaries is a central function to the provision of electricity to residential, commercial and industrial end-use customers. PJM, on behalf of the FET Subsidiaries, charges rates established by the FET Subsidiaries using a forward-looking cost-of-service formula rate template on file with FERC.

On February 21, 2025, FET, Dominion HV and Transource entered into the Valley Link LLCA, which amended and restated a provisional operating agreement among the members entered into in November 2024. The Valley Link LLCA establishes the general framework for managing Valley Link, which was formed by FET, Dominion HV, and Transource to accept, design, develop, construct, own, operate and finance the transmission projects awarded by PJM to Valley Link on February 26, 2025, in response to the PJM 2024 Regional Transmission Expansion Plan Long-Term Proposal Window #1. This general framework includes the relationship among the members, confers governance rights to its members so long as certain ownership percentages are maintained, as described below, and defines the list of projects that Valley Link will have the right to develop. Valley Link is the owner of the Valley Link Subsidiaries, which are organized in various states. The Valley Link Subsidiaries comprise the entities that are expected to develop, construct, own, operate and maintain the transmission projects awarded by PJM. On February 26, 2025, PJM awarded two electric transmission projects to Valley Link, including the construction of (i) approximately 260 miles of 765-kV transmission line and two substations between Putnam County, West Virginia and Frederick County, Maryland; (ii) approximately 155 miles of 765-kV transmission line and a substation between Campbell County, Virginia and Fauquier County, Virginia; and (iii) a new substation in Caroline County, Virginia.

The FET Subsidiaries, together with PJM, plan, operate and maintain their transmission systems in accordance with the reliability standards developed by NERC and approved by FERC to ensure reliable service to customers. The business strategy for the FET Subsidiaries’ transmission systems is to operate, maintain and invest in transmission infrastructure to continue to ensure system integrity and reliability and to prudently manage expenses, capital expenditures and regulatory compliance.

Energize365

A robust plan for customer-focused growth, Energize365, FET’s transmission investment plan, is the centerpiece of its regulated transmission capital investment strategy that aims to utilize all investments to support its strategic priorities including clean energy, improving grid reliability and resiliency and supporting the clean energy transition. Through the Energize365 program, FET expects to spend approximately $8.6 billion in system-wide capital investments from 2025 through 2029. FET believes there is a continued long-term pipeline of investment opportunities for its existing transmission infrastructure beyond those identified through 2029.

Regulatory Accounting

The FET Subsidiaries are subject to regulation that sets the prices (rates) that the subsidiaries are permitted to charge customers based on costs that FERC determines are permitted to be recovered. At times, and consistent with established practice in the regulated electric utility industry, FERC may permit the future recovery of costs that would be currently charged to expense by an unregulated company. The ratemaking process results in the recording of regulatory assets and liabilities based on anticipated future cash inflows and outflows.

The FET Subsidiaries recognize, as regulatory assets and regulatory liabilities, costs that FERC has authorized for recovery from or return to customers in future periods or for which authorization is probable. Without the probability of such authorization, costs currently recorded as regulatory assets and regulatory liabilities would have been charged or credited to income as incurred. All regulatory assets and liabilities are expected to be recovered from or returned to customers. Based on current ratemaking procedures, The FET Subsidiaries continue to collect cost-based rates for their transmission services; accordingly, it is appropriate that the FET Subsidiaries continue the application of regulatory accounting to those operations. Regulatory accounting is applied only to the parts of the business that meet the above criteria. If a portion of the business applying regulatory accounting no longer meets those requirements, previously recorded regulatory assets and liabilities are removed from the balance sheet in accordance with GAAP.

Federal Regulation

See “Outlook - FERC Regulatory Matters” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information and discussion.

Environmental Matters

See “Outlook - Environmental Matters” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information and discussion.

Regional Reliability

All of FET’s and its subsidiaries’ facilities are located within the PJM region for the purposes of the federal-enforceable mandatory reliability standards and operate under the reliability oversight of a regional entity known as RFC. This regional entity operates under the oversight of NERC in accordance with a delegation agreement approved by FERC.

Capital Requirements

FET and the FET Subsidiaries’ business is capital intensive, requiring significant resources to fund operating expenses, construction expenditures, scheduled debt maturities and interest and distribution payments. See “Capital Resources and Liquidity” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information and discussion.

Supply Plan

Supply Chain

Economic conditions have stabilized across numerous material categories, but not all lead times have returned to pre-pandemic levels. Several key suppliers have seen improvements with capacity, but FET continues to monitor the situation as demand increases across the industry, including due to data center usage. Inflationary pressures have moderated, which has improved the cost of materials, but certain categories have remained elevated. FET continues to implement mitigation strategies to address supply constraints and does not expect any corresponding service disruptions or any material impact on its capital investment plan. However, the situation remains fluid and a prolonged continuation or further increase in demand, or the continuation of uncertain or adverse macroeconomic conditions, including inflationary pressures and new or increased existing tariffs, could lead to an increase in supply chain disruptions that could, in turn, have an adverse effect on FET’s results of operations, cash flow and financial condition. For example, in April 2025, the U.S. government began imposing tariffs intended to address trade deficits and inconsistent economic treatment of importation between the United States and other countries. In response, China, among others, has announced retaliatory tariffs against certain imports from the United States. The imposition of these or any other new or increased tariffs or resultant trade wars could have an adverse effect on FET’s cash flow and financial condition.

Competition

Pursuant to FERC’s Order No. 1000 and subject to state and local siting and permitting approvals, non-incumbent developers can compete for certain PJM transmission projects in the respective service territories of the FET Subsidiaries. This has resulted in additional competition to build transmission facilities in the FET Subsidiaries’ service territories while also allowing the FET Subsidiaries the opportunity to seek to build facilities in non-incumbent service territories.

Human Capital

As of December 31, 2024, FET and the FET Subsidiaries had no employees. Each of these companies, however, relies on employees of their affiliates, including FESC, for the performance of necessary services.

FET Website and Other Social Media Sites and Applications

FET’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, amendments to those reports, and all other documents filed with or furnished to the SEC pursuant to Section 13(a) of the Exchange Act are made available free of charge on or through the “Investors” page of FirstEnergy’s website at www.firstenergycorp.com. These documents are also available to the public from commercial document retrieval services and the website maintained by the SEC at www.sec.gov.

These SEC filings are posted on the website as soon as reasonably practicable after they are electronically filed with or furnished to the SEC.

MANAGEMENT

Overview

We are a Delaware limited liability company managed by our board of directors (the “Directors”). Pursuant to the A&R FET LLC Agreement, each Director is designated as a “manager” of the Company within the meaning of Section 18-101 of the Delaware Limited Liability Company Act.

The following sets forth information, as of November 4, 2025, regarding our Directors and executive officers.

Mark D. Mroczynski	60	President
Jason J. Lisowski	43	Vice President, Controller and Director
Natalie Hadad	41	Director
Jeff Rosenthal	66	Director
Wade Smith	61	Director
Toby Thomas	53	Director

Other than Ms. Hadad and Mr. Rosenthal, our Directors and executive officers each serve as an executive officer and/or employee of other affiliated entities, including FE and direct or indirect subsidiaries of FE.

Executive Officers

Set forth below is certain information regarding each of our executive officers as of September 30, 2025. As a result of the structure of FE, FET does not directly employ the executive officers responsible for the management of our business.

Once elected, officers hold office until his or her resignation, death, permanent disability, removal or until a successor is duly appointed. There are no family relationships among our directors and executive officers.

Mark D. Mroczynski has served as our President since 2024. He joined FirstEnergy in 2004 and currently serves as President of Transmission for FirstEnergy. He has also served as Executive Director, Transmission Programs from 2013 to 2018, and Vice President, Construction and Design Services from 2018 to 2023. He became Acting Vice President of Operations of FirstEnergy in 2023 before being promoted to President of Transmission in June 2024. Mr. Mroczynski served as one of our Directors from May 2023 to June 2024.

Jason J. Lisowski has served as one of our Directors since June 2024, as FET’s Vice President and Controller since 2018 and as the Company’s principal financial officer since March 2025. Mr. Lisowski has also served as Controller and Treasurer of FirstEnergy Solutions Corp. (now known as Energy Harbor LLC), which provided energy-related products and services (“FES”) from 2016 to 2018 and FirstEnergy Nuclear Operating Company (now known as Energy Harbor Nuclear Corp.), which operated EH’s nuclear generating facilities (“FENOC”) from 2017 to 2018. Mr. Lisowski is also Vice President, Controller and Chief Accounting Officer of FE and FESC, and Vice President and Controller of many other subsidiaries of FE. Mr. Lisowski’s experience in the electric utility industry and audit expertise makes him a valuable member of the FET Board.

Directors

Set forth below is certain information regarding each Director as of September 30, 2025, other than for Mr. Lisowski whose information appears under “Executive Officers” above. Directors are appointed annually to serve until his or her resignation, death, permanent disability, removal, or until their successors are duly appointed. Pursuant to the A&R FET LLC Agreement, Brookfield is entitled to appoint two Directors and FE is entitled to appoint three Directors. Ms. Hadad and Mr. Rosenthal currently serve as the Brookfield-appointed Directors, and Messrs. Lisowski, Thomas and Smith currently serve as the FE-appointed Directors.

Natalie Hadad is a Managing Partner in Brookfield Asset Management’s Infrastructure Group and co-head of Brookfield’s open-end core infrastructure fund. In this role, Ms. Hadad oversees the origination, execution, and asset management of the firm’s infrastructure super-core investments in the utilities, energy, telecom and transportation sectors. Prior to joining Brookfield Asset Management in 2013, Ms. Hadad was an investment professional in Ashmore Group and Ashmore Energy International, with a focus on private equity investments in the infrastructure space. Ms. Hadad has a Master of Science in Finance from Tulane University and a Bachelor of Science in Engineering from the University of Texas at Austin. Ms. Hadad’s broad infrastructure expertise, including in the energy sector, provides the FET Board with valuable insight relevant to its business.

Jeff Rosenthal is a Vice Chair and Operating Partner in Brookfield Asset Management’s Infrastructure Group. In this role, Mr. Rosenthal provides oversight of Brookfield’s utility investments, as well as risk management, capital expenditure and sustainability oversight as the group’s Chief Risk Officer. Mr. Rosenthal currently sits on a number of Brookfield Portfolio Company Boards in addition to FET including SGN, a Gas LDC serving over 6 million customers in the UK, VANTI, a Gas LDC in Colombia serving over 3 million customers in Bogota and surrounding regions and Los Ramones, a gas transmission pipeline company in Mexico. Over the past 15 years, Mr. Rosenthal has also sat on the Board and directly participated in numerous electricity transmission companies including Transelec, the state grid of Chile, WETT, a transmission operator in Texas that was formed to deliver the part CREZ mandate, Cross Sound Cable, a HVDC link between Connecticut and Long Island and Quantum, the build out of over 5000 km of 345 kV transmission in Brazil. Prior to joining Brookfield in 2007, Mr. Rosenthal was President and Chief Executive Officer of Oshawa Power and Utilities in Ontario. Mr. Rosenthal has also been Chair of the Ontario Energy Association representing electricity and gas companies in the Province. Mr. Rosenthal has a Master of Business Administration from York University and a Bachelor of Applied Science in Electrical Engineering from the University of Toronto. Mr. Rosenthal’s deep utility expertise qualifies him to serve on the FET Board.

Wade Smith has served as one of our Directors since June 2024. He joined FirstEnergy in December 2023 as president of FirstEnergy Utilities. In that role he is responsible for overseeing FirstEnergy’s state businesses and the stand-alone transmission companies, as well as the Rates & Regulatory Affairs and External Affairs groups. Prior to joining FirstEnergy, Mr. Smith served as chief operating officer of Puget Sound Energy (“PSE”) from 2022 to 2023, where he was responsible for all of PSE’s operational areas, including natural gas and electric operations, safety and health, and energy supply. From 2021 to 2022, Mr. Smith served as senior vice president of Electric Operations for Pacific Gas & Electric Company (“PG&E”), leading electric transmission and distribution system operations and maintenance, generation, and project management and construction teams for PG&E’s electric operations. Prior to PG&E, he spent 32 years at American Electric Power (“AEP”), where he held increasingly responsible leadership roles, including being named senior vice president, Grid Development for AEP Transmission in 2015, where was responsible for planning, engineering, project and construction management, and real-time operation. Mr. Smith’s more than three decades of experience leading utilities provide valuable industry insight to the FET Board.

Toby Thomas has served as one of our Directors since June 2024. He joined FirstEnergy as chief operating officer in November 2023 and is responsible for a broad range of transmission and distribution business functions, including planning and protection, transmission and substation engineering, project and construction management, system operations and support operations. He also has responsibility for the Customer Experience group. Prior to joining FirstEnergy, Mr. Thomas served with AEP for over 20 years, most recently serving as senior vice president – AEP Energy Delivery from 2021 to 2023, where he helped achieve efficiencies in transmission, distribution and telecommunications operations, project management, construction, engineering and standards. Mr. Thomas joined AEP in 2001 as a project engineer in Industrial Marketing and Origination, progressing through various roles of increasing responsibility in asset optimization and generation, including being named president and chief operating officer of Indiana Michigan Power in 2017 to oversee business performance, operations and a wide range of customer, policy and regulatory relationships. Mr. Thomas’s deep expertise with transmission and the customer experience make him a valuable member of the FET Board.

Director Independence

FET does not have securities listed on a national securities exchange and is not required to have independent directors.

EXECUTIVE COMPENSATION

All FET executive officers are employees of FESC, a direct, wholly owned subsidiary of FE, and officers of FE. FET, as well as other FE subsidiaries, are party to a service agreement with FESC, pursuant to which FESC provides corporate, administrative, management, and other services to us. In addition to providing services to us, each of our executive officers devotes a significant portion of his time to work for FE and other FE subsidiaries.

FET has not paid any compensation to our executive officers since inception and have no plans to do so in the future. FET executive officers are compensated by FESC for the performance of their duties as officers of FE and its affiliates, including FET. Because the services performed by these officers in their capacities as such are not performed exclusively for us, FESC does not segregate and identify the portion of the officers’ services that are provided to us and services provided to FirstEnergy. Accordingly, FET reimburses FESC specifically for the cost of providing all corporate, administrative, management and other services to us, which costs would include a portion of the salaries and benefits that are paid to our executive officers by FESC. Our executive officers may participate in employee benefit plans and arrangements sponsored by FE, including plans that may be established by FE in the future. The FET Board does not review any of the compensation decisions made by FE with regard to compensation of our executive officers.

For additional information, refer to the discussion under the heading “Certain Relationships and Related Transactions - Service Agreement.”

Director Compensation

The A&R FET LLC Agreement provides that the FET Board is authorized to determine Director compensation, if any. FET has paid no compensation to members of the FET Board since inception and have no plans to do so in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of November 1, 2025, FE held 50.1% of our issued and outstanding membership interests and Brookfield held 49.9% of such interests.

The following table sets forth information regarding the beneficial ownership (as beneficial ownership is defined in Rule 13d-3 under the Exchange Act) of FET’s membership interests as of September 30, 2025 by:

•	Each person who beneficially owns more than 5% of our membership interests;

•	Each member of the FET Board;

•	Each of our named executive officers; and

•	All of our directors and executive officers as a group.

Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to the best of our knowledge, sole voting and investment power with respect to the indicated membership interests. According to the rules adopted by the SEC, a person “beneficially owns” securities if the person has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise.

Name and Address of Beneficial Holder(1)	Percentage of Limited Liability Company Interests Beneficially Owned
FirstEnergy Corp.(2)	50.1%
North American Transmission Company II L.P.(3)	49.9%
Mark D. Mroczynski	—
Jason J. Lisowski	—
Joseph M. Storsin, Jr.(4)	—
Natalie Hadad	—
Jeff Rosenthal	—
Wade Smith	—
Toby Thomas	—
All executive officers and members of the FET Board as a group (seven persons)	—

(1)	Except as otherwise indicated, the address for the beneficial owners listed is c/o FirstEnergy Transmission, LLC, 5001 NASA Blvd., Fairmont, West Virginia 26554.
(2)

The FE Board has voting and dispositive power over the units. The FE Board is composed of more than three individuals who have authority over the voting and disposition of the units. The business address is FirstEnergy Corp., 341 White Pond Drive, Akron, Ohio. In connection with the PA Consolidation, the Class B equity interests of MAIT were contributed by FE to FET. In exchange, FE received a special purpose membership interest in FET. So long as FE holds the FET special purpose membership interests, it will receive 100% of any Class B distributions made by MAIT.

(3)

Brookfield Super-Core Infrastructure Partners GP LLC, a Delaware limited liability company (“General Partner”), is the general partner of North American Transmission Company II L.P. (“NATC”). Brookfield Corporation, a corporation formed under the laws of the Province of Ontario, Canada, is the ultimate parent of NATC. BAM Partners Trust (the “BAM Partnership”), a trust formed under the laws of the Province of Ontario, Canada, holds all of the class B limited voting shares of Brookfield (the “Brookfield Class B Shares”). The trustee of the BAM Partnership is BAM Class B Partners Inc., an Ontario corporation. The Brookfield Class B Shares entitle the holders thereof to appoint one half of the board of directors of Brookfield, as a class. The principal business address of NATC and Brookfield is 181 Bay Street, Suite 100, Brookfield Place, Toronto, Ontario M5J 2T3, Canada.

(4)	Mr. Storsin departed the Company on March 21, 2025, subsequent to the end of Fiscal 2024.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with FirstEnergy

We are party to several agreements with FirstEnergy, which holds 50.1% of our outstanding membership interests as of December 31, 2024.

Service Agreement

We, together with certain subsidiaries of FE, are party to a service agreement with FESC, pursuant to which FESC provides services to us and other subsidiaries of FE. Among other things, FESC provides us with basic operating services including, but not limited to, executive services, accounting and finance, internal auditing, risk management, human resources, corporate affairs, corporate communications, information technology, policy and compliance, records management, and legal services. FET may also request additional services from FESC, such as operations management, construction, maintenance, asset oversight, customer service, rates and regulatory affairs, environmental, corporate real estate, strategic planning and operations, business development, and investment management. Since January 1, 2025 through September 30, 2025 and for the years ended December 31, 2024, 2023 and 2022, FET compensated FESC an aggregate amount of approximately $188 million, $228 million, $217 million and $202 million, respectively, for services provided under the service agreement.

Money Pool Agreement

The FET Subsidiaries have entered into a money pool agreement that provides for the ability to borrow from each other and FE to meet short-term working capital requirements. FESC administers this money pool and tracks surplus funds of FE and the respective regulated subsidiaries, as well as proceeds available from bank borrowings. Companies receiving a loan under the money pool agreement must repay the principal amount of the loan, together with accrued interest, within 364 days of borrowing the funds. The rate of interest is the same for each company receiving a loan from the regulated pool and is based on the average cost of funds available through the money pool.

Ground Leases

Two of our subsidiaries, ATSI and MAIT, had ground lease expense transactions with affiliated companies of $25 million for the years ended December 31, 2024, 2023 and 2022, and $18 million for the nine-month period ended September 30, 2025.

ATSI has a ground lease with the Ohio Companies and FE PA under an operating lease agreement. Land use is rented to ATSI under the terms and conditions of a ground lease. the Ohio Companies and FE PA reserve the right to use (and to permit authorized others to use) the land for any purpose that does not cause a violation of electrical safety code or applicable law, or does not impair ATSI’s ability to satisfy its service obligations. Additional uses of such land for ATSI’s facilities requires prior written approval from the applicable operating companies. ATSI purchases directly any new property acquired for transmission use. ATSI makes fixed quarterly lease payments.

MAIT has a ground lease with FE PA under an operating lease agreement. FE PA reserves the right to use (and to permit authorized others to use) the land for any purpose that does not cause a violation of electrical safety code or applicable law, or does not impair MAIT’s ability to satisfy its service obligations. Additional uses of such land for MAIT’s facilities requires prior written approval from the applicable operating company. MAIT purchases directly any new property acquired for transmission use. MAIT makes variable quarterly lease payments through January 1, 2043, unless terminated prior to maturity, or extended by MAIT for up to two additional successive periods of 25 years each and one successive term of 24 years.

Mutual Assistance Agreement

FET entered into a mutual assistance agreement with other subsidiaries of FE, pursuant to which FET and the other subsidiaries of FE are able to request and receive non-power goods and services from one another consistent with the terms and conditions of the agreement. For the nine months ended September 30, 2025 and for the years ended December 31, 2024, 2023 and 2022, FET compensated subsidiaries of FE an aggregate amount of approximately $80 million, $88 million, $123 million and $66 million, respectively, for goods and services provided under the mutual assistance agreement.

Income Tax Allocation Agreement

FET has entered into an income tax allocation agreement with our subsidiaries that sets forth the terms for allocating the consolidated tax liability of the FET consolidated federal income tax group, reimbursing FET for payment of such tax liability, and compensating any member of the group for use of its tax losses or credits. FET, as the parent company of the FET consolidated federal income tax group, is responsible for filing the consolidated federal income tax return of the group. FET and its subsidiaries also continue to be a party to a similar tax allocation agreement with FE with respect to certain state combined return groups and for the tax periods (or the portion thereof) prior to March 25, 2024.

Fourth Amended and Restated Limited Liability Company Agreement

FE and Brookfield are party to the A&R FET LLC Agreement, which was entered into as of March 25, 2024 in connection with the FET Equity Interest Sale. The A&R FET LLC Agreement establishes the general framework for managing FET, including the relationship between FE and Brookfield as members of FET, and confers certain governance rights to Brookfield so long as certain requisite ownership percentages are maintained. As described under “Management — Directors,” for so long as Brookfield maintains at least a 19.8% ownership interest in FET, Brookfield has the right to appoint two out of the five members of the FET board (with the remaining directors being appointed by FE). In the event that (a) Brookfield’s ownership of FET’s common membership interests decreases below 19.8%, but is at least 9.9%, Brookfield shall designate one of its appointed directors for removal from the FET Board such that there is one remaining Brookfield-appointed director, and (b) Brookfield’s ownership of FET’s common membership interests decreases below 9.9%, the remaining Brookfield-appointed director shall be automatically removed from the FET Board. Correspondingly, in the event that (i) FE is no longer directly or indirectly the beneficial owner of at least a majority of FET’s common membership interests but is the beneficial owner of at least 19.8% of FET’s common membership interests, FE shall designate one director appointed by FE for removal from the FET Board such that there are two remaining FE-appointed directors, (ii) FE is no longer directly or indirectly the beneficial owner of at least 19.8% of FET’s common membership interests but is the beneficial owner of at least 9.9%, FE shall designate one or more of its appointed FET directors for removal from the FET Board such that there is one remaining FE-appointed director, and (iii) FE no longer directly or indirectly beneficially owns at least 9.9% of FET’s common membership interests, then the remaining FE-appointed director shall be automatically removed from the FET Board.

For so long as Brookfield maintains at least a 30.0% ownership interest in FET, certain additional actions require the consent, vote or approval of Brookfield before such actions can be taken by FET. Such actions include, among other things, certain acquisitions or dispositions in excess of certain dollar thresholds, establishing or amending the annual budget, incurring cost overruns on certain capital expenditure projects during any fiscal year in excess of a certain percentage overage of the budgeted amounts or incurring cost overruns on the aggregate capital expenditure budget of FET’s subsidiaries during any fiscal year in excess of a certain percentage overage of the aggregated budgeted amount, material decisions relating to litigation where either the liability of FET would reasonably be expected to exceed a certain threshold dollar amount or such proceeding would reasonably be expected to have an adverse effect on Brookfield or FET, making certain material regulatory filings, incurring or refinancing indebtedness by FET or its subsidiaries, which, in the case of its subsidiaries, would reasonably be expected to cause such subsidiary to deviate from its targeted capital structure, entering into joint ventures, appointing or replacing any member of its transmission leadership team, amending the accounting policies of FET or its subsidiaries (but only if FE is no longer the majority owner of FET), taking any action that would reasonably be expected to cause a default or breach of any material contract of FET or any of its subsidiaries, creating certain material liens (excluding certain permitted liens), or causing any reorganization of FET or any of its subsidiaries. The A&R FET LLC Agreement also includes provisions relating to the resolution of disputes and to address deadlocks

Related Person Policies and Procedures

The A&R FET LLC Agreement sets forth certain procedures to be followed in the event of affiliate transactions that may occur between FET and its subsidiaries, on the one hand, the FE Outside Group, on the other. The A&R FET LLC Agreement requires that such affiliate transactions be entered into and carried out in a manner that, except as may be required by any applicable law, is (i) consistent with past practices and the corporate allocation and affiliate transaction policies of the FE Outside Group and FET and its subsidiaries in effect at such time, (ii) on commercially reasonable terms and conditions, and (iii) in accordance with the requirements of any applicable law. The A&R FET LLC Agreement, among other things, provides for the governance, exit, capital and distribution, and other arrangements for FET.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of Outstanding Notes with an opportunity to acquire New Notes, which, unlike the Outstanding Notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the New Notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the New Notes.

The Outstanding Notes were originally issued and sold on August 13, 2025 to the initial purchasers, pursuant to the purchase agreement dated August 11, 2025. The Outstanding Notes were issued and sold in transactions not registered under the Securities Act in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act. The concurrent resale of the Outstanding Notes by the initial purchasers to investors was done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The Outstanding Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act (“Rule 144A”), (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuances and sales of the Outstanding Notes, we entered into a registration rights agreement in respect to the Outstanding Notes on August 13, 2025, among FET and the initial purchasers (the “Registration Rights Agreement”), pursuant to which we agreed to use our reasonable best efforts to cause to be filed with the SEC a registration statement covering the exchange by us of the Outstanding Notes for the New Notes, pursuant to the exchange offer. The Registration Rights Agreement provides that we will use our reasonable best efforts to cause to be filed with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and cause the exchange offer to be commenced promptly after the exchange offer registration statement is declared effective by the SEC to holders of Outstanding Notes who are able to make certain representations the opportunity to exchange their Outstanding Notes for New Notes.

Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the New Notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the New Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any New Notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the applicable Registration Rights Agreement (including certain indemnification rights and obligations).

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the Staff of the SEC would make a similar determination with respect to the New Notes as it has in other interpretations to third parties.

Each holder of Outstanding Notes that exchanges such Outstanding Notes for New Notes in the exchange offer will be deemed to have made certain representations, including representations that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of New Notes, and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of Outstanding Notes or New Notes. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

Terms of the Exchange Offer; Period for Tendering Outstanding Notes

Upon the terms and subject to the conditions set forth in this prospectus, we will cause any and all Outstanding Notes to be accepted that were acquired pursuant to Rule 144A or Regulation S validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Outstanding Notes accepted in the exchange offer. Holders may tender some or all of their Outstanding Notes pursuant to the exchange offer; provided that, Outstanding Notes may be tendered only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

The form and terms of the New Notes are the same as the form and terms of the Outstanding Notes except that:

(1)	the New Notes will be registered under the Securities Act and will not have legends restricting their transfer;

(2)	the New Notes will not contain the registration rights and increased interest provisions contained in the Outstanding Notes; and

(3)	interest on the New Notes will accrue from the last interest date on which interest was paid on your Outstanding Notes.

The New Notes will evidence the same debt as the Outstanding Notes and will be entitled to the benefits of the Indenture.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from us.

If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, the certificates for any unaccepted Outstanding Notes will be promptly returned, without expense, to the tendering holder.

Holders who tender Outstanding Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Outstanding Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “Fees and Expenses” and “Transfer Taxes” below.

The exchange offer will remain open for at least 20 full business days. The term “expiration date” will mean 5:00 p.m., New York City time, on January 7, 2026, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

(1)	notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice, and

(2)	mail to the registered holders an announcement of any extension and issue a notice by press release or other public announcement before such expiration date.

We reserve the right, in our sole discretion:

(1)	if any of the conditions below under the heading “Conditions to the Exchange Offer” shall have not been satisfied,

a.	to delay accepting any Outstanding Notes,

b.	to extend the exchange offer, or

c.	to terminate the exchange offer, or

(2)

to amend the terms of the exchange offer in any manner, provided however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of Outstanding Notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

Procedures for Tendering Outstanding Notes through Brokers and Banks

Since the Outstanding Notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the Outstanding Notes and will be the only entity that can tender your Outstanding Notes for New Notes. Therefore, to tender Outstanding Notes subject to this exchange offer and to obtain New Notes, you must instruct the institution where you keep your Outstanding Notes to tender your Outstanding Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

The letter of transmittal that may accompany this prospectus may be used by you to give such instructions.

YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OUTSTANDING NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OUTSTANDING NOTES TO BE TENDERED BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON JANUARY 7, 2026.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

(1)	you or any other person acquiring New Notes in exchange for your Outstanding Notes in the exchange offer is acquiring them in the ordinary course of business;

(2)

neither you nor any other person acquiring New Notes in exchange for your Outstanding Notes in the exchange offer is engaging in or intends to engage in a distribution of the New Notes within the meaning of the federal securities laws;

(3)

neither you nor any other person acquiring New Notes in exchange for your Outstanding Notes in the exchange offer has an arrangement or understanding with any person to participate in the distribution of New Notes issued in the exchange offer;

(4)	neither you nor any other person acquiring New Notes in exchange for your Outstanding Notes in the exchange offer is an “affiliate” as defined under Rule 405 of the Securities Act; and

(5)

if you or another person acquiring New Notes in exchange for your Outstanding Notes in the exchange offer is a broker-dealer and you acquired the Outstanding Notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes.

BY TENDERING YOUR OUTSTANDING NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the New Notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your Outstanding Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of New Notes acquired in the exchange offer, you or that person:

(1)	may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the exchange offer; and

(2)	must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Outstanding Notes.

You may tender some or all of your Outstanding Notes in this exchange offer. However, your Outstanding Notes may be tendered only in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

When you tender your Outstanding Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

The method of delivery of Outstanding Notes and all other required documents to the exchange agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Outstanding Notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

(1)	reject any and all tenders of any particular Outstanding Note not properly tendered;

(2)	refuse to accept any Outstanding Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3)	waive any defects or irregularities or conditions of the exchange offer as to any particular Outstanding Notes before the expiration of the offer.

Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Outstanding Notes as we will reasonably determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of Outstanding Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept this exchange offer on behalf of a holder of Outstanding Notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf will seek to establish an Automated Tender Offer Program (“ATOP”) account with respect to the Outstanding Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of Outstanding Notes by causing the book-entry transfer of such Outstanding Notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of Outstanding Notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 pm, New York City Time on the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

(1)	Name of the beneficial owner tendering such Outstanding Notes;

(2)	Account number of the beneficial owner tendering such Outstanding Notes;

(3)	Principal amount of Outstanding Notes tendered by such beneficial owner; and

(4)	A confirmation that the beneficial holder of the Outstanding Notes tendered has made the representations for our benefit set forth under “Deemed Representations” above.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of Outstanding Notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering Outstanding Notes. We will ask the exchange agent to instruct DTC to promptly return those Outstanding Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Outstanding Notes on behalf of holders of the Outstanding Notes.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes

We will accept validly tendered Outstanding Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Outstanding Notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from us. If we do not accept any tendered Outstanding Notes for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO THE EXCHANGE AGENT ON OR BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

No Guaranteed Delivery Procedures

Guaranteed delivery procedures are not available in connection with the exchange offer.

Withdrawal Rights

You may withdraw your tender of Outstanding Notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your Outstanding Notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(1)	specify the name of the person that tendered the Outstanding Notes to be withdrawn; and

(2)

identify the Outstanding Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Outstanding Notes; specify the name and number of an account at the DTC to which your withdrawn Outstanding Notes can be credited.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Outstanding Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any Outstanding Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Outstanding Notes by following one of the procedures described above before the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Outstanding Notes and may terminate the exchange offer (whether or not any Outstanding Notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our sole reasonable discretion, prior to the expiration date:

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)

seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Outstanding Notes in the exchange offer; or

(3)

any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

•

any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole reasonable judgment, would result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or the following has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)	any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer; or

(3)

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)

a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•

any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Outstanding Notes or the New Notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange; or

•

there shall occur a change in the current interpretation by the Staff of the SEC which permits the New Notes issued pursuant to the exchange offer in exchange for Outstanding Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

•

we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any Outstanding Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Outstanding Notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of Outstanding Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the exchange offer.

Exchange Agent

We have appointed U.S. Bank Trust Company, National Association as the exchange agent for the exchange offer. You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the letter of transmittal that may accompany this prospectus to the exchange agent addressed as follows:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By Mail or in Person

U.S. Bank Trust Company, National Association

Attn: Corporate Actions

111 Fillmore Avenue

St. Paul, MN 55107-1402

For Email or Facsimile Transmission (for Eligible Institutions Only)

Email: cts.specfinance@usbank.com

Facsimile: (651) 466-7367

For Information and to Confirm by Telephone

(800) 934-6802

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made through DTC by U.S. Bank Trust Company, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent registered public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates’ officers, employees and by persons so engaged by the exchange agent.

Accounting Treatment

The New Notes will be recorded at the same carrying value as the existing Outstanding Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes.

Transfer Taxes

If you tender Outstanding Notes for exchange, you will not be obligated to pay any transfer taxes. However, if you instruct us to register New Notes in the name of, or request that your Outstanding Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING NOTES

If you do not tender your Outstanding Notes, you will not have any further registration rights, except for the rights described in the Registration Rights Agreement and described above, and your Outstanding Notes will continue to be subject to the provisions of the Indenture governing the Outstanding Notes regarding transfer and exchange of the Outstanding Notes and the restrictions on transfer of the Outstanding Notes imposed by the Securities Act and states securities law when we complete the exchange offer. These transfer restrictions are required because the Outstanding Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Outstanding Notes in the exchange offer, your ability to sell your Outstanding Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the Indenture governing the Outstanding Notes provides for if we do not complete the exchange offer.

Consequences of Failure to Exchange

The Outstanding Notes that are not exchanged for New Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Outstanding Notes may be resold only:

(1)	to us upon redemption thereof or otherwise;

(2)

so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3)	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4)	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Shelf Registration

The Registration Rights Agreement also requires that we cause to be filed a shelf registration statement if:

(1)

the Issuer determines that the registration of the New Notes is not available or may not be completed as soon as practicable after the last exchange date because it would violate any applicable law or applicable interpretations of the SEC;

(2)

a holder participating in the exchange offer does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of the Issuer within the meaning of the Securities Act) and notifies the Issuer within 30 days after such holder first becomes aware of such restrictions;

(3)	the exchange offer is not for any reason completed by the 366th day after the initial issuance of the Outstanding Notes; or

(4)	the Issuer receives a written request from any Initial Purchaser representing that it holds Outstanding Notes that are or were ineligible to be exchanged in the exchange offer.

We will also register the New Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register New Notes in any jurisdiction unless a holder requests that we do so.

Outstanding Notes may be subject to restrictions on transfer until:

(1)	a person other than a broker-dealer has exchanged the Outstanding Notes in the exchange offer;

(2)	a broker-dealer has exchanged the Outstanding Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

(3)	the Outstanding Notes are sold under an effective shelf registration statement that we have caused to be filed; or

(4)	the Outstanding Notes are sold to the public under Rule 144 of the Securities Act.

DESCRIPTION OF THE NOTES

The Outstanding Notes were issued on August 13, 2025 in private offerings in the United States only to qualified institutional buyers under Rule 144A under the Securities Act and outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

In the exchange offer, we will issue up to $450,000,000 aggregate principal amount of New Notes. The New Notes will be issued under an indenture dated as of May 19, 2014, as amended and supplemented by the First Supplemental Indenture dated as of October 4, 2024, between us and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by that certain Officer’s Certificate, dated as of August 13, 2025, with respect to the 4.750% Senior Notes due 2033 (collectively, the “Indenture”), under which the Outstanding Notes were also issued. The following statements relating to the Notes, and the Indenture are summaries of certain provisions thereof and are subject to the detailed provisions of the forms of Notes and the Indenture, to which reference is hereby made, including the definitions of certain terms therein and those terms made part thereof by the Trust Indenture Act of 1939, as amended (the “TIA”). The Indenture does not limit the aggregate principal amount of senior notes that we may issue under the Indenture.

The New Notes will be treated as a single class with any Outstanding Notes that remain outstanding after the completion of the exchange offer. If the exchange offer is consummated, holders of Outstanding Notes who do not exchange their Outstanding Notes for New Notes will vote together with the holders of the New Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders under the Indenture (including acceleration after an Event of Default) must be taken, and certain rights must be exercised, by holders of specified minimum percentages of the aggregate principal amount of all outstanding Notes issued under the Indenture. In determining whether holders of the requisite percentage of aggregate principal amount of a series of Notes have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Outstanding Notes of such series that remain outstanding after the exchange offer will be aggregated with the New Notes of such series, and the holders of these Outstanding Notes and New Notes will vote together as a single series for all such purposes. Accordingly, all references in this Description of the Notes to specified percentages in aggregate principal amount of a series of the outstanding Notes mean, at any time after the exchange offer for the Outstanding Notes is consummated, such percentage in aggregate principal amount of such Outstanding Notes and the New Notes then outstanding. As used in this Description of the Notes, the term “Notes” refers to both the Outstanding Notes and the New Notes.

General

The Notes will mature on January 15, 2033, unless earlier redeemed as described under “—Optional Redemption” below.

We will not pay any additional amounts on the Notes to compensate any beneficial owner for any United States tax withheld from payments of principal or interest on the Notes. There is no sinking fund for the Notes. The Notes are not convertible into, or exchangeable for, equity securities of FirstEnergy.

Ranking

The Notes will rank equally with all of our other existing and future senior unsecured and unsubordinated indebtedness, senior to all of our existing and future subordinated indebtedness and junior to all of our future senior secured indebtedness. As of September 30, 2025, we had $2.6 billion of senior unsecured and unsubordinated long-term indebtedness outstanding and no other long-term debt outstanding.

The Notes will be effectively subordinated to all existing and future indebtedness and other obligations of our subsidiaries, including:

•	trade payables;

•	ATSI’s $75 million aggregate principal amount of outstanding 4.00% Senior Notes due 2026;

•	ATSI’s $100 million aggregate principal amount of outstanding 4.32% Senior Notes due 2030;

•	ATSI’s $225 million aggregate principal amount of outstanding 5.00% Senior Notes due 2030;

•	ATSI’s $100 million aggregate principal amount of outstanding 4.38% Senior Notes due 2031;

•	ATSI’s $150 million aggregate principal amount of outstanding 3.66% Senior Notes due 2032;

•	ATSI’s $600 million aggregate principal amount of outstanding 2.65% Senior Notes due 2032;

•	ATSI’s $150 million aggregate principal amount of outstanding 5.13% Senior Notes due 2033;

•	ATSI’s $150 million aggregate principal amount of outstanding 5.63% Senior Notes due 2034;

•	ATSI’s $400 million aggregate principal amount of outstanding 5.00% Senior Notes due 2044;

•	ATSI’s $75 million aggregate principal amount of outstanding 5.23% Senior Notes due 2045;

•	MAIT’s $600 million aggregate principal amount of outstanding 4.10% Senior Notes due 2028;

•	MAIT’s $200 million aggregate principal amount of outstanding 5.00% Senior Notes due 2031;

•	MAIT’s $125 million aggregate principal amount of outstanding 3.60% Senior Notes due 2032;

•	MAIT’s $175 million aggregate principal amount of outstanding 5.39% Senior Notes due 2033;

•	MAIT’s $250 million aggregate principal amount of outstanding 5.94% Senior Notes due 2034;

•	MAIT’s $125 million aggregate principal amount of outstanding 3.70% Senior Notes due 2035; and

•	TrAIL’s $600 million aggregate principal amount of outstanding 5.00% Senior Notes due 2031.

Interest

Interest on the Notes will:

•	be payable in U.S. dollars at the rate of 4.450% per annum for the Notes;

•

be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than a full month, on the basis of the actual number of days elapsed in such period;

•	be payable on a semi-annual basis in arrears, on January 15 and July 15 of each year, beginning on January 15, 2026;

•	initially accrue from, and include, the date of original issuance; and

•

be paid to the persons in whose names the Notes are registered at the close of business on the regular record date, which is the business day immediately preceding the interest payment date (other than an interest payment date that is a maturity date or a redemption date), so long as the Notes are issued in the form of global securities deposited with or on behalf of DTC or a successor depositary and otherwise, the record date will be the fifteenth calendar day next preceding the interest payment date (whether or not a business day); provided, however, that if and to the extent we shall default in the payment of interest due on such interest payment date, such defaulted interest shall be paid to the respective persons in whose names such outstanding New Notes are registered at the close of business on a date (the “Subsequent Record Date”) not more than 15 days and not less than 10 days prior to the date of payment of such defaulted interest, such Subsequent Record Date to be established by the Trustee, and by notice given by mail by or on behalf of us to the registered owners of such New Notes not less than 10 days preceding such Subsequent Record Date. Notwithstanding the foregoing, interest payable at maturity or upon earlier redemption will be payable to the person to whom principal shall be payable. If any interest payment date should fall on a day that is not a business day, then the interest payment shall be made on the next succeeding business day and no interest shall accrue for the intervening period with respect to the payment so deferred.

Additional interest is payable with respect to the Notes in certain circumstances if we do not consummate the exchange offer (or shelf registration, if applicable) as described in this prospectus under the heading “The Exchange Offer.” The Company shall pay all additional interest, if any, on the interest payment date for the period for which additional interest has accrued in the same manner as interest is paid on the Notes. References herein to “interest” are deemed to include additional interest unless the context expressly requires otherwise.

Optional Redemption

Prior to November 15, 2032 (the date that is two months prior to the scheduled maturity date of the Notes) (the “Par Call Date”), we may redeem the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption; and

•	100% of the principal amount of the Notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate applicable to such redemption based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no responsibility to determine the Redemption Price.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

In the case of a partial redemption, selection of the Notes for redemption will be made by lot or, in the case of global Notes, in accordance with the applicable procedures of the depositary. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

We will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Consolidation, Merger and Sale of Assets

We may consolidate or merge with or into any other corporation, partnership, trust company or trust, and we may convey, transfer or lease all or substantially all of our assets to any corporation, partnership, trust company or trust, provided that (other than in the case of the conveyance, transfer or lease of our properties and assets substantially as an entirety to one or more of our subsidiaries):

•

the resulting corporation, partnership, trust company or trust, if other than us, is organized and existing under the laws of the United States or any U.S. state and assumes all of our obligations on the Notes under the Indenture;

•

immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of us or any subsidiary as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no event of default or, with respect to any series, a covenant breach, and no event that, after notice or lapse of time or both, would become an event of default or a covenant breach shall have happened and be continuing under the Indenture; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the Indenture and all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

The surviving business entity will succeed to, and be substituted for, us under the Indenture and, except in the case of a lease, we shall be released from all obligations under the Indenture and the Notes.

The covenants contained in the Indenture and the Notes will not protect holders in the event of a sudden decline in our creditworthiness that might result from a recapitalization, restructuring or other highly leveraged transaction.

Events of Default

An event of default with respect to the Notes is defined in the Indenture as being any one of the following:

•

failure to pay interest on the Notes, including additional interest payable pursuant to the Registration Rights Agreement, when it becomes due and payable, and continuance of such default for a period of 30 days;

•	failure to pay principal of and premium, if any, on the Notes when due and payable, whether at stated maturity or upon earlier acceleration or redemption;

•

failure to perform other covenants in the Indenture for 90 days after we are given notice from the Trustee or the Trustee receives, and provides to us, written notice from the registered holders of at least 33% in principal amount of the outstanding Notes; provided, however, that the Trustee, or the Trustee and the holders of such principal amount of the Notes can agree to an extension of the 90-day period and, will be deemed to have agreed to an extension of that period if corrective action has been initiated by us within that period and is being diligently pursued; and

•	certain events of bankruptcy, insolvency, reorganization, assignment or receivership.

We are required to deliver to the Trustee each year an officer’s certificate as to whether we are in compliance with the conditions and covenants under the Indenture. The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default, except in payment of principal of, or premium, if any, or interest on, the Notes, if the Trustee in good faith determines that it is in the interest of the holders of the Notes to do so.

The Indenture provides that, if an event of default with respect to the Notes occurs and continues, either the Trustee or the holders of 33% or more in aggregate principal amount of the Notes may declare the principal amount of the Notes to be due and payable immediately. However, if the event of default is applicable to all outstanding Notes under the Indenture (including the Notes), only the Trustee or holders of at least 33% in principal amount of all outstanding notes of all series, voting as one class, and not the holders of the Notes or any other series of notes, may make such a declaration of acceleration.

At any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to such declaration of acceleration will be considered waived, and such declaration and its consequences will be considered rescinded and annulled, if:

•	we have paid or deposited with the Trustee a sum sufficient to pay:

•	all overdue interest, if any, on all Notes,

•	the principal of and premium, if any, on any Notes which have otherwise become due and interest, if any, that is currently due, including interest on overdue interest, if any, and

•	all amounts due to the Trustee under the Indenture; and

•	any other event of default with respect to the Notes has been cured or waived as provided in the Indenture.

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless the holders shall have offered to the Trustee reasonable indemnity.

Subject to the provision for indemnification, the holders of a majority in principal amount of the Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Notes. However, if the event of default relates to more than one series of notes, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction, provided, that such direction not be in conflict with any rule of law or with the Indenture, and could not involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee’s sole discretion, be adequate. The Trustee may take any other action, deemed proper by the Trustee, which is not inconsistent with any such direction.

Modification with Consent of Holders

Under the Indenture, our rights and the rights of the holders of the Notes may be changed with the consent of the holders representing a majority in principal amount of the outstanding Notes and all other outstanding series of notes affected by the change, provided, that the following changes may not be made without the consent of the holders of each outstanding Senior Note affected thereby:

•

change the stated maturity of the principal of or any installment of principal of or interest on any Senior Note, or reduce the principal amount or the amount of any installment of interest on or the rate of interest on any Senior Note, or change the method of calculating such rate or reduce any premium payable upon the redemption, or change the coin or currency or other property in which any Senior Note or any premium, if any, or the interest on such Senior Note is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Senior Note or, in the case of redemption, on or after the redemption date;

•

reduce the percentage in principal amount of the outstanding Notes, the consent of the holders of which is required for any supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with any provision of the Indenture or any default under the Indenture and its consequences, or reduce the requirements for quorum or voting; or

•	modify certain provisions of the Indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

Modification of the Indenture without Consent of Holders

The Indenture also permits us and the Trustee to amend the Indenture without the consent of the holders of the Notes for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the Indenture and in the Notes;

•	to add to the covenants with which we must comply or to surrender any of our rights or powers under the Indenture;

•	to add additional events of default;

•

to change, eliminate, or add any provision to the Indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of the Notes, in any material respect, such change, elimination, or addition will become effective when:

•	the consent of the holders of the Notes has been obtained in accordance with the Indenture; or

•	no Notes remain outstanding under the Indenture;

•	to provide collateral security for all but not part of the Notes;

•	to make such provisions as may be necessary to issue any exchange notes issued in exchange for the Notes pursuant to the Registration Rights Agreement or similar agreement;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the Notes;

•	to change any place where principal, premium, if any, and interest shall be payable, the Notes may be surrendered for registration of transfer or exchange and notices to us may be served;

•

to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture; provided that such action shall not adversely affect the interests of the holders of the Notes in any material respect; or

•	at our election, to comply with any requirements of the Securities and Exchange Commission in connection with the qualification of the Indenture under the TIA, if such qualification is required.

Satisfaction and Discharge

We will be discharged from our obligations on the Notes, or any portion of the principal amount of the Notes, if we:

(1)

irrevocably deposit with the Trustee sufficient cash or eligible obligations (or a combination of both) to pay any principal, or portion of principal, interest, premium and other sums when due on the Notes at their stated maturity or earlier acceleration or redemption; and

(2)	if such deposit was made prior to the maturity of the Notes, deliver to the Trustee:

(a)

a company order stating that the money and eligible obligations deposited in accordance with the Indenture will be held in trust and, if eligible obligations have been deposited, certain opinions of counsel and of an independent public accountant;

(b)

an officer’s certificate stating our intention that, upon delivery of the officer’s certificate, our indebtedness in respect of the Notes, or the portions thereof, will have been satisfied and discharged as contemplated in the Indenture; and

(c)

an opinion of counsel to the effect that, other than as a result of a change in law or a ruling of the United States Internal Revenue Service, the holders of the Notes, or portions thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of our indebtedness and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if we had not so satisfied and discharged our indebtedness.

For this purpose, “eligible obligations” include direct obligations of, or obligations unconditionally guaranteed by, the United States entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and which do not contain provisions permitting their redemption or other prepayment at the option of the issuer thereof.

In the event that all of the conditions set forth above have been satisfied for the Notes, or portions thereof, except that, for any reason, we have not delivered the officer’s certificate and opinion described in clauses (b) and (c) above, the holders of the Notes will no longer be entitled to the benefits of certain of our covenants under the Indenture, including the covenant described below in “—Limitation on Liens.” Our indebtedness in respect of the Notes, however, will not be deemed to have been satisfied and discharged prior to their maturity, and the holders of the Notes may continue to look to us for payment of the indebtedness represented by the Notes.

The Indenture will be deemed satisfied and discharged when no Notes remain outstanding and when we have paid all other sums payable by us under the Indenture. Subject to any applicable abandoned property laws, all moneys we pay to the Trustee or any paying agent on the Notes which remain unclaimed at the end of two years after payments have become due will be paid to us or upon our order. Thereafter, the holder of the Notes may look only to us for payment and not the Trustee or any paying agent.

Consolidation, Merger and Sale or Disposition of Assets

We may not consolidate with or merge into any other corporation or entity or sell or otherwise dispose of our properties as or substantially as an entirety unless:

•	the successor is an entity organized and existing under the laws of the United States or any state of the United States or the District of Columbia;

•

the successor expressly assumes by a supplemental indenture the due and punctual payment of the principal of and premium, if any, and interest, if any, on the Notes and all other outstanding Notes under the Indenture and the performance of every covenant of the Indenture and the Registration Rights Agreement to be performed or observed by us;

•

immediately after giving effect to the transactions, no event of default with respect to the Notes or any other series of notes outstanding under the Indenture and no event which after notice or lapse of time or both would become an event of default with respect to the Notes or any other series of notes outstanding under the Indenture will have occurred and be continuing; and

•	we deliver to the Trustee an officer’s certificate and opinion of counsel stating that such transactions and such supplemental indenture comply with the Indenture.

Upon any permitted consolidation, merger, sale, transfer or other disposition of our properties substantially as an entirety, the successor entity formed by the consolidation or into which we are merged or to which the transfer is made will succeed us, and be substituted for us, and may exercise every right and power of ours, under the Indenture with the same effect as if the successor entity had been named as “the Company” in the Indenture, and we will be released from all obligations under the Indenture.

Certain Covenants

Limitation on Liens

The Indenture provides that we will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest, or other lien upon, any capital stock of any subsidiary now or hereafter directly owned by us, to secure any indebtedness without also equally and ratably securing the Notes and all other outstanding Notes under the Indenture and all other indebtedness entitled to be so secured.

This restriction does not apply to, or prevent the creation or existence of, or, in the case of the first two bullets below, does not apply to, or prevent the creation or existence of, any extension, renewal or refunding of:

•

any mortgage, pledge, security interest, lien or encumbrance upon any capital stock created at the time we acquire it or within one year after such time to secure the purchase price for the capital stock;

•	any mortgage, pledge, security interest, lien or encumbrance upon any capital stock existing at the time we acquire it, whether or not we assume the secured obligations;

•	any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided, that:

•

the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within that 30-day period, and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

•	the payment of each lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or

•

so long as each lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order has not been fully terminated or the period within which these proceedings may be initiated has not expired; or

•

any mortgage, pledge, security interest, lien or encumbrance upon any capital stock of any subsidiary that we directly own to secure interim construction financing for new projects undertaken by such subsidiary to improve the transmission system, provided, that:

•

the amount of outstanding Indebtedness secured by such mortgage, pledge, security interest, lien or encumbrance under this clause, together with outstanding indebtedness secured by liens pursuant to the paragraph below, does not exceed the greater of 40% of our Consolidated Net Tangible Assets or 40% of our Total Capitalization; and

•	such mortgage, pledge, security interest, lien or encumbrance under this clause are discharged not later than 90 days following the date that such new projects are placed into service.

We may, without securing the Notes or any other outstanding notes of any other series, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien, in addition to liens expressly permitted as described in the preceding paragraphs, upon capital stock of any subsidiary now or hereafter owned by us to secure any indebtedness that would otherwise be subject to the foregoing restriction, in an aggregate amount which, together with all other such indebtedness, does not exceed the greater of 15% of our Consolidated Net Tangible Assets or 15% of our Total Capitalization.

For purposes of this covenant:

•

“Consolidated Net Tangible Assets” means the amount shown as total assets on our consolidated balance sheet, less (i) intangible assets including, without limitation, such items as goodwill, trademarks, trade names and patents; (ii) current liabilities; and (iii) appropriate adjustments, if any, related to minority interests; and

•

“Total Capitalization” means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for indebtedness maturing more than 12 months from the date of determination; (ii) accumulated other comprehensive income; (iii) noncontrolling interest; and (iv) common stock, preferred stock, hybrid preferred securities, member’s equity, premium on capital stock, capital surplus, capital in excess of par value and retained earnings (however designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in treasury.

These amounts will be determined in accordance with accounting principles generally accepted in the United States and as of a date not more than 60 days prior to the happening of an event for which the determination is being made.

The foregoing limitation does not limit in any manner:

•	our ability to place liens on any of our assets other than the capital stock of subsidiaries that we directly own;

•	our ability to cause the transfer of our assets or those of our subsidiaries, including the capital stock covered by the foregoing restrictions; or

•	the ability of any of our subsidiaries to place liens on any of their assets.

Availability of Financial Statements

So long as any of the Notes are outstanding:

(1)

at any time the Company is not subject to Section 13 or 15(d) of the Exchange Act, we will make available to the holders of the Notes our audited annual and unaudited quarterly financial statements within 105 days after the end of the period covered by such financial statements either by posting such financial statements on a website (which may be a private website or any website maintained by the SEC, including EDGAR) or by delivering such financial statements through any other method as may be permitted by the procedures of DTC. For the avoidance of doubt, “financial statements,” as used in the Indenture, will include only a balance sheet, a statement of operations and a statement of cash flows, each prepared in accordance with generally accepted accounting principles (United States or, as may become applicable in the future, international) and such financial statements need not satisfy the requirements of Regulation S-X under the Securities Act and, in the case of such statements that are unaudited, may be subject to year-end adjustments and may exclude detailed footnotes; and

(2)

at any time the Company is subject to Section 13 or 15(d) of the Exchange Act, any annual or quarterly reports (on Form 10-K or Form 10-Q or any respective successor form) that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the SEC) must be filed by us with the Trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act (or any successor rule)). Documents filed by us with the SEC via the EDGAR system (or any successor system) will be deemed to be filed with the Trustee as of the time such documents are filed via EDGAR (or any successor thereto), it being understood that the Trustee shall not be responsible for determining whether such filings have been made.

Resignation or Removal of Trustee

The Trustee may resign at any time by giving us written notice or may be removed at any time by the holders of a majority in principal amount of the Notes and all other outstanding Notes under the Indenture. The resignation or removal of the Trustee and appointment of a successor trustee will not be effective until the successor trustee accepts the appointment in accordance with the Indenture. In addition, so long as no event of default under the Indenture or event which, after notice or lapse of time, or both, would become an event of default under the Indenture has occurred and is continuing, under certain circumstances, we may, by resolution of our Board of Directors, appoint a successor trustee. If that successor accepts the appointment, the Trustee will be deemed to have resigned, and the successor will be deemed to have been appointed as trustee in accordance with the Indenture.

Concerning the Trustee

U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association) is the Trustee under the Indenture. The Indenture provides that our obligations to compensate the Trustee and reimburse the Trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the Notes upon all property and funds held or collected by the Trustee as such.

The Indenture provides that the Trustee shall be subject to and shall comply with the provisions of Section 310(b) of the TIA, and that nothing in the Indenture shall be deemed to prohibit the Trustee or us from making any application permitted pursuant to such section. The Trustee is also a depositary of certain of our affiliates and has in the past made, and may in the future make, periodic loans to us and certain of our affiliates.

Governing Law

The Indenture and Outstanding Notes are, and the New Notes will be, governed by and construed in accordance with the laws of the State of New York, except to the extent that the law of any other jurisdiction shall be mandatorily applicable.

Book-Entry

Global Notes

The Notes will initially be represented by one or more global certificates, which will be issued in definitive, fully registered, book-entry form. The global certificates will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global certificates will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global certificates through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global certificates on behalf of their participants, through customer securities accounts in Clearstream’s or Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold those positions in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. Neither we, the initial purchasers, nor the Trustee take any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We understand that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•

DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S.

securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”, and together with the Direct Participants, the “Participants”).

•

The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com. The information on such website is specifically not incorporated by reference into this prospectus.

•

Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Senior Note (a “Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

•

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

•

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

•

Beneficial Owners of Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Notes, such as redemptions, tenders, defaults and proposed amendments to the Indenture. For example, Beneficial Owners of Notes may wish to ascertain that the nominee holding the Notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the Registrar and request that copies of notices be provided directly to them.

•

Redemption notices shall be sent to DTC. If less than all of the Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

•

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

•

Redemption proceeds and distributions on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on the date such amounts are payable in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our or the Trustee’s responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

•

DTC may discontinue providing its services as depository with respect to the Notes at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor depository is not obtained, certificated Notes are required to be printed and delivered.

•	We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificated Notes will be printed and delivered to DTC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the initial purchasers. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We expect that under procedures established by DTC:

•

upon deposit of the global certificate with DTC or its custodian, DTC will credit on its internal system the accounts of Direct Participants designated by the initial purchasers with portions of the principal amounts of the Notes; and

•

ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of Direct Participants, and the records of Direct and Indirect Participants, with respect to interests of persons other than Participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global certificate to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a global certificate to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global certificate, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global certificate for all purposes under the Indenture and under the Notes. Except as provided below under “—Certificated Notes,” owners of beneficial interests in a global certificate will not be entitled to have Notes represented by that global certificate registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the Indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global certificate must rely on the procedures of DTC and, if that holder is not a Participant, on the procedures of the Participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or a global certificate.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the global certificates will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global certificate, will credit Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global certificates as shown in the records of DTC or its nominee. We also expect that payments by Participants to owners of beneficial interests in the global certificates held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The Participants will be responsible for those payments.

Payments on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Payments on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated Notes to each person that DTC identifies as the beneficial owner of the Notes represented by a global certificate upon surrender by DTC of the global certificates if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global certificate or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the Indenture has occurred and is continuing, and DTC requests the issuance of certificated Notes; or

•	we determine not to have the Notes represented by such global certificate.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences related to the exchange of Outstanding Notes for New Notes in the exchange offer. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions in effect as of the date of this prospectus, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, or the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary is limited to holders who hold their Outstanding Notes as capital assets within the meaning of Section 1221 of the Code (generally for investment purposes). This summary does not address all aspects of U.S. federal income taxes related to the exchange of Outstanding Notes for New Notes in the exchange offer and does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including investors subject to the rules of Section 451(b) by reason of their use of certain financial statements, dealers or traders in securities or currencies, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, pension plans, individual retirement accounts or other tax-deferred accounts, investors subject to the alternative minimum tax (including the corporate alternative minimum tax on financial statement income), and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding Outstanding Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders of Outstanding Notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes and their members; and

•	tax consequences to certain former citizens or residents of the United States.

If a partnership (including any entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds Outstanding Notes, the tax treatment of the exchange offer to a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors regarding the tax consequences of the exchange offer.

This summary of U.S. federal income tax consequences is for general information only and is not tax advice for any particular investor. This summary does not address the tax consequences arising under the laws of any non-U.S., state, or local jurisdiction. This summary also does not address any U.S. federal tax consequences other than income tax, such as U.S. federal alternative minimum tax consequences, the potential application of the Medicare tax on net investment income, and any U.S. federal estate or gift tax consequences. If you are considering the purchase of Notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Exchange Offer

The exchange of Outstanding Notes for New Notes will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, (1) a holder of Outstanding Notes should not recognize a taxable gain or loss for such purposes as a result of exchanging such holder’s Outstanding Notes for New Notes, (2) the holding period of the New Notes received should include the holding period of the Outstanding Notes exchanged therefor, and (3) the adjusted tax basis of the New Notes received should be the same as the adjusted tax basis of the Outstanding Notes exchanged therefor immediately before such exchange. The U.S. federal income tax consequences of holding and disposing of your New Notes generally will be the same as those applicable to your Outstanding Notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Outstanding Notes, where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. Starting on the expiration date and ending on the close of business 180 days after the commencement of the exchange offer, we have agreed to cause this prospectus, as amended or supplemented, to be made available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the commencement of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay the expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Notes) other than underwriting discounts and commissions and any brokerage commissions and transfer taxes and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the New Notes offered hereby and certain other matters relating to this exchange offer will be passed upon for us by Morgan, Lewis & Bockius, LLP.

EXPERTS

The consolidated financial statements as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

Page
FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022
Glossary of Terms	F-2
Report of Independent Registered Public Accounting Firm	F-6
Statements of Income for the Years Ended December 31, 2024, 2023 and 2022	F-8
Balance Sheets as of December 31, 2024 and 2023	F-9
Statements of Members’ Equity for the Years Ended December 31, 2024, 2023 and 2022	F-10
Statements of Cash Flows for the Years Ended December 31, 2024, 2023 and 2022	F-11
Notes to Financial Statements	F-12
Schedule I - Condensed Financial Information of Parent (FirstEnergy Transmission, LLC)	F-33

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
Statements of Income for the Three and Nine Months Ended September 30, 2025 and 2024	F-37
Balance Sheets as of September 30, 2025 and December 31, 2024	F-38
Statements of Members’ Equity for the Nine Months Ended September 30, 2025 and 2024	F-39
Statements of Cash Flows for the Nine Months Ended September 30, 2025 and 2024	F-40
Notes to Financial Statements	F-41

GLOSSARY OF TERMS

The following abbreviations and acronyms may be used in these financial statements to identify FirstEnergy Transmission, LLC and its current and former subsidiaries and affiliated companies:

ATSI	American Transmission Systems, Incorporated, a transmission subsidiary of FET

CEI	The Cleveland Electric Illuminating Company, an Ohio electric power company subsidiary of FE

Electric Companies	OE, CEI, TE, FE PA, JCP&L, MP, and PE

FE	FirstEnergy Corp., a public electric power holding company

FE PA	FirstEnergy Pennsylvania Electric Company, a Pennsylvania electric utility subsidiary of FirstEnergy Pennsylvania Holding Company LLC, a wholly owned subsidiary of FE

FESC	FirstEnergy Service Company, which provides legal, financial and other corporate support services

FET	FirstEnergy Transmission, LLC a consolidated VIE of FE and the parent company of ATSI, MAIT and TrAIL, and having a joint venture in PATH

FirstEnergy	FirstEnergy Corp., together with its consolidated subsidiaries

JCP&L	Jersey Central Power & Light Company, a New Jersey electric power company subsidiary of FE

KATCo	Keystone Appalachian Transmission Company, a wholly owned transmission subsidiary of FE

MAIT	Mid-Atlantic Interstate Transmission, LLC, a transmission subsidiary of FET

ME	Metropolitan Edison Company, a former Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024

MP	Monongahela Power Company, a West Virginia electric power company subsidiary of FE

OE	Ohio Edison Company, an Ohio electric power company subsidiary of FE

Ohio Companies	CEI, OE and TE

PATH	Potomac-Appalachian Transmission Highline, LLC, a joint venture between FE and a subsidiary of AEP

PE	The Potomac Edison Company, a Maryland and West Virginia electric power company subsidiary of FE

Penn	Pennsylvania Power Company, a former Pennsylvania electric power company subsidiary of OE, which merged with and into FE PA on January 1, 2024

Pennsylvania Companies	ME, PN, Penn and WP, each of which merged with and into FE PA on January 1, 2024

PN	Pennsylvania Electric Company, a former Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024

TE	The Toledo Edison Company, an Ohio electric power company subsidiary of FE

TrAIL	Trans-Allegheny Interstate Line Company, a transmission subsidiary of FET

WP	West Penn Power Company, a former Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024

The following abbreviations and acronyms may be used to identify frequently used terms in these financial statements:

Credit Facilities	Collectively, the FET Revolving Facility and the ATSI, MAIT and TrAIL revolving facilities as amended through October 20, 2023

A&R FET LLC Agreement	Fourth Amended and Restated Limited Liability Company Operating Agreement of FET

AEP	American Electric Power Company, Inc.

AFSI	Adjusted Financial Statement Income

AFUDC	Allowance for Funds Used During Construction

AMT	Alternative Minimum Tax

ARO	Asset Retirement Obligation

ASC	Accounting Standards Codification

ASU	Accounting Standards Update

Brookfield	North American Transmission Company II L.P., a Delaware limited partnership and a controlled investment vehicle entity of Brookfield Super-Core Infrastructure Partners

Brookfield Guarantors	Brookfield Super-Core Infrastructure Partners L.P., Brookfield Super-Core Infrastructure Partners (NUS) L.P., and Brookfield Super-Core Infrastructure Partners (ER) SCSp

CFIUS	Committee on Foreign Investments in the United States

DPA	Deferred Prosecution Agreement entered into on July 21, 2021 between FE and U.S. Attorney’s Office for the Southern District of Ohio

EH	Energy Harbor Corp

EPA	United States Environmental Protection Agency

ERO	Electric Reliability Organization

Exchange Act	Securities Exchange Act of 1934, as amended

FASB	Financial Accounting Standards Board

FE Board	The Board of Directors of FirstEnergy Corp.

FE Revolving Facility	FE and the Electric Companies’ former five-year syndicated revolving credit facility, as amended, and replaced by the 2021 Credit Facilities on October 18, 2021

FERC	Federal Energy Regulatory Commission

FET Board	The Board of Directors of FET

FET LLC Agreement	Third Amended and Restated Limited Liability Company Operating Agreement of FET

FET Minority Equity Interest Sale	Sale of an additional 30% membership interest of FET, such that Brookfield will own 49.9% of FET

FET P&SA I	Purchase and Sale Agreement entered into on November 6, 2021, by and between FE, FET, Brookfield, and Brookfield Guarantors

FET P&SA II	Purchase and Sale Agreement entered into on February 2, 2023, by and between FE, FET, Brookfield, and the Brookfield Guarantors

FET Revolving Facility	FET’s five-year syndicated revolving credit facility, dated as of October 20, 2023

Fitch	Fitch Ratings Service

FPA	Federal Power Act

GAAP	Accounting Principles Generally Accepted in the United States of America

HB 6	House Bill 6, as passed by Ohio’s 133rd General Assembly

IRA of 2022	Inflation Reduction Act of 2022

IRS	Internal Revenue Service

kV	Kilovolt

LIBOR	London Inter-Bank Offered Rate

LOC	Letter of Credit

MDPSC	Maryland Public Service Commission

MISO	Midcontinent Independent System Operator, Inc.

Moody’s	Moody’s Investors Service, Inc.

N.D. Ohio	Federal District Court, Northern District of Ohio

NERC	North American Electric Reliability Corporation

NOL	Net Operating Loss

OAG	Ohio Attorney General

OCC	Ohio Consumers’ Counsel

ODSA	Ohio Development Service Agency

OOCIC	Ohio Organized Crime Investigations Commission, which is composed of members of the Ohio law enforcement community and is chaired by the OAG

OPEB	Other Postemployment Benefits

PJM	PJM Interconnection, LLC

PJM Tariff	PJM Open Access Transmission Tariff

PPUC	Pennsylvania Public Utility Commission

PUCO	Public Utilities Commission of Ohio

RFC	ReliabilityFirst Corporation

ROE	Return on Equity

RTO	Regional Transmission Organization

S.D. Ohio	Federal District Court, Southern District of Ohio

SEC	United States Securities and Exchange Commission

SLC	Special Litigation Committee of the FE Board

SOFR	Secured Overnight Financing Rate

S&P	Standard & Poor’s Ratings Service

Tax Act	Tax Cuts and Jobs Act adopted December 22, 2017

VIE	Variable Interest Entity

VSCC	Virginia State Corporation Commission

WVPSC	Public Service Commission of West Virginia

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of FirstEnergy Transmission, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of FirstEnergy Transmission, LLC and its subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of income, of members’ equity and of cash flows for each of the three years in the period ended December 31, 2024, including the related notes and financial statement schedule listed in the index appearing under Item 15(a)(2) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Accounting for the Effects of Rate Regulation

As described in Note 1 to the consolidated financial statements, the Company is subject to regulation that sets the prices (rates) the Company is permitted to charge customers based on costs that the regulatory agencies determine are permitted to be recovered. At times, regulatory agencies permit the future recovery of costs that would be currently charged to expense by an unregulated company. The ratemaking process results in the recording of regulatory assets and liabilities based on anticipated future cash inflows and outflows. Management reviews the probability of recovery of regulatory assets, and settlement of regulatory liabilities, at each balance sheet date and whenever new events occur. Factors that may affect probability include changes in the regulatory environment, issuance of a regulatory commission order, or passage of new legislation. Upon material changes to these factors, where applicable, management will record new regulatory assets or liabilities and will assess whether it is probable that currently recorded regulatory assets and liabilities will be recovered or settled in future rates. As of December 31, 2024, there were $18 million of regulatory assets and $442 million of regulatory liabilities.

The principal considerations for our determination that performing procedures relating to accounting for the effects of rate regulation is a critical audit matter is a high degree of auditor effort in performing procedures and evaluating audit evidence related to the recovery of regulatory assets and the settlement of regulatory liabilities.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, (i) obtaining the Company’s correspondence with regulators, (ii) evaluating the reasonableness of management’s assessment regarding regulatory guidance, proceedings, and legislation and the related accounting implications, and (iii) testing, on a sample basis, the regulatory assets and liabilities by considering the provisions outlined in rate orders and other correspondence with regulators.

/s/ PricewaterhouseCoopers LLP Cleveland, Ohio February 27, 2025

We have served as the Company’s auditor since 2011.

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended December 31,
(In millions)	2024	2023	2022
REVENUES:
Revenues from non-affiliates	$1,684	$1,636	$1,523
Revenues from affiliates	17	16	15

Total revenues	1,701	1,652	1,538

OPERATING EXPENSES:
Other operating expenses (1)	329	313	378
Provision for depreciation	321	291	263
Amortization of regulatory assets, net	6	6	6
General taxes	279	256	247

Total operating expenses	935	866	894

OPERATING INCOME	766	786	644

OTHER INCOME (EXPENSE):
Interest income from affiliates	12	16	49
Miscellaneous income, net	4	2	2
Pension and OPEB mark-to-market adjustment	7	(31)	(11)
Interest expense - other	(266)	(220)	(207)
Interest expense - affiliates	(7)	(17)	(49)
Capitalized financing costs	57	38	36

Total other expense	(193)	(212)	(180)

INCOME BEFORE INCOME TAXES	573	574	464
INCOME TAXES	162	136	111

NET INCOME	411	438	353
Income attributable to noncontrolling interest	69	69	59

EARNINGS ATTRIBUTABLE TO FIRSTENERGY TRANSMISSION, LLC	$342	$369	$294

(1)	Includes $365 million, $350 million and $297 million for the years ended December 31, 2024, 2023 and 2022, respectively, of costs from affiliates, certain of which are subject to capitalization.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions)	December 31, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8	$76
Receivables-
Affiliated companies	23	10
Other	94	88
Notes receivable from affiliated companies	197	17
Prepaid taxes and other	22	23

	344	214

PROPERTY, PLANT AND EQUIPMENT:
In service	12,894	11,861
Less - Accumulated provision for depreciation	2,596	2,410

	10,298	9,451
Construction work in progress	914	770

	11,212	10,221

INVESTMENTS AND OTHER NONCURRENT ASSETS:
Goodwill	224	224
Investments	19	19
Regulatory assets	18	15
Property taxes	289	277
Operating lease right-of-use asset(1)	412	413
Other	47	36

	1,009	984

TOTAL ASSETS	$12,565	$11,419

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Currently payable long-term debt	$625	$—
Short-term borrowings-
Affiliated companies	2	383
Other	300	—
Accounts payable
Affiliated companies	142	30
Other	—	2
Accrued taxes	306	262
Accrued interest	68	62
Other	15	14

	1,458	753

NONCURRENT LIABILITIES:
Long-term debt and other long-term obligations	5,239	5,275
Accumulated deferred income taxes	1,412	1,218
Property taxes	289	277
Regulatory liabilities	442	307
Noncurrent operating lease obligation(2)	406	406
Other	9	8

	7,797	7,491

TOTAL LIABILITIES	9,255	8,244

MEMBERS’ EQUITY:
Members’ equity	2,250	2,250
Retained earnings	286	159

Total members’ equity	2,536	2,409
Noncontrolling interest	774	766

TOTAL EQUITY	3,310	3,175

COMMITMENTS, GUARANTEES AND CONTINGENCIES (NOTE 10)

TOTAL LIABILITIES AND EQUITY	$12,565	$11,419

(1)	Includes $410 million as of December 31, 2024 and 2023 associated with affiliated leases.
(2)	Includes $404 million as of December 31, 2024 and 2023 associated with affiliated leases.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

(In millions)	Members’ Equity	Retained Earnings	Total Members’ Equity	Noncontrolling Interest	Total Equity
Balance, January 1, 2022	$1,063	$1,070	$2,133	$759	$2,892
Net income	—	294	294	59	353
Consolidated tax benefit allocation	27	—	27	2	29
Distribution declared	(1,196)	(1,276)	(2,472)	—	(2,472)
Minority interest sale, net of issuance costs(1)	2,348	—	2,348	—	2,348
Equity contribution from FE	61	—	61	—	61
Equity contribution from Brookfield	9	—	9	—	9
Distribution to noncontrolling interest	—	—	—	(57)	(57)

Balance, December 31, 2022	$2,312	$88	$2,400	$763	$3,163

Net income	—	369	369	69	438
Distribution declared	(62)	(298)	(360)		(360)
Distribution to noncontrolling interest	—	—	—	(66)	(66)

Balance, December 31, 2023	$2,250	$159	$2,409	$766	$3,175

Net income	—	342	342	69	411
Distribution declared	—	(215)	(215)	—	(215)
Distribution to noncontrolling interest	—	—	—	(61)	(61)

Balance, December 31, 2024	$2,250	$286	$2,536	$774	$3,310

(1)

Includes $27 million of issuance costs. See Note 1, “Organization and Basis of Presentation,” of the Notes to Consolidated Financial Statements for additional information on the minority interest sale.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
(In millions)	2024	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$411	$438	$353
Adjustments to reconcile net income to net cash from operating activities-
Depreciation, amortization and impairments	329	292	276
Pension and OPEB mark-to-market adjustments	(7)	31	11
Deferred income taxes and investment tax credits, net	190	90	44
Allowance for equity funds used during construction	(40)	(26)	(29)
Transmission revenue collections, net	144	(138)	25
Changes in current assets and liabilities-
Receivables	(19)	(7)	27
Prepaid taxes and other current assets	(1)	2	(7)
Accounts payable	89	(35)	(17)
Accrued taxes	44	(16)	30
Accrued interest	6	4	6
Other current liabilities	3	6	—
Other	(9)	(4)	(7)

Net cash provided from operating activities	1,140	637	712

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(1,172)	(1,042)	(836)
Loans with affiliated companies, net	(180)	1,537	(1,126)
Asset removal costs	(83)	(91)	(55)
Other	(2)	2	(5)

Net cash (used for) provided from investing activities	(1,437)	406	(2,022)

CASH FLOWS FROM FINANCING ACTIVITIES:
New financing-
Long-term debt	1,200	325	—
Short-term borrowings, net	300	229	105
Redemptions and repayments-
Long-term debt	(600)	—	—
Short-term borrowings - Affiliated companies, net	(381)	—	(50)
Equity contribution from FE	—	—	61
Capital contributions from Brookfield	—	—	9
Proceeds from FET equity interest sale, net of transactions costs	—	—	2,348
Cash distributions paid to noncontrolling interest	(61)	(66)	(57)
Distribution payments	(215)	(1,527)	(1,304)
Other	(14)	(5)	—

Net cash provided from (used for) financing activities	229	(1,044)	1,112

Net change in cash, cash equivalents and restricted cash	(68)	(1)	(198)
Cash, cash equivalents, and restricted cash at beginning of period	76	77	275

Cash, cash equivalents, and restricted cash at end of period	$8	$76	$77

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid (received) during the year-
Interest (net of amounts capitalized)	$248	$218	$240
Income taxes, net of refunds	$(16)	$74	$18
Significant non-cash transactions:
Accrued capital investments	$125	$116	$100

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

Unless otherwise indicated, defined terms and abbreviations used herein have the meanings set forth in the accompanying Glossary of Terms.

FET, a consolidated VIE of FE, is the parent of the FET Subsidiaries and PATH. In March 2024, PATH completed the process of terminating all of its FERC-jurisdictional rates and facilities, with the result that PATH no longer is a “public utility” and no longer is subject to FERC jurisdiction. FET and its non-affiliated joint venture partner are completing the process of terminating the PATH corporate entities. Through its subsidiaries, FET owns high-voltage transmission facilities in PJM, which consist of 12,520 circuit miles of transmission lines with nominal voltages of 500 kV, 345 kV, 230 kV, 138 kV, 115 kV, 69 kV and 46 kV in Ohio, Pennsylvania, West Virginia, Maryland and Virginia. FET plans, operates, and maintains its transmission system in accordance with NERC reliability standards, and other applicable regulatory requirements. In addition, FET and its subsidiaries comply with the regulations, orders, policies and practices prescribed by FERC and the PUCO, PPUC, WVPSC, MDPSC and VSCC.

Following receipt of necessary regulatory approvals, on January 31, 2017, MAIT issued membership interests to FET and FE PA predecessors, PN and ME, in exchange for their respective cash and transmission asset contributions. As of December 31, 2023, ME’s and PN’s approximate ownership of MAIT was 17% and 25%, respectively. On January 1, 2024, FE PA, as successor-in-interest to PN and ME, transferred their respective Class B equity interests of MAIT to FE, which were ultimately contributed to FET in exchange for a special purpose membership interest in FET. So long as FE holds the FET special purpose membership interests, it will receive 100% of any Class B distributions made by MAIT. As of March 25, 2024, FET owns 100% of MAIT’s equity interests (Class A and Class B). FET presents FE’s ownership of FET’s special purpose membership interest net assets and net income as NCI. NCI is included as a component of equity on FET’s Consolidated Balance Sheets.

FET and its subsidiaries consolidate all majority-owned subsidiaries over which they exercise control and, when applicable, entities for which they have a controlling financial interest. Intercompany transactions and balances are eliminated in consolidation as appropriate and permitted pursuant to GAAP. FET and its subsidiaries consolidate a VIE (MAIT) when it is determined to be a primary beneficiary. Investments in affiliates over which FET and its subsidiaries have the ability to exercise significant influence, but do not have a controlling financial interest, follow the equity method of accounting. Under the equity method, the interest in the entity is reported as an investment in the Consolidated Balance Sheets and the percentage of FET’s ownership share of the entity’s earnings is reported in the Consolidated Statements of Income and Comprehensive Income.

On May 31, 2022, Brookfield acquired 19.9% of the issued and outstanding membership interests of FET. On March 25, 2024, Brookfield acquired an additional incremental 30% equity interest in FET. FET continues to be consolidated in FirstEnergy’s financial statements. As a result of the consummation of the transaction, Brookfield’s interest in FET increased from 19.9% to 49.9%, while FE retained the remaining 50.1% ownership interests of FET. Pursuant to the terms of the FET P&SA II, in connection with the closing, Brookfield, FET and FE entered into the A&R FET LLC Agreement, which amended and restated in its entirety the Third Amended and Restated Limited Liability Company Agreement of FET. The A&R FET LLC Agreement, among other things, provides for the governance, exit, capital and distribution, and other arrangements for FET from and following the closing. Under the A&R FET LLC Agreement, as of the closing, the FET Board consists of five directors, two of whom are appointed by Brookfield and three of whom are appointed by FE.

On July 26, 2024, FE, VEPCO and Transource Energy, LLC, a subsidiary of AEP, entered into a joint proposal agreement in connection with PJM’s 2024 Regional Transmission Expansion Plan Open Window 1 process. Pursuant to such joint proposal agreement, certain FET subsidiaries, VEPCO and Transource Energy, LLC jointly proposed certain regional electric transmission projects for PJM’s consideration during the Open Window process. On November 25, 2024, FET, Dominion High Voltage MidAtlantic, Inc., as affiliate of VEPCO, and Transource Energy, LLC, formed Valley Link, which is the holding company responsible for managing and executing any projects awarded by PJM, and entered into a limited liability agreement. On February 26, 2025, PJM selected certain of the joint proposed projects, which included approximately $3 billion in investments for Valley Link to both build new and upgrade existing transmission infrastructure.

The accompanying consolidated financial statements have been prepared in accordance with GAAP and the rules and regulations of the SEC. FET and its subsidiaries follow GAAP and comply with the related regulations, orders, policies and practices prescribed by FERC and the PUCO, PPUC, WVPSC, MDPSC and VSCC. The preparation of financial statements in conformity with GAAP requires management to make periodic estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates. The reported results of operations are not necessarily indicative of results of operations for any future period. FET and its subsidiaries have evaluated events and transactions for potential recognition or disclosure through the date the financial statements were issued.

Certain prior year amounts have been reclassified to conform to the current year.

Economic Conditions

Economic conditions have stabilized across numerous material categories, but not all lead times have returned to pre-pandemic levels. Several key suppliers have seen improvements with capacity, but FET continues to monitor the situation as demand increases across the industry, including due to data center usage. Inflationary pressures have moderated, which has improved the cost of materials, but certain categories have remained elevated. FET continues to implement mitigation strategies to address supply constraints and does not expect any corresponding service disruptions or any material impact on its capital investment plan. However, the situation remains fluid and a prolonged continuation or further increase in demand, or the continuation of uncertain or adverse macroeconomic conditions, including inflationary pressures and new or increased existing tariffs, could lead to an increase in supply chain disruptions that could, in turn, have an adverse effect on FET’s results of operations, cash flow and financial condition.

In February 2025, the new U.S. presidential administration announced the imposition of widespread and substantial tariffs on imports, with plans for additional tariffs to potentially be adopted in the future. Although certain of these tariffs were subsequently temporarily stayed, the situation is dynamic and subject to rapid change. The imposition of these or any other new or increased tariffs or resultant trade wars could have an adverse effect on FET’s and the FET Subsidiaries’ results of operations cash flow and financial condition.

ACCOUNTING FOR THE EFFECTS OF REGULATION

FET is subject to regulation that sets the prices (rates) that they are permitted to charge customers based on costs that the regulatory agencies determine are permitted to be recovered. At times, regulatory agencies permit the future recovery of costs that would be currently charged to expense by an unregulated company. The ratemaking process results in the recording of regulatory assets and liabilities based on anticipated future cash inflows and outflows.

FET reviews the probability of recovery of regulatory assets, and settlement of regulatory liabilities, at each balance sheet date and whenever new events occur. Factors that may affect probability include changes in the regulatory environment, issuance of a regulatory commission order, or passage of new legislation. Upon material changes to these factors, where applicable, FET will record new regulatory assets or liabilities and will assess whether it is probable that currently recorded regulatory assets and liabilities will be recovered or settled in future rates. If recovery of a regulatory asset is no longer probable, FET will write off that regulatory asset as a charge against earnings. FET considers the entire regulatory asset balance as the unit of account for the purposes of balance sheet classification rather than the next years recovery and as such net regulatory assets and liabilities are presented in the non-current section on the FET Consolidated Balance Sheets. See Note 9, “Regulatory Matters,” of the Notes to Consolidated Financial Statements for additional information.

The following table provides information about the composition of net regulatory assets and liabilities as of December 31, 2024 and 2023, and the changes during the year 2024:

	As of December 31,
Net Regulatory Assets (Liabilities) by Source	2024	2023	Change
	(In millions)
Customer payables for future income taxes	$(582)	$(588)	$6
Asset removal costs	9	1	8
Deferred transmission costs	117	262	(145)
MISO exit fee	26	30	(4)
Vegetation management	6	7	(1)
Other	—	(4)	4

Net Regulatory Liabilities included on the Consolidated Balance Sheets	$(424)	$(292)	$(132)

INVESTMENTS

All temporary cash investments purchased with an initial maturity of three months or less are reported as cash equivalents on the Consolidated Balance Sheets, at cost, which approximates their fair market value.

PATH WV - PATH, was a proposed transmission line from West Virginia through Virginia into Maryland which PJM cancelled in 2012, is a series limited liability company that is comprised of multiple series, each of which has separate rights, powers and duties regarding specified property and the series profits and losses associated with such property. FET owns 100% of the Allegheny Series (PATH-Allegheny) and 50% of the West Virginia Series (PATH-WV), which is a joint venture with a subsidiary of AEP. FET is not the primary beneficiary of PATH-WV, as it does not have control over the significant activities affecting the economics of PATH-WV. FET’s ownership interest in PATH-WV is subject to the equity method of accounting. As of December 31, 2024 and 2023, the carrying value of the equity method investment was $17 million, which is expected to be recovered through a distribution. FET’s pre-tax equity earnings in PATH-WV were immaterial for the years ended December 31, 2024, 2023 and 2022.

RECEIVABLES

Under a formula rate mechanism approved by the FERC, the FET Subsidiaries make annual filings in order to recover incurred costs and an allowed return. An initial rate filing is made for each calendar year using estimated costs, which is used to determine the initial billings to customers. All prudently incurred allowable operation and maintenance costs, a return earned on rate base and income taxes are recovered or refunded through a subsequent true-up mechanism. As such, FET recognizes revenue as it incurs recoverable costs and earns the allowed return. Any differences between revenues earned based on actual costs and the amounts billed based on estimated costs are recognized as a regulatory asset or liability, and will be recovered or refunded, respectively, in subsequent periods.

Other receivables include PJM receivables resulting from transmission sales. The FET Subsidiaries uncollectible risk on PJM receivables is minimal due to the nature of PJM’s settlement process whereby members of PJM legally agree to share the cost of defaults and as a result there is no allowance for doubtful accounts.

GOODWILL

In a business combination, the excess of the purchase price over the estimated fair value of the assets acquired and liabilities assumed is recognized as goodwill. Goodwill is evaluated for impairment annually on July 31 and more frequently if indicators of impairment arise. In evaluating goodwill for impairment, qualitative factors are assessed to determine whether it is more likely than not (that is, likelihood of more than 50%) that the fair value of the reporting unit is less than its carrying value (including goodwill). If it is concluded that it is not more likely than not that the fair value of the reporting unit is less than its carrying value, then no further testing is required. However, if management concludes that it is more likely than not that the fair value of the reporting unit is less than its carrying value or bypasses the qualitative assessment, then the quantitative goodwill impairment test is performed to identify a potential goodwill impairment and measure the amount of impairment to be recognized, if any.

No impairment of goodwill was indicated in 2024 and 2023. In 2024 and 2023, a qualitative assessment was performed, assessing economic, industry and market considerations in addition to overall performance. Key factors used in the assessment included: growth rates, interest rates, expected investments, utility sector market performance, regulatory and legal developments, and other market considerations. It was determined that the fair values of the reporting unit was, more likely than not, greater than their carrying values and a quantitative analysis was not necessary.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment reflects original cost (net of any impairments recognized), including payroll and related costs such as taxes, employee benefits, administrative and general costs, and financing costs incurred to place the assets in service. The costs of normal maintenance, repairs and minor replacements are expensed as incurred. Liabilities for planned major maintenance projects are recognized as they are incurred.

FET and the FET Subsidiaries provide for depreciation on a straight-line basis at various rates over the estimated lives of property included in plant in service. The annual composite rates for the FET Subsidiaries’ electric plant were 2.6%, 2.5% and 2.4% in 2024, 2023 and 2022, respectively.

For the years ended December 31, 2024, 2023 and 2022, capitalized financing costs on FET’s Consolidated Statements of Income include $40 million, $26 million and $28 million, respectively, of allowance for equity funds used during construction and $17 million, $12 million and $8 million, respectively, of capitalized interest.

Long-lived assets classified as held and used are evaluated for impairment when events or changes in circumstances indicate that the carrying value of the long-lived assets may not be recoverable. First, the estimated undiscounted future cash flows attributable to the assets is compared with the carrying value of the assets. If the carrying value is greater than the undiscounted future cash flows, an impairment charge is recognized equal to the amount the carrying value of the assets exceeds its estimated fair value.

NEW ACCOUNTING PRONOUNCEMENTS

Recently Adopted Pronouncements - ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures “ (Issued in November 2023): ASU 2023-07 enhances interim disclosure requirements, clarifies circumstances in which an entity can disclose multiple segment measures of profit or loss, provides new segment disclosure requirements for entities with a single reportable segment, and contains other disclosure requirements. Disclosure requirements within ASU 2023-07 include disclosing significant segment expenses by reportable segment if they are regularly provided to the CODM and included in each reported measure of segment profit or loss. A public entity is also required to disclose the title and position of the individual(s) identified as the CODM as well as an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Disclosures are required on both an annual and an interim basis. The segment disclosures within have been updated to reflect the requirements of ASU 2023-07.

Recently Issued Pronouncements - The following new authoritative accounting guidance issued by the FASB has not yet been adopted. Unless otherwise indicated, FET is currently assessing the impact such guidance may have on its financial statements and disclosures, as well as the potential to early adopt where applicable. FET has assessed other FASB issuances of new standards not described below based upon the current expectation that such new standards will not significantly impact FET’s financial reporting.

ASU 2023-09, “Income taxes (Topic 280): Improvements to Income Tax Disclosures “ (Issued in December 2023): ASU 2023-09 enhances disclosures primarily related to existing rate reconciliation and income taxes paid information to help investors better assess how a company’s operations and related tax risks and tax planning and operational opportunities affect the tax rate and prospects for future cash flows. Disclosure requirements include a tabular reconciliation using both percentages and amounts, separated out into specific categories with certain reconciling items at or above 5% of the statutory tax as well as by nature and/or jurisdiction. In addition, entities will be required to disclose income taxes paid (net of refunds received), broken out between federal, state/local and foreign, and amounts paid to an individual jurisdiction when 5% or more of the total income taxes are paid to such jurisdiction. For public companies, the guidance will be effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments within ASU 2023-09 are to be applied on a prospective basis, with retrospective application permitted.

ASU 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40)” (Issued in November 2024 and subsequently updated within ASU 2025-01): ASU 2024-03 requires disaggregated disclosure of income statement expenses for public business entities. The ASU does not change the expense captions an entity presents on the face of the income statement; rather, it requires disaggregation of certain expense captions into specified categories in disclosures within the footnotes to the financial statements. ASU 2024-03 is effective for public companies for the first annual reporting period beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted.

2. REVENUE

FET and its subsidiaries account for revenue from contracts with customers under ASC 606, Revenue from Contracts with Customers. Revenue from leases, financial instruments, other contractual rights or obligations and other revenues that are not from contracts with customers are outside the scope of the standard and accounted for under other existing GAAP.

FET and its subsidiaries have elected the optional invoice practical expedient for most revenues and utilize the optional short-term contract exemption for transmission revenues due to the annual establishment of revenue requirements, which eliminates the need to provide certain revenue disclosures regarding unsatisfied performance obligations.

Through the FET Subsidiaries, FET owns high-voltage transmission facilities in PJM to transmit electricity from generation sources to distribution facilities. the FET Subsidiaries transmission revenue is primarily derived from the forward-looking formula transmission rates. Revenue requirements under forward-looking formula rates for the FET Subsidiaries are updated annually based on a projected rate base and projected costs, which is subject to an annual true-up based on rate base and actual costs. Revenues and cash receipts for the stand-ready obligation of providing transmission service are recognized ratably over time.

The following table represents a disaggregation of revenue from contracts with regulated transmission customers for the years ended December 31, 2024, 2023 and 2022, by transmission owner:

Revenues from Contracts with Customers by Transmission Asset Owner	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
	(In millions)
ATSI	$980	$964	$908
TrAIL	270	275	275
MAIT	436	395	340
PATH	(2)	2	1

Total Revenue from Contracts with Customers(1)	1,684	1,636	1,524
Other revenue unrelated to contracts with customers	17	16	14

Total revenues	$1,701	$1,652	$1,538

(1)	Includes $(3) million in reductions to revenue related to amounts subject to refund resulting from the Tax Act for the year ended December 31, 2022 and none in 2023 and 2024.

3. TAXES

FET and its subsidiaries record income taxes in accordance with the liability method of accounting. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts recognized for tax purposes. Investment tax credits, which were deferred when utilized, are being amortized over the recovery period of the related property. Deferred income tax liabilities related to temporary tax and accounting basis differences and tax credit carryforward items are recognized at the statutory income tax rates in effect when the liabilities are expected to be paid. Deferred tax assets are recognized based on income tax rates expected to be in effect when they are settled.

In May 2022, FET elected corporate status for federal income tax purposes, whereas previously it had been treated as a disregarded entity. FET and its subsidiaries’ consolidated financial statements include its allocated amount of current and deferred tax expense for all years presented. FET and its subsidiaries are parties to an intercompany income tax allocation agreement with FirstEnergy that provides for the allocation of consolidated tax liabilities. For periods subsequent to the closing of the FET Equity Interest Sale, FET and its subsidiaries no longer are members of the FirstEnergy consolidated group for federal income tax purposes and, instead, will file their own consolidated federal income tax return and have their own income tax allocation agreement.

During 2024, FET recognized an income tax charge of approximately $24 million relating to the FET Equity Interest Sale.

The IRA of 2022, among other things, imposes a new 15% corporate AMT based on AFSI applicable to corporations with a three-year average AFSI over $1 billion. The AMT is effective for the 2023 tax year and, if applicable, corporations must pay the greater of the regular corporate income tax or the AMT. The IRA of 2022 requires the U.S. Treasury to provide regulations and other guidance necessary to administer the AMT, including further defining allowable adjustments to determine AFSI, which directly impacts the amount of AMT to be paid. On September 12, 2024, the U.S. Treasury issued proposed regulations for the AMT for comments. FET is assessing the proposed regulations but continue to believe that it is more likely than not they will be subject to AMT, however, the completion of the U.S. Treasury’s rulemaking process and the future issuance of final regulations, as well as potential future federal tax legislation, could significantly change FET’s AMT estimates or the conclusion as to whether they are an AMT payer at all. Although FET and its subsidiaries constitute a separate federal consolidated tax group, as described above, because it is a majority-owned subsidiary of FE, the AMT may be applicable to FET and its subsidiaries. Additionally, the regulatory treatment of the impacts of the IRA of 2022 may also be subject to regulation by FERC. Any adverse development in the IRA of 2022, including guidance from the U.S. Treasury and/or the IRS or unfavorable regulatory treatment, could negatively impact FET’s or its subsidiaries’ cash flows, results of operations, and financial condition.

FET is evaluating the potential requirement to transition certain of the FET Subsidiaries to stand-alone treatment of NOL carryforwards for ratemaking purposes. Currently, none of the FET Subsidiaries have transitioned to stand-alone treatment. FET expects that if transitioning is required, the applicable FET Subsidiaries will make appropriate regulatory filings to include the NOL carryforward deferred tax asset in rate base and revenue requirement, which could have a material, favorable impact on future net income.

	For the Years Ended December 31,
INCOME TAXES:	2024	2023	2022
	(In millions)
Currently payable (receivable) -
Federal	$(43)	$38	$58
State	15	8	9

	(28)	46	67

	For the Years Ended December 31,
INCOME TAXES:	2024	2023	2022
	(In millions)
Deferred, net -
Federal	173	70	25
State	17	20	20

	190	90	45

Investment tax credit amortization	—	—	(1)

Total income taxes	$162	$136	$111

FET and its subsidiaries’ consolidated tax rates are affected by permanent items, such as AFUDC equity and other flow-through items, as well as discrete items that may occur in any given period, but are not consistent from period to period. The following table provides a reconciliation of federal income tax expense at the federal statutory rate to the total income taxes for the years ended December 31, 2024, 2023 and 2022:

	For the Years Ended December 31,
(In millions)	2024	2023	2022
Book income before income taxes	$573	$574	$464

Federal income tax expense at statutory rate (21%)	$120	$121	$97
Increases (reductions) in taxes resulting from-
State income taxes, net of federal income tax benefit	28	28	24
State and municipal valuation allowances	—	(4)	—
AFUDC equity and other flow-through	(9)	(5)	(7)
Excess deferred amortization due to the Tax Act	(2)	(3)	(2)
Taxes related to the FET Equity Interest Sale, net	24	—	—
Other, net	1	(1)	(1)

Total income taxes	$162	$136	$111

Effective income tax rate	28.3%	23.7%	23.9%

Accumulated deferred income taxes as of December 31, 2024 and 2023, were as follows:

	As of December 31,
(In millions)	2024	2023
Property basis differences	$1,370	$1,283
Regulatory asset/liability	64	98
Loss carryforwards and tax credits	(40)	(184)
Valuation allowances	22	22
Other	(4)	(1)

Accumulated deferred income tax liability, net	$1,412	$1,218

FET and its subsidiaries have recorded as deferred income tax assets the effect of NOLs and tax credits that will more likely than not be realized through future operations and through the reversal of existing temporary differences. As of December 31, 2024, FET and its subsidiaries’ loss carryforwards consisted of approximately $15 million ($3 million, net of tax) of federal NOL carryforwards, all of which have no expiration, and approximately $575 million ($28 million, net of tax) of state and municipal NOL carryforwards, of which approximately $148 million ($6 million, net of tax) is expected to be utilized based on current estimates and assumptions prior to expiration, which will begin in 2029. In addition, FET and its subsidiaries’ tax credit carryforwards consisted of AMT credits of $6 million, which have no expiration.

The following table summarizes the changes in valuation allowances on DTAs related to state NOLs discussed above for the years ended December 31, 2024, 2023 and 2022.

	As of December 31,
(In millions)	2024	2023	2022
Beginning of year balance	$22	$27	$28
Charged to income	—	(5)	(1)
Charged to other accounts	—	—	—
Write-offs	—	—	—

End of year balance	$22	$22	$27

FET and its subsidiaries account for uncertainty in income taxes recognized in its financial statements. A recognition threshold and measurement attribute are utilized for financial statement recognition and measurement of tax positions taken or expected to be taken on a company’s tax return. As of December 31, 2024 and 2023, FET and its subsidiaries’ total unrecognized income tax benefits were approximately $3 million. As of December 31, 2024, none of the unrecognized tax benefits are expected to be resolved during 2025.

FET and its subsidiaries recognize interest expense or income and penalties related to uncertain tax positions by applying the applicable statutory interest rate to the difference between the tax position recognized and the amount previously taken or expected to be taken on the income tax return. FET and its subsidiaries include interest expense or income and penalties in the provision for income taxes. During 2024 and 2023, FET and its subsidiaries did not record any interest related to uncertain tax positions, nor does FET and its subsidiaries have a cumulative net interest payable recorded on its Consolidated Balance Sheets.

FET and its subsidiaries have tax returns under review by state taxing authorities at the audit or appeals level for tax years 2021-2023.

General Taxes

General taxes associated with real and personal property taxes for the years ended December 31, 2024, 2023 and 2022 were $279 million, $256 million and $247 million, respectively.

4. LEASES

FET and the FET Subsidiaries primarily lease fiber optics, land and other property and equipment under cancellable and noncancellable leases.

ATSI has a ground lease with the Ohio Companies and FE PA under an operating lease agreement. Land use is rented to ATSI under the terms and conditions of a ground lease. ATSI, the Ohio Companies and FE PA reserve the right to use (and to permit authorized others to use) the land for any purpose that does not cause a violation of electrical safety code or applicable law, or does not impair ATSI’s ability to satisfy its service obligations. Additional uses of such land for ATSI’s facilities requires prior written approval from the applicable operating companies. ATSI purchases directly any new property acquired for transmission use. ATSI makes fixed quarterly lease payments for the ground lease of approximately $5 million through December 31, 2049, unless terminated prior to maturity, or extended by ATSI for up to 10 additional successive periods of 50 years each.

MAIT has a ground lease with FE PA under an operating lease agreement. FE PA reserves the right to use (and to permit authorized others to use) the land for any purpose that does not cause a violation of electrical safety code or applicable law, or does not impair MAIT’s ability to satisfy its service obligations. Additional uses of such land for MAIT’s facilities requires prior written approval from the applicable operating company. MAIT purchases directly any new property acquired for transmission use. MAIT makes variable quarterly lease payments through January 1, 2043, unless terminated prior to maturity, or extended by MAIT for up to two additional successive periods of 25 years each and one successive term of 24 years. MAIT’s lease payment for the ground lease was approximately $4 million in 2024, 2023 and 2022. MAIT does not have an operating lease liability or asset associated with this agreement as the lease payments are variable.

FET and the FET Subsidiaries account for leases under, “Leases (Topic 842)”. Leases with an initial term of 12 months or less are recognized as lease expense on a straight-line basis over the lease term and not recorded on the balance sheet. Most leases include one or more, options to renew, with renewal terms that can extend the lease term from 1 to 40 years, and certain leases include options to terminate. The exercise of lease renewal options is at FET and the FET Subsidiaries sole discretion. Renewal options are included within the lease liability if they are reasonably certain based on various factors relative to the contract. Certain leases also include options to purchase the leased property or a right of first offering if the lessor would decide to sell the leased property. The depreciable life of leased assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise. FET and the FET Subsidiaries have elected a policy to not separate lease components from non-lease components for all asset classes.

Finance leases for assets used in regulated operations are recognized in FET’s Consolidated Statement of Income such that amortization of the right-of-use asset and interest on lease liabilities equals the expense recorded for ratemaking purposes. All operating lease expenses are recognized in Other operating expense. The components of lease expense were as follows:

	For the Years Ended December 31,
(In millions)	2024	2023	2022
Operating lease costs(1)	$38	$34	$28
Finance lease costs:
Amortization of right-of-use assets	1	1	1
Interest on lease liabilities	—	—	—

Total finance lease cost	1	1	1

Total lease cost	$39	$35	$29

(1)	Includes $17 million, $13 million and $7 million of short-term lease costs for the years ended December 31, 2024, 2023 and 2022, respectively.

Supplemental balance sheet information related to leases was as follows:

(In millions)	Financial Statement Line Item	As of December 31, 2024	As of December 31, 2023
Assets
Operating lease assets(1)	Operating lease right-of-use asset	$412	$413
Finance lease assets(2)	Property, plant and equipment	15	16

Total leased assets		$427	$429

Liabilities
Current:
Operating	Other current liabilities	$6	$6
Noncurrent:
Operating	Noncurrent operating lease obligation	406	406

Total leased liabilities		$412	$412

(1)	Operating lease assets are recorded net of accumulated amortization of $4 million and $3 million as of December 31, 2024 and 2023, respectively.
(2)	Finance lease assets are recorded net of accumulated amortization of $5 million and $4 million as of December 31, 2024 and 2023, respectively.

Supplemental cash flow information related to leases was as follows:

Cash paid for amounts included in the measurement of lease liabilities	For the Year Ended December 31,
(In millions)	2024	2023	2022
Operating cash flows from operating leases	$21	$21	$21
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$1	$—	$—

Lease terms and discount rates were as follows:

	As of December 31, 2024	As of December 31, 2023	As of December 31, 2022
Weighted-average remaining lease terms (years)
Operating leases	74.6	75.7	76.7
Finance leases	14.6	15.4	16.5
Weighted-average discount rate(1)
Operating leases	5.00%	5.00%	5.00%

(1)

When an implicit rate is not readily determinable, an incremental borrowing rate is utilized, determining the present value of lease payments. The rate is determined based on expected term and information available at the commencement date.

Maturities of lease liabilities as of December 31, 2024, were as follows:

(In millions)	Operating Leases
2025	$21
2026	21
2027	21
2028	21
2029	21
Thereafter	1,459

Total lease payments	1,564
Less imputed interest	1,152

Total net present value	$412

5. VARIABLE INTEREST ENTITIES

FET and its subsidiaries perform qualitative analyses based on control and economics to determine whether a variable interest classifies FET or its subsidiaries as the primary beneficiary (a controlling financial interest) of a VIE. An enterprise has a controlling financial interest if it has both power and economic control, such that an entity has: (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance; and (ii) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. FET consolidates a VIE when it is determined that it is the primary beneficiary.

At its inception, MAIT issued Class A membership interests to FET and Class B membership interests to FE PA predecessors (PN and ME). The Class A interests represent the functional equivalent of managing interests, providing FET with the power to direct the activities that most significantly impact MAIT’s performance. The Class B interests represent the functional equivalent of economic interest conveying no kick-out or participating rights over the Class A membership interests. Management concluded that MAIT is a VIE and that FET is the primary beneficiary because FET has exposure to the economics of MAIT and the power to direct the significant activities of MAIT through its ownership of the Class A membership interests. On January 1, 2024, FE PA, as successor-in-interest to PN and ME, transferred their respective Class B equity interests of MAIT to FE. FE ultimately contributed the MAIT Class B equity interests to FET in exchange for a special purpose membership interest in FET. The transfer of the Class B membership interests to FET during the first quarter of 2024 had no impact on MAIT’s classification as a VIE.

The following shows the carrying amounts and classification of the MAIT assets and liabilities included in the consolidated financial statements as of December 31, 2024 and 2023. Amounts exclude intercompany balances which were eliminated in consolidation. FET has not provided any guarantees or other credit support for the benefit of MAIT or MAIT’s creditors.

Assets	December 31, 2024	December 31, 2023
(In millions)
Receivables	$32	$22
Notes receivable from affiliated companies	5	—
Prepaid taxes and other current assets	2	4

Total current assets	39	26

Property, plant and equipment, net	3,558	3,013
Goodwill	224	224
Regulatory assets	18	13
Operating lease right-of-use asset	1	1
Other noncurrent assets	14	11

Total noncurrent assets	3,815	3,262

TOTAL ASSETS	$3,854	$3,288

Liabilities	December 31, 2024	December 31, 2023
(In millions)
Short-term borrowings - affiliated companies	$—	$125
Accounts payable	90	3
Accrued interest	11	8
Accrued taxes	7	—
Other current liabilities	8	8

Total current liabilities	116	144

Long-term debt and other long-term obligations	1,276	1,029
Accumulated deferred income taxes	366	325
Other noncurrent liabilities	2	2

Total noncurrent liabilities	1,644	1,356

TOTAL LIABILITIES	$1,760	$1,500

6. FAIR VALUE MEASUREMENTS

LONG-TERM DEBT AND OTHER LONG-TERM OBLIGATIONS

All borrowings with initial maturities of less than one year are defined as short-term financial instruments under GAAP and are reported as Short-term borrowings on the Consolidated Balance Sheets at cost. Since these borrowings are short-term in nature, FET believes that their costs approximate their fair market value. The following table provides the approximate fair value and related carrying value of long-term debt, which excludes net unamortized debt issuance costs and discounts:

	As of December 31,
	2024	2023
	(In millions)
Carrying Value	$5,900	$5,300
Fair Value	5,522	4,949

The fair value of long-term debt reflects the present value of the cash outflows relating to those securities based on the current call price, the yield to maturity or the yield to call, as deemed appropriate at the end of each respective period. The yields assumed were based on securities with similar characteristics offered by corporations with credit ratings similar to those of FET and the FET Subsidiaries. FET and the FET Subsidiaries classified long-term debt as Level 2 in the fair value hierarchy as of December 31, 2024 and 2023.

See Note 7, “Capitalization,” of the Notes to Consolidated Financial Statements for further information on long-term debt issued and redeemed during the twelve months ended December 31, 2024.

7. CAPITALIZATION

DIVIDEND DISTRIBUTIONS AND DIVIDENDS

Earnings, cash, capital structures, restrictions, and expected ongoing cash and earnings are reviewed by FET senior management prior to a distribution recommendation being made for consideration and authorization by the FET board of directors. Furthermore, the organizational documents, indentures, regulatory limitations, and various other agreements, including those relating to the long-term debt of the FET Subsidiaries, contain provisions that could further restrict the declaration and payment of dividends or distributions by FET and subsidiaries of FET.

The FET Subsidiaries have regulatory financial covenant limitations to maintain consolidated debt-to-total-capitalization ratios (as defined under each of the Credit Facilities) of no more than 65% measured at the end of each fiscal quarter. In addition, the FET Subsidiaries would need regulatory authorization in order to loan funds to FET. As a result, as of December 31, 2024, restricted net assets of FET’s subsidiaries exceeded 25%.

LONG-TERM DEBT AND OTHER LONG-TERM OBLIGATIONS

The following tables present outstanding long-term debt and finance lease obligations for FET and the FET Subsidiaries as of December 31, 2024 and 2023:

	As of December 31, 2024		As of December 31,
	Maturity Date	Interest Rate	2024	2023
			(In millions)
Unsecured notes - fixed rate	2025-2049	2.650% - 5.940%	$5,900	$5,300
Unamortized debt discounts			—	3
Unamortized debt issuance costs			(36)	(28)
Currently payable long-term debt			(625)	—

Total long-term debt and other long-term obligations			$5,239	$5,275

See Note 4, “Leases,” for additional information related to finance leases.

The following redemptions and issuances occurred during the twelve months ended December 31, 2024.

Company	Type	Issuance / Redemption Date	Interest Rate	Maturity	Amount (In millions)	Description
Redemptions

FET	Unsecured Notes	December, 2024	4.35%	2025	$600	On December 30, 2024, FET caused to be redeemed $600 million of 4.35% senior notes due 2025.
Issuances

ATSI	Unsecured Notes	March, 2024	5.63%	2034	$150	Proceeds were used to repay short-term borrowings, to finance capital expenditures and for other general corporate purposes.

MAIT	Unsecured Notes	May, 2024	5.94%	2034	$250	Proceeds were used to repay short-term borrowings, to finance capital expenditures and for other general corporate purposes.

FET	Unsecured Notes with registration rights	September, 2024	4.55%	2030	$400	Proceeds were used to repay short-term borrowings, to redeem FET’s $600 million 4.35% notes due 2025, to finance capital expenditures and for other general corporate purposes.

FET	Unsecured Notes with registration rights	September, 2024	5.00%	2035	$400	Proceeds were used to repay short-term borrowings, to redeem FET’s $600 million 4.35% notes due 2025, to finance capital expenditures and for other general corporate purposes.

As noted above, on September 5, 2024, FET issued $400 million of unsecured senior notes due in 2030 and $400 million of unsecured senior notes due in 2035 in a private offering that included a registration rights agreement in which FET agreed to conduct an exchange offer of these senior notes for like principal amounts registered under the Securities Act. On October 8, 2024, FET filed a shelf registration statement on Form S-4 for the exchange offer with the SEC, which was declared effective on December 20, 2024. On January 24, 2025, FET completed an exchange offer of these senior notes for like principal amounts registered under the Securities Act.

The following table presents scheduled debt repayments or debt that has been noticed for redemption for outstanding long-term debt, excluding unamortized debt discounts and premiums, for the next five years as of December 31, 2024.

(In millions)	2025	2026	2027	2028	2029
Scheduled debt repayments	$625	$75	$—	$1,100	$—

Debt Covenant Default Provisions

FET and the FET Subsidiaries have various debt covenants under certain financing arrangements, including the Credit Facilities. The most restrictive of the debt covenants relate to the nonpayment of interest and/or principal on such debt and the maintenance of certain financial ratios. The failure by FET or the FET Subsidiaries to comply with the covenants contained in any of their financing arrangements could result in an event of default, which may have an adverse effect on FET’s and the FET Subsidiaries’ financial condition.

Additionally, there are cross-default provisions in certain financing arrangements of FE and its subsidiaries, including FET. These provisions generally trigger a default in the applicable financing arrangement of an entity if it or any of its significant subsidiaries default under another financing arrangement in excess of a certain principal amount, typically $100 million. Although such defaults by FET would cross-default FE financing arrangements containing these provisions, defaults by FE would generally not cross-default applicable FET financing arrangements, but defaults by the FET Subsidiaries would cross-default applicable FET financing arrangements.

As of December 31, 2024, FET and the FET Subsidiaries were in compliance with all debt covenant default provisions.

8. SHORT-TERM BORROWINGS AND BANK LINES OF CREDIT

FET and the FET Subsidiaries had $302 million and $383 million of outstanding short-term borrowings as of December 31, 2024 and 2023, respectively.

On October 24, 2024, FET and the FET Subsidiaries, entered into the following amendments to each of the Credit Facilities to, among other things, extend the maturity date of the Credit Facilities for an additional one-year period, from October 20, 2028, to October 20, 2029, at FET and from October 18, 2027, to October 18, 2028, for the FET Subsidiaries.

The Credit Facilities are as follows:

•	FET $1.0 billion revolving credit facility;

•	ATSI, MAIT and TrAIL $850 million revolving credit facility;

As of December 31, 2024, available liquidity under the Credit Facilities was approximately $1.5 billion.

Borrowings under the Credit Facilities may be used for working capital and other general corporate purposes. Generally, borrowings under the Credit Facilities are available to each borrower separately and mature on the earlier of 364 days from the date of borrowing or the commitment termination date, as the same may be extended. The Credit Facilities contain financial covenants requiring each borrower to maintain a consolidated debt-to-total-capitalization ratio (as defined under the Credit Facilities) of no more than 65%, and 75% for FET, measured at the end of each fiscal quarter.

Subject to each borrower’s sublimit, the amounts noted below are available for the issuance of LOCs (subject to borrowings drawn under the Credit Facilities) expiring up to one year from the date of issuance. The stated amount of outstanding LOCs will count against total commitments available under the Credit Facilities and against the borrowers’ borrowing sublimit. As of December 31, 2024, FET and the FET Subsidiaries had $6 million in outstanding LOC’s.

The Credit Facilities do not contain provisions that restrict the ability to borrow or accelerate payment of outstanding advances in the event of any change in credit ratings of the borrowers. Pricing is defined in “pricing grids,” whereby the cost of funds borrowed under the Credit Facilities are related to the credit ratings of the company borrowing the funds. Additionally, borrowings under the Credit Facilities are subject to the usual and customary provisions for acceleration upon the occurrence of events of default, including a cross-default for other indebtedness in excess of $100 million.

As of December 31, 2024, FET and the FET Subsidiaries were in compliance with the applicable debt-to-total-capitalization ratio covenants in each case as defined under the Credit Facilities.

FirstEnergy Money Pools

As regulated money pool participants, the FET Subsidiaries have the ability to borrow from each other, regulated affiliates and FE to meet their short-term working capital requirements. As of December 31, 2023, FET had a similar but separate arrangement with FE’s unregulated money pool participants, however, effective June 1, 2024, FET is no longer participating in the unregulated money pool.

FESC administers these money pools and tracks surplus funds of FE and the respective regulated and unregulated subsidiaries, as the case may be, as well as proceeds available from bank borrowings. Companies receiving a loan under the money pool agreements must repay the principal amount of the loan, together with accrued interest, within 364 days of borrowing the funds. The rate of interest is the same for each company receiving a loan from their respective pool and is based on the average cost of funds available through the pool.

Average Interest Rates	Regulated Companies’ Money Pool		Unregulated Companies’ Money Pool
	2024	2023	2024	2023
For the Years Ended December 31,	5.74%	6.30%	6.44%	6.01%

Weighted Average Interest Rates

The annual weighted average interest rates on short-term borrowings from the Credit Facilities through the year ended December 31, 2024, was 6.99%. FET and the FET Subsidiaries did not have revolver borrowings during 2023.

9. REGULATORY MATTERS

FERC REGULATORY MATTERS

With respect to their transmission services and rates, the FET Subsidiaries are subject to regulation by FERC. Under the FPA, FERC regulates rates for transmission of electric power, accounting and other matters. FERC regulations require the FET Subsidiaries to provide open access transmission service at FERC-approved rates, terms and conditions. Transmission facilities of the FET Subsidiaries are subject to functional control by PJM, and transmission service using the FET Subsidiaries transmission facilities is provided by PJM under the PJM Tariff.

The following table summarizes the key terms of rate orders in effect for transmission customer billings for each one of FET’s transmission owner entities as of December 31, 2024:

Company	Rates Effective	Capital Structure	Allowed ROE
ATSI	January 2015	Actual (13-month average)	9.88%(1)
MAIT	July 2017	Lower of Actual (13-month average) or 60% equity	10.3%
TrAIL	July 2008	Actual (year-end)	12.7%(2) /11.7%(3)

(1)

Reflects a 0.5% reduction to the 10.38% approved ROE due to the January 2025 Sixth Circuit ruling eliminating the 50 basis point adder associated with RTO membership (see Transmission ROE Incentive: OCC v. ATSI, et al.)

(2)	TrAIL the Line and Black Oak Static Var Compensator
(3)	All other projects

Federally enforceable mandatory reliability standards apply to the bulk electric system and impose certain operating, record-keeping and reporting requirements on the FET Subsidiaries. NERC is the ERO designated by FERC to establish and enforce these reliability standards, although NERC has delegated day-to-day implementation and enforcement of these reliability standards to six regional entities, including RFC. All of the facilities that the FET Subsidiaries operate are located within RFC. FET actively participates in the NERC and RFC stakeholder processes, and otherwise monitors and manages its companies, including the FET Subsidiaries, in response to the ongoing development, implementation and enforcement of the reliability standards implemented and enforced by RFC.

FET and the FET Subsidiaries believe that they are in material compliance with all currently-effective and enforceable reliability standards. Nevertheless, in the course of operating its extensive electric utility systems and facilities FET and/or the FET Subsidiaries occasionally learns of isolated facts or circumstances that could be interpreted as excursions from the reliability standards. If and when such occurrences are found, FET and the FET Subsidiaries develops information about the occurrence and develops a remedial response to the specific circumstances, including in appropriate cases “self-reporting” an occurrence to RFC. Moreover, it is clear that NERC, RFC and FERC will continue to refine existing reliability standards as well as to develop and adopt new reliability standards. Any inability on FET’s and/or the FET Subsidiaries’ part to comply with the reliability standards for its bulk electric system could result in the imposition of financial penalties, or obligations to upgrade or build transmission facilities, that could have a material adverse effect on FET’s and/or the FET Subsidiaries’ financial condition, results of operations and cash flows.

FERC Audit

FERC’s Division of Audits and Accounting initiated a nonpublic audit of FESC in February 2019. Among other matters, the audit is evaluating FirstEnergy’s compliance with certain accounting and reporting requirements under various FERC regulations. On February 4, 2022, FERC filed the final audit report for the period of January 1, 2015 through September 30, 2021, which included several findings and recommendations that FirstEnergy has accepted. The audit report included a finding and related recommendation on FirstEnergy’s methodology for allocation of certain corporate support costs to regulatory capital accounts under certain FERC regulations and reporting. Effective in the first quarter of 2022 and in response to the finding, FirstEnergy had implemented a new methodology for the allocation of these corporate support costs to regulatory capital accounts for its regulated distribution and transmission companies on a prospective basis. With the assistance of an independent outside firm, FirstEnergy completed an analysis during the third quarter of 2022 of these costs and how it impacted certain FERC-jurisdictional wholesale transmission customer rates for the audit period of 2015 through 2021. As a result of this analysis, FET recorded in the third quarter of 2022 approximately $34 million in expected customer refunds, plus interest, due to its wholesale transmission customers and reclassified approximately $99 million of certain transmission capital assets to operating expenses for the audit period, of which $9 million are not expected to be recoverable and impacted FET’s earnings since they relate to costs capitalized during stated transmission rate time periods. FET has recovered approximately $91 million of costs reclassified to operating expenses in its transmission formula rate revenue requirements as of December 31, 2024. These reclassifications also resulted in a reduction to FET’s rate base by approximately $77 million, which is not expected to materially impact FET’s future earnings. The expected wholesale transmission customer refunds were recognized as a reduction to revenue, and the amount of reclassified transmission capital assets that are not expected to be recoverable were recognized within “Other operating expenses” on FET’s Consolidated Statements of Income.

On December 8, 2023, FERC audit staff issued a letter advising that two unresolved audit matters, primarily related to FirstEnergy’s plan to recover the reclassified operating expenses in formula transmission rates, were being referred to other offices within FERC for further review. On July 5, 2024 and September 26, 2024, the FERC Office of Enforcement issued additional data requests related to the 2022 reclassification of operating expenses, to which FirstEnergy replied. On September 10, 2024, the FERC Office of Enforcement issued a set of data requests related to the classification and recovery of a since terminated fuel consulting contract, to which FirstEnergy responded. The FERC Office of Enforcement issued another set of data requests related to the same fuel consulting contract on January 13, 2025. Responses are due March 5, 2025. If the FERC Office of Energy Market Regulation and the FERC Office of Enforcement were to successfully challenge the recovery of the 2022 reclassified operating expenses and formula transmission rates it could have material adverse effect on the FET Subsidiaries’ financial conditions, result of operations, and cash flows.

Transmission ROE Incentive: OCC v ATSI, et al.

On February 24, 2022, the OCC filed a complaint with FERC against ATSI, AEP’s Ohio affiliates and American Electric Power Service Corporation, and Duke Energy Ohio, LLC asserting that FERC should reduce the ROE utilized in the utilities’ transmission formula rates by eliminating the 50 basis point adder associated with RTO membership, effective February 24, 2022. The OCC contends that this result is required because Ohio law mandates that transmission owning utilities join an RTO and that the 50 basis point adder is applicable only where RTO membership is voluntary. On December 15, 2022, FERC denied the complaint as to ATSI and Duke, but granted it as to AEP. AEP and OCC appealed FERC’s orders to the Sixth Circuit. On January 17, 2025, the Sixth Circuit ruled that the 50 basis point adder is available only where RTO membership is voluntary, that Ohio law requires Ohio’s transmission utilities to be members of an RTO, and that it was unlawful for FERC to excise the adder from AEP rates, but not from the Duke and ATSI rates. FirstEnergy expects to pursue further appeal. During the fourth quarter of 2024, ATSI recognized a $46 million pre-tax charge, with interest, of which $42 million is reported in “Revenues from non-affiliates” and $4 million is reported in “Miscellaneous income, net” on the Consolidated Statements of Income to reflect the expected refund owed to transmission customers back to February 24, 2022.

Transmission ROE Methodology

A proposed rulemaking proceeding concerning transmission rate incentives provisions of Section 219 of the 2005 Energy Policy Act was initiated in March of 2020 and remains pending before FERC. Among other things, the rulemaking explored whether utilities should collect an “RTO membership” ROE incentive adder for more than three years. FirstEnergy is a member of PJM, and its transmission subsidiaries could be affected by the proposed rulemaking. FirstEnergy participated in comments on the supplemental rulemaking that were submitted by a group of PJM transmission owners and by various industry trade groups. If there were to be any changes to the FET Subsidiaries’ transmission incentive ROE, such changes will be applied on a prospective basis.

Transmission Planning Supplemental Projects: Ohio Consumers Counsel v ATSI, et al.

On September 27, 2023, the OCC filed a complaint against ATSI, PJM and other transmission utilities in Ohio alleging that the PJM Tariff and operating agreement are unjust, unreasonable, and unduly discriminatory because they include no provisions to ensure PJM’s review and approval for the planning, need, prudence and cost-effectiveness of the PJM Tariff Attachment M-3 “Supplemental Projects.” Supplemental Projects are projects that are planned and constructed to address local needs on the transmission system. The OCC demands that FERC: (i) require PJM to review supplemental projects for need, prudence and cost-effectiveness; (ii) appoint an independent transmission monitor to assist PJM in such review; and (iii) require that Supplemental Projects go into rate base only through a “stated rate” procedure whereby prior FERC approval would be needed for projects with costs that exceed an established threshold. In subsequent pleadings, parties to the proceeding expanded the scope of the complaint to encompass all of the transmission owners in PJM. The FET Subsidiaries and the other transmission utilities in Ohio and PJM filed comments and the complaint is pending before FERC.

Local Transmission Planning Complaint: Industrial Energy Consumers of America, et al. v. Avista Corporation, et al.

On December 19, 2024, the Industrial Energy Consumers of America, a group representing large industrial customers, and state consumer advocates filed a complaint at FERC that asserts that transmission owners are overbuilding “local transmission facilities” with corresponding unjustified increases in transmission rates. The complaint demands that FERC: (i) prohibit transmission owners from planning “local transmission facilities” that are rated at 100kV or higher, (ii) appoint “independent transmission monitors” to conduct such planning, and (iii) condition construction of local transmission facilities on the facility having been planned by the “independent transmission monitor.” FirstEnergy expects to participate in this matter through a consortium of PJM transmission owners and through certain trade groups, including EEI. FET is unable to predict the outcome or estimate the impact that this complaint may have on the FET Subsidiaries, however, whether this lawsuit moves forward could have a material impact on FET’s transmission capital investment strategy.

10. COMMITMENTS, GUARANTEES AND CONTINGENCIES

FET has various financial and performance guarantees and indemnifications which can be issued in the normal course of business. These contracts include performance guarantees, stand-by LOCs, debt guarantees, surety bonds and indemnifications. FET enters into these arrangements to facilitate commercial transactions with third parties by enhancing the value of the transaction to the third party. The maximum potential amount of future payments FET and the FET Subsidiaries could be required to make under these guarantees as of December 31, 2024 and December 31, 2023, was $26 million and $21 million, respectively, as summarized below:

Guarantees and Other Assurances	Maximum Exposure
	As of December 31, 2024	As of December 31, 2023
	(In millions)
Surety Bonds(1)	$20	$21
LOCs	6	—

Total Guarantees and Other Assurances	$26	$21

(1)

Surety bonds are not tied to a credit rating, and their impact assumes maximum contractual obligations, which is ordinarily 100% of the face amount of the surety bond except with respect to $1 million as of December 31, 2024 and December 31, 2023 of surety bond obligations for which the collateral obligation is capped at 60% of the face amount, and typical obligations require 30 days to cure.

Collateral and Contingent-Related Features

In the normal course of business, FET and the FET Subsidiaries may enter into physical or financially settled contracts. Certain agreements contain provisions that require FET or the FET Subsidiaries to post collateral. This collateral may be posted in the form of cash or credit support with thresholds contingent upon FET’s or the FET Subsidiaries’ credit rating from each of the major credit rating agencies. The collateral and credit support requirements vary by contract and by counterparty. FET has posted $6 million of collateral, in the form of LOCs, as of December 31, 2024 and $2 million of collateral, in the form of cash, as of December 31, 2023.

ENVIRONMENTAL MATTERS

Various federal, state and local authorities regulate FET with regard to air and water quality, hazardous and solid waste disposal, and other environmental matters. While FET’s environmental policies and procedures are designed to achieve compliance with applicable environmental laws and regulations, such laws and regulations are subject to periodic review and potential revision by the implementing agencies. FET cannot predict the timing or ultimate outcome of any of these reviews or how any future actions taken as a result thereof may materially impact its business, results of operations, cash flows and financial condition.

OTHER LEGAL PROCEEDINGS

There are various lawsuits, claims and proceedings related to FET’s normal business operations pending against FET or its subsidiaries. The loss or range of loss in these matters is not expected to be material to FET or its subsidiaries. The other potentially material items not otherwise discussed above are described under Note 9, “Regulatory Matters,” of the Notes to Consolidated Financial Statements.

FET accrues legal liabilities only when it concludes that it is probable that it has an obligation for such costs and can reasonably estimate the amount of such costs. In cases where FET determines that it is not probable, but reasonably possible that it has a material obligation, it discloses such obligations and the possible loss or range of loss if such estimate can be made. If it were ultimately determined that FET or its subsidiaries have legal liability or are otherwise made subject to liability based on any of the matters referenced above, it could have a material adverse effect on FET’s or its subsidiaries’ financial condition, results of operations and cash flows.

11. TRANSACTIONS WITH AFFILIATED COMPANIES

In addition to the intercompany income tax allocation and the short-term borrowing arrangement, FET and its subsidiaries have revenues, operating expense and interest expense transactions with affiliated companies, primarily FESC and the Electric Companies. The affiliated company transactions during the years ended December 31, 2024, 2023 and 2022, are as follows:

	For the Years Ended December 31,
	2024	2023	2022
	(In millions)
Revenues	$17	$16	$15
Other operating expenses:
Ground lease expense (1)	25	25	25
FESC support services (2)	228	219	187
Other affiliate support services (2)	112	106	85
Interest income	12	16	49
Pension and OPEB mark-to-market adjustment gain (loss)	7	(31)	(11)
Interest expense	7	17	49

(1)	See Note 4, “Leases”.
(2)	Includes amounts capitalized.

FE does not bill directly or allocate any of its costs to any subsidiary company. FESC provides corporate support and other services, including executive administration, accounting and finance, risk management, human resources, corporate affairs, communications, information technology, legal services and other similar services at cost, in accordance with its cost allocation manual, to affiliated FirstEnergy companies under FESC agreements. Allocated costs are for services that are provided on behalf of more than one company, or costs that cannot be precisely identified and are allocated using formulas developed by FESC. Intercompany transactions are generally settled under commercial terms within thirty days.

As FET and its subsidiaries do not have employees, employees from the Electric Companies perform maintenance and project work in support of FET and its subsidiaries. Labor and overhead costs associated with these activities are charged by the affiliates to FET’s subsidiaries at cost.

As regulated money pool participants, FET’s subsidiaries have the ability to borrow from each other, regulated affiliates and the FE holding company to meet their short-term working capital requirements. FET had a similar but separate arrangement with FE’s unregulated money pool participants. As of June 1, 2024, FET is no longer participating in the unregulated money pool. Affiliated company notes receivables and payables related to the money pool are reported as “Notes receivable from affiliated companies” or “Short-term borrowings - affiliated companies” on the Consolidated Balance Sheets. Affiliate accounts receivable and accounts payable balances relate to intercompany transactions that have not yet settled through the money pool (see Note 8, “Short-Term Borrowings and Bank Lines of Credit,” of the Notes to Consolidated Financial Statements).

In May of 2022, FET issued a $2.3 billion notes payable with interest to FE, an affiliated company, as payment for a distribution. Half of the principal amount was paid in December 2022, with the remaining balance paid in January 2023.

FET and its subsidiaries were party to an intercompany income tax allocation agreement with FirstEnergy that provides for the allocation of consolidated tax liabilities. Prior to tax returns for years before 2022, net tax benefits attributable to FE, excluding any tax benefits derived from certain interest expense, were generally reallocated to the subsidiaries of FE that had taxable income. Effective January 1, 2022, the intercompany income tax allocation agreement was amended and revised such that FE no longer reallocates such tax benefits to the FE subsidiaries. Immediately following the close of the FET Equity Interest Sale, FET and its subsidiaries are no longer members of the FirstEnergy consolidated group for federal income tax purposes and, instead, constitute a separate consolidated group with a separate income tax allocation agreement for federal income tax purposes. See Note 3, “Taxes,” of the Notes to Consolidated Financial Statements for additional information.

In addition to service costs, interest on obligations, expected return on plan assets, and prior service costs, FirstEnergy recognizes in net periodic benefit costs a pension and OPEB mark-to-market adjustment for the change in the fair value of plan assets and net actuarial gains and losses annually in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for a remeasurement. FET’s subsidiaries are allocated a portion of net periodic benefit costs from affiliates. These amounts are expected to be refunded or recovered through formula transmission rates. During 2024, 2023 and 2022, FET’s subsidiaries’ allocated amount of the pension and OPEB mark-to-market adjustments from affiliates were gains or (losses) of $7 million, $(31) million and $(11) million, respectively. These amounts are expected to be refunded or recovered through formula transmission rates. Additionally, other pension and OPEB net periodic costs (credits) allocated to FET’s subsidiaries from affiliates were approximately $10 million, $8 million and $(18) million in 2024, 2023 and 2022, respectively.

Following receipt of necessary regulatory approvals, on January 31, 2017, MAIT issued membership interests to FET and FE PA predecessors, PN and ME in exchange for their respective cash and transmission asset contributions. As of December 31, 2023, ME’s and PN’s approximate ownership of MAIT was 17% and 25%, respectively. On January 1, 2024, FE PA, as successor-in-interest to PN and ME, transferred their respective Class B equity interests of MAIT to FE, which were ultimately contributed to FET in exchange for a special purpose membership interest in FET. So long as FE holds the FET special purpose membership interests, it will receive 100% of any Class B distributions made by MAIT. As of March 25, 2024, FET owns 100% of MAIT’s equity interests (Class A and Class B). FET presents FE’s ownership of FET’s special purpose membership interest net assets and net income as NCI. NCI is included as a component of equity on FET’s Consolidated Balance Sheets.

12. SEGMENT INFORMATION

FET has one operating segment, which is the entire entity. FET’s Consolidated Statements of Income are consistent with the internal financial reports used by FET’s President, its CODM. FET’s CODM uses earnings attributable to FET to assess performance and considers budget versus actual results on a monthly basis when making decisions about allocating resources. FET considers Other operating expenses, Provision for depreciation, General taxes, Interest expense and Income taxes to be significant expenses. See the Consolidated Statements of Income.

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF PARENT

FIRSTENERGY TRANSMISSION, LLC

CONDENSED STATEMENTS OF INCOME

	For the Years Ended December 31,
(In millions)	2024	2023	2022
Operating revenues	$—	$—	$—
Operating expenses from affiliates	1	—	—
Operating expenses	—	1	—

Operating loss	(1)	(1)	—

OTHER INCOME (EXPENSE):
Equity in earnings of subsidiaries	513	440	369
Interest income from affiliates	—	8	44
Interest expense from affiliates	(1)	(10)	(49)
Interest expense - other	(114)	(89)	(89)
Other	3	—	—

Total other income	401	349	275

INCOME BEFORE INCOME TAX EXPENSE (BENEFITS)	400	348	275
INCOME TAX EXPENSE (BENEFITS)	1	(21)	(19)

NET INCOME	$399	$369	$294

See accompanying notes to condensed financial statements.

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF PARENT

FIRSTENERGY TRANSMISSION, LLC

CONDENSED BALANCE SHEETS

(In millions)	December 31, 2024	December 31, 2023
ASSETS
CURRENT ASSETS
Receivables - affiliated companies	$—	$2
Notes receivables from affiliated companies	—	—

Total current assets	—	2

INVESTMENTS AND OTHER NONCURRENT ASSETS:
Investment in subsidiaries	5,810	4,563
Accumulated deferred income tax benefits	5	38
Other	6	5

	5,821	4,606

TOTAL ASSETS	$5,821	$4,608

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term borrowings - other	$300	$—
Short-term borrowings - affiliated companies	—	178
Accounts payable - affiliated companies	—	2
Accrued taxes	1	1
Accrued interest	32	32
Other	1	—

	$334	$213

LONG-TERM DEBT	2,177	1,986
EQUITY:
Members’ equity	2,250	2,250
Retained earnings	282	159

Total members’ equity	2,532	2,409
Special purpose membership interest	778	—

TOTAL EQUITY	3,310	2,409

TOTAL LIABILITIES AND EQUITY	$5,821	$4,608

See accompanying notes to condensed financial statements.

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF PARENT

FIRSTENERGY TRANSMISSION, LLC

CONDENSED STATEMENT OF CASH FLOWS

	For the Years Ended December 31,
(In millions)	2024	2023	2022
NET CASH FLOWS PROVIDED FROM OPERATING ACTIVITIES	$265	$114	$212

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in subsidiary	(300)	(275)	(240)
Loans with affiliated companies, net	—	1,514	(1,086)

Net cash provided from (used for) investing activities	(300)	1,239	(1,326)

CASH FLOWS FROM FINANCING ACTIVITIES:
New financing-
Long-term debt	800	—	—
Short-term borrowings - affiliated companies, net	300	177	—
Redemptions and Repayments
Long-term debt	(600)	—	—
Short-term borrowings - net	(177)	—	—
Capital contribution from Brookfield	—	—	9
Proceeds from FET minority interest sale, net of transaction costs	—	—	2,348
Equity contribution from parent	—	—	61
Distribution payments	(276)	(1,527)	(1,304)
Other	(12)	(3)	—

Net cash provided from (used for) financing activities	35	(1,353)	1,114

Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash distributions and dividends received from consolidated subsidiaries	$344	$202	$276

See accompanying notes to condensed financial statements.

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF PARENT

FIRSTENERGY TRANSMISSION, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

FET is a holding company that primarily conducts its business operations through its subsidiaries. FET has accounted for its subsidiaries using the equity method. These financial statements are presented on a condensed basis. FET financial statements should be read in conjunction with the consolidated financial statements.

On January 1, 2024, FE PA, as successor-in-interest to PN and ME, transferred their respective Class B equity interests of MAIT to FE, which were ultimately contributed to FET in exchange for a special purpose membership interest in FET. So long as FE holds the FET special purpose membership interests, it will receive 100% of any Class B distributions made by MAIT. As of March 25, 2024, FET owns 100% of MAIT’s equity interests (Class A and Class B).

NOTE 2 - SHORT-TERM DEBT AND LIQUIDITY

Please see Note 8, “Short-Term Borrowings and Bank Lines of Credit” of the audited consolidated annual financial statements for a description and details of short-term debt and liquidity needs of FET.

NOTE 3 - LONG-TERM OBLIGATIONS

LONG-TERM DEBT AND OTHER LONG-TERM OBLIGATIONS

The following table presents outstanding long-term debt and other long-term obligations for FirstEnergy Transmission, LLC (parent company only) as of December 31, 2024 and 2023:

	As of December 31, 2024		As of December 31,
	Maturity Date	Interest Rate	2024	2023
			(In millions)
Unsecured notes - fixed rate	2028-2049	2.87%-5.45%	$2,200	$2,000
Unamortized debt premiums/discounts			(3)	(2)
Unamortized debt issuance costs			(20)	(12)

Total long-term debt and other long-term obligations			$2,177	$1,986

The following table presents scheduled debt repayments for outstanding long-term debt excluding unamortized debt discounts and premiums, for the next five years as of December 31, 2024:

(In millions)	2025	2026	2027	2028	2029
Scheduled debt repayments	$—	$—	$—	$500	$—

NOTE 4 - COMMITMENTS, GUARANTEES AND CONTINGENCIES

Please see Note 9, “Regulatory Matters,” and Note 10, “Commitments, Guarantees and Contingencies,” of the Notes to Consolidated Financial Statements for additional information.

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(In millions)	2025	2024	2025	2024
REVENUES:
Revenues from non-affiliates	$460	$447	$1,354	$1,301
Revenues from affiliates	4	4	13	13

Total revenues	464	451	1,367	1,314

OPERATING EXPENSES:
Other operating expenses(1)	68	103	226	257
Provision for depreciation	88	82	262	239
Amortization of regulatory assets, net	1	1	4	4
General taxes	73	70	220	209

Total operating expenses	230	256	712	709

OPERATING INCOME	234	195	655	605

OTHER INCOME (EXPENSE):
Interest income from affiliates	3	4	12	7
Miscellaneous income (expense), net	(1)	4	1	5
Interest expense - other	(81)	(70)	(227)	(194)
Interest expense - affiliate	—	—	(2)	(7)
Capitalized financing costs	23	15	57	41

Total other expense	(56)	(47)	(159)	(148)

INCOME BEFORE INCOME TAXES (BENEFITS)	178	148	496	457
INCOME TAXES (BENEFITS)	(24)	37	48	133

NET INCOME	$202	$111	$448	$324
Income attributable to noncontrolling interest	21	17	58	52

EARNINGS ATTRIBUTABLE TO FIRSTENERGY TRANSMISSION, LLC	$181	$94	$390	$272

(1)

Includes affiliated operating expenses of $46 million and $58 million for the three months ended September 30, 2025 and 2024, respectively, and $143 million and $149 million for the nine months ended September 30, 2025 and 2024, respectively.

See Notes to Consolidated Financial Statements.

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In millions)	September 30, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$188	$8
Receivables-
Affiliated companies	3	23
Other	98	94
Notes receivable from affiliated companies	307	197
Prepaid taxes and other	45	22

	641	344

PROPERTY, PLANT AND EQUIPMENT:
In service	13,410	12,894
Less - Accumulated provision for depreciation	2,737	2,596

	10,673	10,298
Construction work in progress	1,455	914

	12,128	11,212

INVESTMENTS AND OTHER NONCURRENT ASSETS:
Goodwill	224	224
Investments	19	19
Regulatory assets	7	18
Property taxes	76	289
Operating lease right-of-use asset(1)	412	412
Other	35	47

	773	1,009

TOTAL ASSETS	$13,542	$12,565

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Currently payable long-term debt	$75	$625
Short-term borrowings-
Affiliated companies	1	2
Other	280	300
Accounts payable - Affiliated companies	150	142
Accrued taxes	327	306
Accrued interest	78	68
Other	13	15

	924	1,458

NONCURRENT LIABILITIES:
Long-term debt and other long-term obligations	6,629	5,239
Accumulated deferred income taxes	1,521	1,412
Property taxes	6	289
Regulatory liabilities	440	442
Noncurrent operating lease obligation(2)	405	406
Other	9	9

	9,010	7,797

TOTAL LIABILITIES	9,934	9,255

MEMBERS’ EQUITY:
Members’ equity	2,250	2,250
Retained earnings	526	286

Total members’ equity	2,776	2,536
Noncontrolling interest	832	774

TOTAL EQUITY	3,608	3,310

COMMITMENTS, GUARANTEES AND CONTINGENCIES (NOTE 7)

TOTAL LIABILITIES AND EQUITY	$13,542	$12,565

(1)	Includes $409 million as of September 30, 2025 and $410 million as of December 31, 2024 associated with affiliated leases.
(2)	Includes $404 million as September 30, 2025 and December 31, 2024 associated with affiliated leases.

See Notes to Consolidated Financial Statements.

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMMON MEMBERS’ EQUITY

(UNAUDITED)

	For the Nine Months Ended September 30, 2025
(In millions)	Members’ Equity	Retained Earnings	Total Members’ Equity	Noncontrolling Interest	Total Equity
Balance, January 1, 2025	$2,250	$286	$2,536	$774	$3,310
Net income	—	109	109	19	128
Cash distribution declared	—	(50)	(50)	—	(50)

Balance, March 31, 2025	$2,250	$345	$2,595	$793	$3,388

Net income	—	100	100	18	118
Cash distribution declared	—	(50)	(50)	—	(50)

Balance, June 30, 2025	$2,250	$395	$2,645	$811	$3,456

Net income	—	181	181	21	202
Cash distribution declared	—	(50)	(50)	—	(50)

Balance, September 30, 2025	$2,250	$526	$2,776	$832	$3,608

	For the Nine Months Ended September 30, 2024
(In millions)	Members’ Equity	Retained Earnings	Total Members’ Equity	Noncontrolling Interest	Total Equity
Balance, January 1, 2024	$2,250	$159	$2,409	$766	$3,175
Net income	—	72	72	18	90
Cash distribution declared	—	(45)	(45)	—	(45)

Balance, March 31, 2024	$2,250	$186	$2,436	$784	$3,220

Net income	—	106	106	17	123
Cash distribution declared	—	(30)	(30)	—	(30)

Balance, June 30, 2024	$2,250	$262	$2,512	$801	$3,313

Net income	—	94	94	17	111
Cash distribution declared	—	(70)	(70)	—	(70)

Balance, September 30, 2025	$2,250	$286	$2,536	$818	$3,354

See Notes to Consolidated Financial Statements.

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended September 30,
(In millions)	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$448	$324
Adjustments to reconcile net income to net cash from operating activities-
Depreciation, amortization and impairments	266	240
Deferred income taxes and investment tax credits, net	7	162
Allowance for equity funds used during construction	(42)	(29)
Transmission revenue collections, net	124	64
Changes in current assets and liabilities:
Receivables	16	6
Prepaid taxes and other current assets	(23)	(1)
Accounts payable	23	122
Accrued taxes	(49)	(39)
Accrued interest	10	8
Other current liabilities	(1)	(6)
Other	16	(3)

Net cash provided from operating activities	795	848

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(1,083)	(808)
Loans with affiliated companies, net	(110)	(480)
Asset removal costs	(84)	(55)
Other	(4)	1

Net cash used for investing activities	(1,281)	(1,342)

CASH FLOWS FROM FINANCING ACTIVITIES:
New financing:
Long-term debt	1,475	1,200
Redemptions / Repayments:
Long-term debt	(625)	—
Short-term borrowings, net	(21)	(381)
Distribution payments	(150)	(145)
Other	(13)	(10)

Net cash provided from financing activities	666	664

Net change in cash and cash equivalents	180	170
Cash and cash equivalents, at beginning of period	8	76

Cash and cash equivalents, at end of period	$188	$246

SUPPLEMENTAL CASH FLOW INFORMATION:
Significant non-cash transactions:
Accrued capital investments	$117	$114

See Notes to Consolidated Financial Statements.

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

Unless otherwise indicated, defined terms and abbreviations used herein have the meanings set forth in the accompanying Glossary of Terms.

FET, a consolidated VIE of FE, is the parent of the FET Subsidiaries and PATH. In March 2024, PATH completed the process of terminating all of its FERC-jurisdictional rates and facilities, with the result that PATH no longer is a “public utility” or subject to FERC jurisdiction. FET and its non-affiliated joint venture partner are completing the process of terminating the PATH corporate entities. Through its subsidiaries, FET owns high-voltage transmission facilities in PJM, which consist of 12,520 circuit miles of transmission lines with nominal voltages of 500 kV, 345 kV, 230 kV, 138 kV, 115 kV, 69 kV and 46 kV in Ohio, Pennsylvania, West Virginia, Maryland and Virginia. FET plans, operates, and maintains its transmission system in accordance with NERC reliability standards and other applicable regulatory requirements. In addition, FET and its subsidiaries comply with the regulations, orders, policies and practices prescribed by FERC and the PUCO, PPUC, WVPSC, MDPSC and VSCC.

As of March 25, 2024, FET owns 100% of MAIT’s equity interests (Class A and Class B). FET presents FE’s ownership of FET’s special purpose membership interest net assets and net income as NCI. NCI is included as a component of equity on FET’s Consolidated Balance Sheets. So long as FE holds the FET special purpose membership interests, it will receive 100% of any Class B distributions made by MAIT.

On May 31, 2022, Brookfield acquired 19.9% of the issued and outstanding membership interests of FET. On March 25, 2024, Brookfield acquired an additional incremental 30% equity interest in FET. As a result of the closing of the transaction, Brookfield’s interest in FET increased from 19.9% to 49.9%, while FE retained the remaining 50.1% ownership interests of FET. FET continues to be consolidated in FirstEnergy’s financial statements. Pursuant to the terms of the FET P&SA II, in connection with the closing, Brookfield, FET and FE entered into the A&R FET LLC Agreement, which amended and restated in its entirety the Third Amended and Restated Limited Liability Company Agreement of FET. The A&R FET LLC Agreement, among other things, provides for the governance, exit, capital and distribution, and other arrangements for FET from and following the closing. Under the A&R FET LLC Agreement, as of the closing, the FET Board consists of five directors, two of whom are appointed by Brookfield and three of whom are appointed by FE.

FET and its subsidiaries follow GAAP and comply with the related regulations, orders, policies and practices prescribed by FERC and the PUCO, PPUC, WVPSC, MDPSC and VSCC. The accompanying interim financial statements as of September 30, 2025, and the three and nine months ended September 30, 2025 and 2024 are unaudited, but reflect all adjustments, consisting of normal recurring adjustments, that, in the opinion of management, are necessary for a fair statement of the financial statements. The December 31, 2024 Consolidated

Balance Sheets were derived from audited financial statements. The preparation of financial statements in conformity with GAAP requires management to make periodic estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates. The reported results of operations are not necessarily indicative of results of operations for any future period.

FET and its subsidiaries have evaluated events and transactions for potential recognition or disclosure through the date the financial statements were issued. These interim financial statements have been prepared pursuant to the rules and regulations of the SEC for Quarterly Reports on Form 10-Q. Certain information and disclosures normally included in financial statements and notes prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These interim financial statements should be read in conjunction with the financial statements and notes included in the Annual Report on Form 10-K for the year ended December 31, 2024.

FET and its subsidiaries consolidate all majority-owned subsidiaries over which they exercise control and, when applicable, entities for which they have a controlling financial interest. Intercompany transactions and balances are eliminated in consolidation as appropriate and permitted pursuant to GAAP. FET and its subsidiaries consolidate a VIE (MAIT) when it is determined to be a primary beneficiary. Investments in affiliates over which FET and its subsidiaries have the ability to exercise significant influence, but do not have a controlling financial interest, follow the equity method of accounting. Under the equity method, the interest in the entity is reported as an investment in the Consolidated Balance Sheets and the percentage of FET’s ownership share of the entity’s earnings is reported in the Consolidated Statements of Income.

Certain prior year amounts have been reclassified to conform to the current year presentation.

Economic Conditions

While supply lead times have not fully returned to pre-pandemic levels, FET and its subsidiaries continue to monitor the situation in light of demand increases across the industry, including due to data center usage, and the imposition of tariffs by the U.S. government and retaliatory tariffs that have been, and may be, imposed in response. FET and its subsidiaries continue to implement mitigation strategies to address supply constraints and do not expect any corresponding service disruptions or any material impact on its capital investment plan. However, the situation remains fluid and a prolonged continuation or further increase in demand, or the continuation of uncertain or adverse macroeconomic conditions, including inflationary pressures and new or increased existing tariffs, could lead to an increase in supply chain disruptions that could, in turn, have an adverse effect on FET’s consolidated results of operations, cash flow and financial condition.

The U.S. presidential administration has imposed widespread and substantial tariffs on imports, with additional tariffs to potentially be adopted in the future. The imposition of these or any other new or increased tariffs or resultant trade wars, and uncertainties associated with the same, could have an adverse effect on FET’s consolidated cash flow and financial condition.

Goodwill

Goodwill is evaluated for impairment annually on July 31 and more frequently if indicators of impairment arise. In evaluating goodwill for impairment, qualitative factors are assessed to determine whether it is more likely than not (that is, likelihood of more than 50%) that the fair value of the reporting unit is less than its carrying value (including goodwill). If it is concluded that it is not more likely than not that the fair value of the reporting unit is less than its carrying value, then no further testing is required. However, if management concludes that it is more likely than not that the fair value of the reporting unit is less than its carrying value or bypasses the qualitative assessment, then the quantitative goodwill impairment test is performed to identify a potential goodwill impairment and measure the amount of impairment to be recognized, if any.

No impairment of goodwill was indicated in 2025. A qualitative assessment was performed, assessing economic, industry and market considerations in addition to overall performance. Key factors used in the assessment included: growth rates, interest rates, expected investments, utility sector market performance, regulatory and legal developments, and other market considerations. It was determined that the fair values of the reporting unit was, more likely than not, greater than their carrying values and a quantitative analysis was not necessary.

Capitalized Financing Costs

For the three months ended September 30, 2025 and 2024, capitalized financing costs on FET’s Consolidated Statements of Income include $16 million and $11 million, respectively, of allowance for equity funds used during construction and $7 million and $4 million, respectively, of capitalized interest.

For the nine months ended September 30, 2025 and 2024, capitalized financing costs on FET’s Consolidated Statements of Income include $42 million and $28 million, respectively, of allowance for equity funds used during construction and $15 million and $13 million, respectively, of capitalized interest.

Investments

Valley Link - On November 25, 2024, FET, Dominion High Voltage MidAtlantic, Inc., an affiliate of VEPCO, and Transource Energy, LLC, formed Valley Link, which is the holding company responsible for managing and executing any projects awarded by PJM, and entered into a limited liability agreement. On February 21, 2025, FET, Dominion HV and Transource entered into the Valley Link LLCA, which amended and restated a provisional operating agreement among the members entered into in November 2024. The Valley Link LLCA establishes the general framework for managing Valley Link, which was formed by FET, Dominion HV, and Transource to accept, design, develop, construct, own, operate and finance the transmission projects awarded by PJM to Valley Link on February 26, 2025, in response to the PJM 2024 Regional Transmission Expansion Plan Long-Term Proposal Window #1. This general framework includes the relationship among the members, confers governance rights to its members so long as certain ownership percentages are maintained, as described below, and defines the list of projects that Valley Link will have the right to develop. Valley Link is the owner of the Valley Link Subsidiaries, which are organized in various states. The Valley Link Subsidiaries comprise the entities that are expected to develop, construct, own, operate and maintain the transmission projects awarded by PJM. As of February 21, 2025, the relative ownership interests of the members are FET (34%), Dominion HV (30%), and Transource (36%), and Valley Link will not be consolidated with FET for financial or tax reporting purposes and expects to be accounted for under equity method accounting. As of September 30, 2025, and December 31, 2024, there were no investment balances recorded on FET’s Consolidated Balance Sheets.

On February 26, 2025, PJM awarded two electric transmission projects to Valley Link, including the construction of (i) approximately 260 miles of 765-kV transmission line and two substations between Putnam County, West Virginia and Frederick County, Maryland; (ii) approximately 155 miles of 765-kV transmission line and a substation between Campbell County, Virginia and Fauquier County, Virginia; and (iii) a new substation in Caroline County, Virginia. The total cost of these projects is estimated to be approximately $3 billion with FET’s estimated share will be approximately $1 billion.

PATH WV - PATH, a proposed transmission line from West Virginia through Virginia into Maryland, which PJM cancelled in 2012, is a series limited liability company that is comprised of multiple series, each of which has separate rights, powers and duties regarding specified property and the series profits and losses associated with such property. A subsidiary of FE owns 100% of the Allegheny Series (PATH-Allegheny) and 50% of the West Virginia Series (PATH-WV), which is a joint venture with a subsidiary of AEP. FET is not the primary beneficiary of PATH-WV, as it does not have control over the significant activities affecting the economics of PATH-WV. FET’s ownership interest in PATH-WV is subject to the equity method of accounting. As of September 30, 2025 and December 31, 2024, the carrying value of the equity method investment was $17 million, which is expected to be recovered through a distribution.

In March 2024, PATH completed the process of terminating all of its FERC-jurisdictional rates and facilities, with the result that PATH no longer is a “public utility” and no longer is subject to FERC jurisdiction. FET and its non-affiliated joint venture partner are completing the process of terminating the PATH corporate entities.

Segment Information

FET has one operating segment, which is the entire entity. FET’s Consolidated Statements of Income are consistent with the internal financial reports used by FET’s President, its CODM. FET’s CODM uses earnings attributable to FET to assess performance and considers budget versus actual results on a monthly basis when making decisions about allocating resources. FET considers Other operating expenses, Provision for depreciation, General taxes, Interest expense and Income taxes to be significant expenses. See the Consolidated Statements of Income.

New Accounting Pronouncements

Recently Issued Pronouncements - The following new authoritative accounting guidance issued by the FASB has not yet been adopted. Unless otherwise indicated, FET and its subsidiaries are currently assessing the impact such guidance may have on its financial statements and disclosures, as well as the potential to early adopt where applicable. FET and its subsidiaries have assessed other FASB issuances of new standards not described below based upon the current expectation that such new standards will not significantly impact FET and its subsidiaries’ financial reporting.

ASU 2023-09, “Income taxes (Topic 280): Improvements to Income Tax Disclosures “ (Issued in December 2023): ASU 2023-09 enhances disclosures primarily related to existing rate reconciliation and income taxes paid information to help investors better assess how a company’s operations and related tax risks and tax planning and operational opportunities affect the tax rate and prospects for future cash flows. Disclosure requirements include a tabular reconciliation using both percentages and amounts, separated out into specific categories with certain reconciling items at or above 5% of the statutory tax as well as by nature and/or jurisdiction. In addition, entities will be required to disclose income taxes paid (net of refunds received), broken out between federal, state/local and foreign, and amounts paid to an individual jurisdiction when 5% or more of the total income taxes are paid to such jurisdiction. For public companies, the guidance will be effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments within ASU 2023-09 are to be applied on a prospective basis, with retrospective application permitted.

ASU 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40)” (Issued in November 2024 and subsequently updated within ASU 2025-01): ASU 2024-03 requires disaggregated disclosure of income statement expenses for public business entities. The ASU does not change the expense captions an entity presents on the face of the income statement; rather, it requires disaggregation of certain expense captions into specified categories in disclosures within the footnotes to the financial statements. ASU 2024-03 is effective for public companies for the first annual reporting period beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted. The guidance is permitted to be applied prospectively, and comparative disclosures are not required for reporting periods beginning before the effective date. Entities can elect to apply the new standard retrospectively to any or all prior periods presented in the financial statements.

ASU 2025-06, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software” (Issued in September 2025): ASU 2025-06 amends the existing standard that refers to various stages of a software development project to align better with current software development methods, such as agile programming. Under the new standard, entities will start capitalizing eligible costs when (1) management has authorized and committed to funding the software project, and (2) it is probable that the project will be completed and the software will be used to perform the function intended. In evaluating whether it is probable the project will be completed, an entity is required to consider whether there is significant uncertainty associated with the development activities of the software. ASU 2025-06 is effective for public companies beginning with the annual reporting period after December 15, 2027, and interim reporting periods within those annual reporting periods. The guidance is permitted to be applied using a prospective, retrospective or modified transition approach. Early adoption is permitted.

2. REVENUE

FET and its subsidiaries account for revenue from contracts with customers under ASC 606, Revenue from Contracts with Customers. Revenue from leases, financial instruments, other contractual rights or obligations and other revenues that are not from contracts with customers are outside the scope of the standard and accounted for under other existing GAAP.

The following table represents a disaggregation of revenue from contracts with regulated transmission customers for the three and nine months ended September 30, 2025 and 2024, by transmission owner:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Revenues from Contracts with Customers by Transmission Asset Owner	2025	2024	2025	2024
	(In millions)
ATSI	$273	$263	$792	$767
TrAIL	66	67	197	205
MAIT	121	117	365	331
PATH	—	—	—	(2)

Total Revenue from Contracts with Customers	460	447	1,354	1,301

Other revenue unrelated to contracts with customers	4	4	13	13

Total revenues	$464	$451	$1,367	$1,314

3. INCOME TAXES

FET and its subsidiaries’ interim effective income tax rates reflect the estimated annual effective income tax rates for 2025 and 2024. These tax rates are affected by estimated annual permanent items, such as AFUDC equity and other flow-through items, as well as certain discrete items. The following table reconciles the effective income tax rate to the federal income tax statutory rate for the three and nine months ended September 30, 2025 and 2024:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
	(In millions)
Income before income taxes (benefits)	$178	$148	$496	$457

Federal income tax expense at the 21% statutory rate	$37	$31	$104	$96
Increases (reductions) in tax expense resulting from:
State income taxes, net of federal tax benefit	8	7	22	21
AFUDC equity and other flow-through	(4)	(2)	(10)	(7)
Taxes related to the FET Equity Interest Sale, net	—	—	—	23
Remeasurement of excess deferred income	(70)	—	(70)	—
Excess deferred tax amortization	5	—	3	(1)
Other, net	—	1	(1)	1

Total income taxes (benefits)	$(24)	$37	$48	$133

Effective income tax rate	(13.5)%	25.0%	9.7%	29.1%

In the first quarter of 2024, FET recognized an income tax charge of approximately $23 million relating to the FET Equity Interest Sale.

In May 2022, FET elected corporate status for federal income tax purposes, whereas previously it had been treated as a disregarded entity. FET and its subsidiaries’ consolidated financial statements include its allocated amount of current and deferred tax expense for all years presented. FET and its subsidiaries are parties to an intercompany income tax allocation agreement with FirstEnergy that provides for the allocation of consolidated tax liabilities. For periods subsequent to the closing of the FET Equity Interest Sale, FET and its subsidiaries no longer are members of the FirstEnergy consolidated group for federal income tax purposes and, instead, will file their own consolidated federal income tax return and have their own income tax allocation agreement.

As a result of several IRS private letter rulings issued during 2024 to another taxpayer, FERC recently issued orders to a non-affiliate that concluded that certain NOL carryforward deferred tax assets, as computed on a separate return basis, should be included in rate base for ratemaking purposes. FET determined in the third quarter of 2025 that these rulings and orders also would apply to certain of its subsidiaries, resulting in a benefit from a reduction in regulatory liabilities, reflected in the table above as the remeasurement of excess deferred income taxes and an increase in accumulated deferred income tax assets for ratemaking purposes, which will increase overall rate base. FET is in the process of making the appropriate updates in its annual formula rates for its impacted subsidiaries.

On July 4, 2025, President Trump signed into law the OBBBA, which, among other things, makes permanent certain corporate tax incentives that were set to expire in the TCJA and terminates tax credits for most wind and solar projects placed in service after 2027. Because many of the provisions of the TCJA will be continued under the OBBBA, and as FET is not materially impacted by tax incentives associated with wind and solar projects, FET does not expect to be materially impacted by the OBBBA.

On September 30, 2025, the IRS issued additional guidance on the corporate AMT. FET is assessing this additional guidance and, while it continues to believe, more likely than not, that it will be subject to corporate AMT, the additional guidance provides regulated utilities certain adjustments in calculating corporate AMT, which may reduce FET’s AMT estimates. Additionally, the future issuance of the U.S. Treasury’s revised proposed AMT regulations and, ultimately, the final AMT regulations, as well as additional future federal tax legislation or presidential executive orders could significantly change FET’s AMT estimates or its conclusions as to whether it is an AMT payer. Any adverse developments concerning corporate AMT liability, including guidance from the U.S. Treasury and/or the IRS or unfavorable regulatory treatment by FERC and/or applicable state regulatory authorities, could negatively impact FET’s cash flows, results of operations and financial condition.

4. FAIR VALUE MEASUREMENTS

LONG-TERM DEBT AND OTHER LONG-TERM OBLIGATIONS

All borrowings with initial maturities of less than one year are defined as short-term financial instruments under GAAP and are reported as “Short-term borrowings” on the Consolidated Balance Sheets at cost. Since these borrowings are short-term in nature, FET believes that their costs approximate their fair market value. The following table provides the approximate fair value and related carrying amounts of long-term debt, which excludes net unamortized debt issuance costs, premiums and discounts as of September 30, 2025 and December 31, 2024:

	September 30, 2025	December 31, 2024
	(In millions)
Carrying value	$6,750	$5,900
Fair value	$6,572	$5,522

The fair value of long-term debt reflects the present value of the cash outflows relating to those securities based on the current call price, the yield to maturity or the yield to call, as deemed appropriate at the end of each respective period. The yields assumed were based on securities with similar characteristics offered by corporations with credit ratings similar to those of FET and the FET Subsidiaries. FET and the FET Subsidiaries classified short-term borrowings and long-term debt as Level 2 in the fair value hierarchy as of September 30, 2025, and December 31, 2024.

FET had the following issuances and redemptions during the nine months ended September 30, 2025:

Company	Type	Redemption / Issuance Date	Interest Rate	Maturity	Amount (In millions)	Description
Redemptions

TrAIL	Senior Unsecured Notes	May, 2025	3.76%	2025	$75	TrAIL redeemed unsecured notes that became due.

TrAIL	Senior Unsecured Notes	June, 2025	3.85%	2025	$550	TrAIL redeemed unsecured notes that became due.
Issuances

TrAIL	Senior Unsecured Notes	April, 2025	5.00%	2031	$600	Proceeds were used to redeem senior notes that came due in 2025, to refinance existing debt, for working capital, and for other general corporate purposes.

ATSI	Senior Unsecured Notes	May, 2025	5.00%	2030	$225	Proceeds were used to refinance existing debt, to finance capital expenditures, for working capital, and for other general corporate purposes.

MAIT	Senior Unsecured Notes	June, 2025	5.00%	2031	$200	Proceeds were used to refinance existing debt, to finance capital expenditures, for working capital, and for other general corporate purposes.

FET	Senior Unsecured Notes	August, 2025	4.75%	2033	$450	Proceeds were used to refinance existing debt, to finance capital expenditures, for working capital, and for other general corporate purposes.

Senior Notes and Registration Rights

On August 13, 2025, FET issued $450 million of senior unsecured notes due in 2033, in a private offering that included a registration rights agreement in which FET agreed to conduct an exchange offer of these senior notes for the like principal amounts registered under the Securities Act within 366 days of closing of the offering.

5. VARIABLE INTEREST ENTITIES

FET and its subsidiaries perform qualitative analyses based on control and economics to determine whether a variable interest classifies FET or its subsidiaries as the primary beneficiary (a controlling financial interest) of a VIE. An enterprise has a controlling financial interest if it has both power and economic control, such that an entity has: (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance; and (ii) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. FET consolidates a VIE when it is determined that it is the primary beneficiary.

At its inception, MAIT issued Class A membership interests to FET and Class B membership interests to FE PA predecessors (PN and ME). The Class A interests represent the functional equivalent of managing interests, providing FET with the power to direct the activities that most significantly impact MAIT’s performance. The Class B interests represent the functional equivalent of economic interest conveying no kick-out or participating rights over the Class A membership interests. Management concluded that MAIT is a VIE and that FET is the primary beneficiary because FET has exposure to the economics of MAIT and the power to direct the significant activities of MAIT through its ownership of the Class A membership interests. On January 1, 2024, FE PA, as successor-in-interest to PN and ME, transferred their respective Class B equity interests of MAIT to FE. FE ultimately contributed the MAIT Class B equity interests to FET in exchange for a special purpose membership interest in FET. The transfer of the Class B membership interests to FET during the first quarter of 2024 had no impact on MAIT’s classification as a VIE.

The following shows the carrying amounts and classification of the MAIT assets and liabilities included in the consolidated financial statements as of September 30, 2025, and December 31, 2024. Amounts exclude intercompany balances which were eliminated in consolidation. FET has not provided any guarantees or other credit support for the benefit of MAIT or MAIT’s creditors.

Assets	September 30, 2025	December 31, 2024
	(In millions)
Cash and cash equivalents	$95	$—
Receivables	36	32
Notes receivable from affiliated companies	88	5
Prepaid taxes and other current assets	5	2

Total current assets	224	39

Property, plant and equipment, net	4,063	3,558
Goodwill	224	224
Regulatory assets	7	18
Operating lease right-of-use asset	1	1
Other noncurrent assets	7	14

Total noncurrent assets	4,302	3,815

TOTAL ASSETS	$4,526	$3,854

Liabilities	September 30, 2025	December 31, 2024
	(In millions)
Accounts payable	$86	$90
Accrued interest	23	11
Accrued taxes	5	7
Other current liabilities	9	8

Total current liabilities	123	116

Long-term debt and other long-term obligations	1,474	1,276
Accumulated deferred income taxes	422	366
Other noncurrent liabilities	3	2

Total noncurrent liabilities	1,899	1,644

TOTAL LIABILITIES	$2,022	$1,760

6. REGULATORY MATTERS

FERC REGULATORY MATTERS

With respect to their transmission services and rates, the FET Subsidiaries are subject to regulation by FERC. Under the FPA, FERC regulates rates for transmission of electric power, accounting and other matters. FERC regulations require the FET Subsidiaries to provide open access transmission service at FERC-approved rates, terms and conditions. Transmission facilities of the FET Subsidiaries are subject to functional control by PJM, and transmission service using the FET Subsidiaries transmission facilities is provided by PJM under the PJM Tariff.

Federally enforceable mandatory reliability standards apply to the bulk electric system and impose certain operating, record-keeping and reporting requirements on the FET Subsidiaries. NERC is the ERO designated by FERC to establish and enforce these reliability standards, although NERC has delegated day-to-day implementation and enforcement of these reliability standards to six regional entities, including RFC. All of the facilities that the FET Subsidiaries operate are located within RFC’s footprint. FET actively participates in the NERC and RFC stakeholder processes, and otherwise monitors and manages its companies, including the FET Subsidiaries, in response to the ongoing development, implementation and enforcement of the reliability standards implemented and enforced by RFC.

FET and the FET Subsidiaries believe that they are in material compliance with all currently-effective and enforceable reliability standards. Nevertheless, in the course of operating its extensive electric utility systems and facilities FET and/or the FET Subsidiaries occasionally learns of isolated facts or circumstances that could be interpreted as excursions from the reliability standards. If and when such occurrences are found, FET and the FET Subsidiaries develops information about the occurrence and develops a remedial response to the specific circumstances, including in appropriate cases “self-reporting” an occurrence to RFC. Moreover, it is clear that NERC, RFC and FERC will continue to refine existing reliability standards as well as to develop and adopt new reliability standards. Any inability on FET’s and/or the FET Subsidiaries’ part to comply with the reliability standards for its bulk electric system could result in the imposition of financial penalties, or obligations to upgrade or build transmission facilities, that could have a material adverse effect on FET’s and/or the FET Subsidiaries’ financial condition, results of operations and cash flows.

FERC Audit

FERC’s Division of Audits and Accounting initiated a nonpublic audit of FESC in February 2019. Among other matters, the audit is evaluating FirstEnergy’s compliance with certain accounting and reporting requirements under various FERC regulations. On February 4, 2022, FERC filed the final audit report for the period of January 1, 2015 through September 30, 2021, which included several findings and recommendations that FirstEnergy has accepted. The audit report included a finding and related recommendation on FirstEnergy’s methodology for allocation of certain corporate support costs to regulatory capital accounts under certain FERC regulations and reporting. Effective in the first quarter of 2022 and in response to the finding, FirstEnergy implemented a new methodology for the allocation of these corporate support costs to regulatory capital accounts for its regulated distribution and transmission companies on a prospective basis. With the assistance of an independent outside firm, FirstEnergy completed an analysis during the third quarter of 2022 of these costs and how it impacted certain FERC-jurisdictional wholesale transmission customer rates for the audit period of 2015 through 2021. As a result of this analysis, FET reclassified certain transmission capital assets to operating expenses for the audit period. FET fully recovered approximately $91 million of the above costs reclassified to operating expenses in its transmission formula rate revenue requirements as of December 31, 2024.

On December 8, 2023, FERC audit staff issued a letter advising that two unresolved audit matters, primarily related to FirstEnergy’s plan to recover the reclassified operating expenses in formula transmission rates, were being referred to other offices within FERC for further review. On July 5, 2024 and September 26, 2024, the FERC Office of Enforcement issued additional data requests related to the 2022 reclassification of operating expenses, to which FirstEnergy replied. On September 10, 2024 and January 13, 2025, the FERC Office of Enforcement issued further data requests related to a matter unrelated to FET, to which FirstEnergy responded. If the FERC Office of Energy Market Regulation and the FERC Office of Enforcement were to successfully challenge the recovery of the 2022 reclassified operating expenses and formula transmission rates it could have a material adverse effect on the FET Subsidiaries’ financial conditions, result of operations, and cash flows.

Transmission ROE Incentive

On February 24, 2022, the OCC filed a complaint with FERC against ATSI, AEP’s Ohio affiliate and American Electric Power Service Corporation, and Duke Energy Ohio, Inc. asserting that FERC should reduce the ROE utilized in the utilities’ transmission formula rates by eliminating the 50 basis point adder associated with RTO membership, effective February 24, 2022. The OCC contends that this result is required because Ohio law mandates that transmission owning utilities join an RTO and that the 50 basis point adder is applicable only where RTO membership is voluntary. On December 15, 2022, FERC denied the complaint as to ATSI and Duke Energy Ohio, Inc., but granted it as to AEP’s Ohio affiliate. AEP’s Ohio affiliate and OCC appealed FERC’s orders to the Sixth Circuit. On January 17, 2025, the Sixth Circuit ruled that the 50 basis point adder is available only where RTO membership is voluntary, that Ohio law requires Ohio’s transmission utilities to be members of an RTO, and that it was unlawful for FERC to excise the adder from AEP’s Ohio affiliate rates, but not from the Duke Energy Ohio, Inc. and ATSI rates. During 2024, as a result of the ruling, ATSI recognized a $46 million pre-tax charge, with interest, of which $42 million is reported in “Transmission Revenues” and $4 million is reported in “Miscellaneous income, net” on the Consolidated Statements of Income to reflect the expected refund owed to transmission customers back to February 24, 2022. On March 3, 2025, FirstEnergy filed for rehearing en banc, and Duke Energy Ohio, Inc. and AEP’s Ohio affiliate also filed for rehearing, which was denied by the Sixth Circuit on March 26, 2025. On April 16, 2025, the Sixth Circuit agreed to hold the case pending further appeal to the Supreme Court of the U.S. On June 20, 2025 and June 24, 2025, ATSI and AEP’s Ohio affiliate, respectively, applied for the Supreme Court of the U.S. to review the Sixth Circuit’s decision. The parties submitted their briefings and the case is pending before the Supreme Court of the U.S.

Transmission ROE Methodology

A proposed rulemaking proceeding concerning transmission rate incentives provisions of Section 219 of the 2005 Energy Policy Act was initiated in March of 2020 and remains pending before FERC. Among other things, the rulemaking explored whether utilities should collect an “RTO membership” ROE incentive adder for more than three years. FirstEnergy is a member of PJM, and its transmission subsidiaries could be affected by the proposed rulemaking. FirstEnergy participated in comments on the supplemental rulemaking that were submitted by a group of PJM transmission owners and by various industry trade groups. If there were to be any changes to the FET Subsidiaries’ transmission incentive ROE, such changes will be applied on a prospective basis; provided however, due to the Sixth Circuit’s ruling in the “Transmission ROE Incentive” matter described above, ATSI is collecting the ROE incentive adder subject to refund.

Transmission Planning Supplemental Projects

On September 27, 2023, the OCC filed a complaint against ATSI, PJM and other transmission utilities in Ohio alleging that the PJM Tariff and operating agreement are unjust, unreasonable, and unduly discriminatory because they include no provisions to ensure PJM’s review and approval for the planning, need, prudence and cost-effectiveness of the PJM Tariff Attachment M-3 “Supplemental Projects.” Supplemental Projects are projects that are planned and constructed to address local needs on the transmission system. The OCC demands that FERC: (i) require PJM to review supplemental projects for need, prudence and cost-effectiveness; (ii) appoint an independent transmission monitor to assist PJM in such review; and (iii) require that Supplemental Projects go into rate base only through a “stated rate” procedure whereby prior FERC approval would be needed for projects with costs that exceed an established threshold. Subsequently, intervenors expanded the scope of this proceeding to all of the transmission utilities in PJM. The FET Subsidiaries and the other transmission utilities in Ohio and PJM filed comments.

Local Transmission Planning Complaint

On December 19, 2024, the Industrial Energy Consumers of America, a group representing large industrial customers, and state consumer advocates filed a complaint at FERC that asserts that transmission owners are overbuilding “local transmission facilities” with corresponding unjustified increases in transmission rates. The complaint demands that FERC: (i) prohibit transmission owners from planning “local transmission facilities” that are rated at 100kV or higher, (ii) appoint “independent transmission monitors” to conduct such planning, and (iii) condition construction of local transmission facilities on the facility having been planned by the “independent transmission monitor.” FirstEnergy is participating in this matter through a consortium of PJM transmission owners and through certain trade groups, including EEI. FirstEnergy together with the PJM transmission owners filed a motion to dismiss the complaint on March 20, 2025, which is pending before FERC. FET is unable to predict the outcome or estimate the impact that this complaint may have on the FET Subsidiaries, however, whether this lawsuit moves forward could have a material impact on FET’s transmission capital investment strategy.

Valley Link Formula Transmission Rate

Valley Link is a joint venture between FET, AEP and Dominion, and was formed to submit applications to construct transmission solutions to identified transmission reliability issues. In 2024, Valley Link submitted a portfolio of transmission solutions to the reliability issues that were the subject of the PJM 2024 RTEP Window 1 planning process. On February 26, 2025, PJM selected approximately $3.0 billion of the transmission solutions proposed by Valley Link for construction through PJM’s “baseline” RTEP process. On March 14, 2025, the Valley Link joint venture filed an application for forward-looking formula transmission rates to provide for cost recovery for the portfolio of selected projects. Among other things, the transmission rate application provides for a capital structure of 40% debt and 60% equity, and a base ROE of 10.9% with associated templates and protocols, as well as transmission rate incentives, including the abandonment rate incentive, the CWIP rate incentive, the RTO participation adder incentive, the hypothetical capital structure incentive, and the precommercial regulatory asset incentive. On April 4, 2025, certain parties filed protests of certain elements of the proposed formula rate and requested transmission incentives, to which Valley Link responded on April 21, 2025. On April 8, 2025, PJM also sought to intervene in the matter. On May 14, 2025, FERC issued an initial order that, among other things, accepted the requested abandonment rate incentive, CWIP rate incentive, RTO participation adder incentive, and precommercial regulatory asset rate incentive, and allowed the formula rate to go into effect on May 14, 2025, as requested, subject to refund, pending further settlement and hearing proceedings. An initial settlement conference was held on June 26, 2025, and a procedural schedule for the initial phase of the settlement process was agreed upon. The capital structure incentive and the other open rate design matters are being addressed in confidential settlement negotiations.

Abandonment Transmission Rate Incentive

On February 26, 2025, PJM completed its 2024 Regional Transmission Expansion Plan Open Window 1 process and, among other actions, designated each of ATSI and PE to construct certain transmission projects. On July 11, 2025, ATSI and PE filed a joint application for the abandonment incentive with FERC, which was approved on September 9, 2025. Effective September 10, 2025, ATSI and PE each became eligible to recover 50% of the project costs incurred prior to September 10, 2025, and 100% of the project costs incurred thereafter for any projects subsequently cancelled for reasons beyond the control of utility management.

Large Load Interconnection Rulemaking

On October 23, 2025, the U.S. Secretary of Energy directed FERC to conduct a rulemaking procedure to develop regulations that would speed interconnection to the transmission system of large loads, including “Artificial Intelligence” data centers and “hybrid” data center/generation facilities. The Energy Secretary advanced 14 principles to guide this outcome, including that such large loads should be responsible for paying the costs of any network transmission upgrades required for interconnection of such large loads, and that these large loads should have the option for building such network transmission system upgrades. The Energy Secretary requested that FERC take final action by April 30, 2026. On October 27, 2025, FERC noticed the Energy Secretary’s directive for comment, and established November 28, 2025, as the deadline for all comments and replies thereto. FET is evaluating its options for participating in this proceeding. FET is evaluating its options for participating in this proceeding and cannot predict the outcome of this proceeding.

7. COMMITMENTS, GUARANTEES AND CONTINGENCIES

GUARANTEES AND OTHER ASSURANCES

FET has various financial and performance guarantees and indemnifications, which can be issued in the normal course of business. These contracts include stand-by LOCs and surety bonds. FET enters into these arrangements to facilitate commercial transactions with third parties by enhancing the value of the transaction to the third party. The maximum potential amount of future payments FET and the FET Subsidiaries could be required to make under these guarantees as of September 30, 2025 was $47 million, as summarized below:

Guarantees and Other Assurances	Maximum Exposure
(In millions)
Surety Bonds(1)	$34
LOCs	13

Total Guarantees and Other Assurances	$47

(1)

Surety Bonds are not tied to a credit rating, and their impact assumes maximum contractual obligations, which is ordinarily 100% of the face amount of the surety bond except with respect to $1 million of surety bond obligations for which the collateral obligation is capped at 60% of the face amount, and typical obligations require 30 days to cure.

COLLATERAL AND CONTINGENT-RELATED FEATURES

In the normal course of business, FET and the FET Subsidiaries may enter into physical or financially settled contracts. Certain agreements contain provisions that require FET or the FET Subsidiaries to post collateral. This collateral may be posted in the form of cash or credit support with thresholds contingent upon FET’s or the FET Subsidiaries’ credit rating from each of the major credit rating agencies. The collateral and credit support requirements vary by contract and by counterparty. FET and the FET Subsidiaries have posted $13 million of collateral, in the form of LOCs, as of September 30, 2025.

ENVIRONMENTAL MATTERS

Various federal, state and local authorities regulate FET with regard to air and water quality, hazardous and solid waste management and disposal, and other environmental matters. While FET’s environmental policies and procedures are designed to achieve compliance with applicable environmental laws and regulations, such laws and regulations are subject to periodic review and potential revision by the implementing agencies. FET cannot predict the timing or ultimate outcome of any of these reviews or how any future actions taken as a result thereof may materially impact its business, results of operations, cash flows and financial condition.

OTHER LEGAL PROCEEDINGS

There are various lawsuits, claims and proceedings related to FET’s normal business operations pending against FET or its subsidiaries. The loss or range of loss in these matters is not expected to be material to FET or its subsidiaries. The other potentially material items not otherwise discussed above are described under Note 6, “Regulatory Matters,” of the Notes to Consolidated Financial Statements.

FET accrues legal liabilities only when it concludes that it is probable that it has an obligation for such costs and can reasonably estimate the amount of such costs. In cases where FET determines that it is not probable, but reasonably possible that it has a material obligation, it discloses such obligations and the possible loss or range of loss if such estimate can be made. If it were ultimately determined that FET or its subsidiaries have legal liability or are otherwise made subject to liability based on any of the matters referenced above, it could have a material adverse effect on FET’s or its subsidiaries’ financial condition, results of operations and cash flows.

8. TRANSACTIONS WITH AFFILIATES

In addition to the intercompany income tax allocation and the short-term borrowing arrangement, FET and its subsidiaries have revenues, operating expense and interest expense transactions with affiliated companies, primarily FESC and the Electric Companies. The affiliated company transactions during the three and nine months ended September 30, 2025 and 2024, are as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
	(In millions)
Revenues	$4	$4	$13	$13
Other operating expenses:
Ground lease expense	6	6	18	19
FESC support services (1)	67	59	190	170
Other affiliate support services (1)	27	36	91	90
Interest income	3	4	12	7
Interest expense	—	—	2	7

(1)

Includes amounts capitalized of $54 million and $43 million for the three months ended September 30, 2025 and 2024, respectively, and $156 million and $130 million for the nine months ended September 30, 2025 and 2024, respectively.

FE does not bill directly or allocate any of its costs to any subsidiary company. FESC provides corporate support and other services, including executive administration, accounting and finance, risk management, human resources, corporate affairs, communications, information technology, legal services and other similar services at cost, in accordance with its cost allocation manual, to affiliated FirstEnergy companies under FESC agreements. Allocated costs are for services that are provided on behalf of more than one company, or costs that cannot be precisely identified and are allocated using formulas developed by FESC. Intercompany transactions are generally settled under commercial terms within thirty days.

As FET and its subsidiaries do not have employees, employees from the Electric Companies perform maintenance and project work in support of FET and its subsidiaries. Labor and overhead costs associated with these activities are charged by the affiliates to FET’s subsidiaries at cost.

As regulated money pool participants, the FET Subsidiaries have the ability to borrow from each other, regulated affiliates and the FE holding company to meet their short-term working capital requirements. FET had a similar but separate arrangement with FE’s unregulated money pool participants. As of June 1, 2024, FET is no longer participating in the unregulated money pool. Affiliated company notes receivables and payables related to the money pool are reported as “Notes receivable from affiliated companies” or “Short-term borrowings - affiliated companies” on the Consolidated Balance Sheets. Affiliate accounts receivable and accounts payable balances relate to intercompany transactions that have not yet settled through the money pool.

FET and its subsidiaries are parties to an intercompany income tax allocation agreement with FirstEnergy that provides for the allocation of consolidated tax liabilities. For periods subsequent to the closing of the FET Equity Interest Sale, FET and its subsidiaries no longer are members of the FirstEnergy consolidated group for federal income tax purposes and, instead, will file their own consolidated federal income tax return and have their own income tax allocation agreement. See Note 3, “Income Taxes,” of the Notes to Consolidated Financial Statements for additional information.

In addition to service costs, interest on obligations, expected return on plan assets, and prior service costs, FirstEnergy recognizes in net periodic benefit costs a pension and OPEB mark-to-market adjustment for the change in the fair value of plan assets and net actuarial gains and losses annually in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for a remeasurement. FET’s subsidiaries are allocated a portion of net periodic benefit costs from affiliates. These amounts are expected to be refunded or recovered through formula transmission rates. Additionally, other pension and OPEB net periodic costs (credits) allocated to FET’s subsidiaries from affiliates were approximately $9 million and $8 million for the nine months ended September 30, 2025 and 2024, respectively.

FET presents FE’s ownership of FET’s special purpose membership interest net assets and net income as NCI, which is included as a component of equity on FET’s Consolidated Balance Sheets.

ATSI has a ground lease with the Ohio Companies and FE PA under an operating lease agreement. Land use is rented to ATSI under the terms and conditions of a ground lease. ATSI, the Ohio Companies and FE PA reserve the right to use (and to permit authorized others to use) the land for any purpose that does not cause a violation of electrical safety code or applicable law, or does not impair ATSI’s ability to satisfy its service obligations. Additional uses of such land for ATSI’s facilities requires prior written approval from the applicable operating companies. ATSI purchases directly any new property acquired for transmission use. ATSI makes fixed quarterly lease payments for the ground lease through December 31, 2049, unless terminated prior to maturity, or extended by ATSI for up to 10 additional successive periods of 50 years each.

MAIT has a ground lease with FE PA under an operating lease agreement. FE PA reserves the right to use (and to permit authorized others to use) the land for any purpose that does not cause a violation of electrical safety code or applicable law, or does not impair MAIT’s ability to satisfy its service obligations. Additional uses of such land for MAIT’s facilities require prior written approval from the applicable operating company. MAIT purchases directly any new property acquired for transmission use. MAIT makes variable quarterly lease payments through January 1, 2043, unless terminated prior to maturity, or extended by MAIT for up to two additional successive periods of 25 years each and one successive term of 24 years.

FirstEnergy Transmission, LLC

Offer to Exchange

$450,000,000 aggregate principal amount of 4.750% Senior Notes due 2033

(CUSIP Nos. 33767B AJ8 and U3200V AG5)

that have not been registered under the Securities Act

for

$450,000,000 aggregate principal amount of 4.750% Senior Notes due 2033

(CUSIP No. 33767B AK5)

registered under the Securities Act

PROSPECTUS

The exchange offer will expire at 5:00 P.M., New York City time,

on January 7, 2026, unless extended.